Exhibit 10.2

EXECUTION VERSION

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT WERE OMITTED AND REPLACED WITH “[...***...].” A COMPLETE VERSION OF THIS EXHIBIT HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO AN APPLICATION REQUESTING CONFIDENTIAL TREATMENT PURSUANT TO RULE 24b-2 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

AMENDED AND RESTATED

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

by and among

BEIGENE, LTD.

and

CELGENE CORPORATION

and

CELGENE SWITZERLAND LLC

Originally executed on July 5, 2017, and entered into as of August 31, 2017

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 OVERVIEW; GOVERNANCE		16

2.1	Overview.	16
2.2	Governance.	17
2.3	Joint Steering Committee.	17
2.4	Joint Development Committee.	20

ARTICLE 3 DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION		21

3.1	Development, Manufacturing and Commercialization in the Celgene Territory in the Field.	21
3.2	Basket Studies.	23
3.3	Development, Manufacturing and Commercialization in the BeiGene Territory in the Field.	25
3.4	Development, Manufacturing and Commercialization in the Heme Field.	28
3.5	BeiGene Combination Research in the Celgene Territory with other BeiGene Products.	31
3.6	Subcontracting.	31
3.7	Celgene Right of First Negotiation for PD-L1 Antagonist.	32

ARTICLE 4 REGULATORY		33

4.1	General	33
4.2	[Intentionally Omitted]	33
4.3	Existing Regulatory Materials for Celgene Territory.	33
4.4	Regulatory Matters in the Celgene Territory in the Field.	34
4.5	Regulatory Matters in the BeiGene Territory; Regulatory Matters in the Heme Field.	35
4.6	Recalls	37
4.7	Pharmacovigilance.	37
4.8	Inability to Separate Regulatory Filings in the Celgene Territory	38

ARTICLE 5 TECHNOLOGY TRANSFER AND ASSISTANCE		39

5.1	General	39
5.2	Specific Transition Assistance	39
5.3	Manufacturing Technology Transfer	39
5.4	Inventory Transfer	40
5.5	[Intentionally Omitted]	40
5.6	Transition Plan	40

ARTICLE 6 COMPLIANCE		40

6.1	General	40

6.2	Animal Research	41
6.3	Use of Human Materials	41
6.4	Compliance with Ethical Business Practices	41
6.5	Governments and International Public Organizations	41
6.6	No Authority	42
6.7	Exclusions Lists	42

ARTICLE 7 LICENSE GRANT; CERTAIN COVENANTS		42

7.1	Licenses.	42
7.2	No Implied Licenses	43
7.3	Sublicenses and Third Party Licenses	43
7.4	BeiGene Exclusivity.	44
7.5	Celgene Exclusivity – Competing Product	44
7.6	Section 365(n) of the Bankruptcy Code	46
7.7	Heme Field	46
7.8	[...***...] Limited Exclusivity	46

ARTICLE 8 FINANCIAL TERMS		47

8.1	Upfront Payment	47
8.2	Equity Agreement	47
8.3	Development Costs for Basket Studies.	48
8.4	Development Milestones.	50
8.5	Sales Milestones.	51
8.6	Royalties.	51
8.7	Additional Payment Terms.	56
8.8	Records Retention; Audit.	57

ARTICLE 9 INTELLECTUAL PROPERTY		58

9.1	Ownership.	58
9.2	Prosecution and Maintenance of BeiGene Patents; Joint Patents.	59
9.3	Enforcement of BeiGene Patents and Joint Patents.	61
9.4	Patent Term Extensions	65
9.5	Regulatory Data Protection	65
9.6	Common Interest Agreement	65
9.7	Defense of Claims Brought by Third Parties	65

ARTICLE 10 CONFIDENTIALITY		66

10.1	Nondisclosure	66
10.2	Compound Specific Confidential Information	67
10.3	Exceptions.	67
10.4	Authorized Disclosure.	67
10.5	Terms of this Agreement	69
10.6	Securities Filings; Legal Requirements	69
10.7	Publicity.	69
10.8	Publication of Results.	70
10.9	Use of Names	71
10.10	Clinical Trials Registry	71

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

10.11	Relationship to Existing Confidentiality Agreement	71

ARTICLE 11 REPRESENTATIONS AND WARRANTIES; COVENANTS		71

11.1	Representations and Warranties of Both Parties	71
11.2	Representations and Warranties of BeiGene	72
11.3	Covenants.	75
11.4	Disclaimer	77

ARTICLE 12 INDEMNIFICATION; INSURANCE		77

12.1	Indemnification by Celgene	77
12.2	Indemnification by BeiGene	78
12.3	Procedure	78
12.4	Insurance	79
12.5	LIMITATION OF LIABILITY	79

ARTICLE 13 LICENSE TERM AND TERMINATION		79

13.1	Term; Expiration.	79
13.2	Termination for Material Breach.	80
13.3	Voluntary Termination	81
13.4	Termination for Bankruptcy	81
13.5	Effects of Expiration or Termination; Additional Remedies	81
13.6	Survival of Sublicensees	84
13.7	Automatic Reimbursement Payments	84
13.8	Surviving Provisions.	84
13.9	Relationship to Equity Agreement	85

ARTICLE 14 MISCELLANEOUS		85

14.1	Severability	85
14.2	Notices	85
14.3	Force Majeure	86
14.4	Assignment.	86
14.5	Waivers and Modifications	88
14.6	Choice of Law	88
14.7	Dispute Resolution.	88
14.8	Relationship of the Parties	89
14.9	No Third Party Rights	89
14.10	Entire Agreement	89
14.11	Counterparts	89
14.12	Equitable Relief; Cumulative Remedies	90
14.13	Interpretation.	90
14.14	Further Assurances	91
14.15	Performance by Affiliates	91
14.16	Celgene Parties	91

ARTICLE 15 Government Approvals.		91

15.1	Efforts.	92
15.2	HSR/Antitrust Filings	92

15.3	Information Exchange	92
15.4	Assistance Unrelated to Antitrust Law	93
15.5	No Further Obligations	93

LIST OF EXHIBITS

Exhibit A	Equity Agreement
Exhibit B	Basket Program High-Level Plan
Exhibit C	Form of Press Release

LIST OF SCHEDULES

Schedule 1.12	BeiGene Patents
Schedule 1.13	BeiGene Territory
Schedule 1.57(a)	Licensed Compound – BGB A317
Schedule 9.2.1	Celgene Controlled Patents
Schedule 11.2.13	Existing Product Agreements

AMENDED AND RESTATED

EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

This AMENDED AND RESTATED EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT (this “Agreement”) is entered into as of August 31, 2017 (the “Amended Execution Date”) and made effective as of the Effective Date (as defined in Section 15.2) by and among BeiGene, Ltd., a  corporation organized under the laws of the Cayman Islands (“BeiGene”), and Celgene Corporation, a Delaware corporation (“Celgene Corp.”), with respect to all rights and obligations of Celgene under this Agreement in the United States (subject to Section 14.16), and Celgene Switzerland LLC, a Delaware limited liability company (“Celgene LLC”), with respect to all rights and obligations of Celgene under this Agreement outside of the United States (subject to Section 14.16) (Celgene Corp. and Celgene LLC together, “Celgene”).  Celgene and BeiGene are each referred to herein by name or as a “Party” or, collectively, as the “Parties”.

RECITALS

WHEREAS, BeiGene controls certain intellectual property related to the Licensed Compounds (as defined below), Licensed Products (as defined below) and Licensed Diagnostic Products (as defined below) for use in the Field (as defined below);

WHEREAS, Celgene has experience in the development and commercialization of pharmaceutical products in the Celgene Territory (as defined below);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which, among other things, BeiGene grants to Celgene exclusive rights with respect to the development, manufacture and commercialization of Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Celgene Territory for use in the Field, on the terms and subject to the conditions set forth herein; and

WHEREAS, Celgene and BeiGene previously entered into that certain Exclusive License and Collaboration Agreement (the “Original Agreement”) entered into as of July 5, 2017 (the “Execution Date”) and now desire to amend and restate the Original Agreement in its entirety and replace the Original Agreement with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following capitalized terms will have the respective meanings set forth below.

1.1       “Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) or, to the extent that Celgene adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” means IFRS, in either case consistently applied.

1.2       “Affiliate” means any Person which, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party.  For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person means (a) direct or indirect ownership of more than fifty percent (50%) of the voting securities or other voting interest of any Person (including attribution from related parties), or (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, as a general partner, as a manager, or otherwise.

1.3       “Annual Net Sales” means, on a Licensed Product-by-Licensed Product basis (but excluding Licensed Diagnostic Products), total Net Sales by Celgene, its Affiliates and Sublicensees in the Celgene Territory of such Licensed Product in a particular Calendar Year.

1.4       “Antitrust Law” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder (the “HSR Act”), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Laws related to merger control or designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, in the United States and all states and territories thereof.

1.5       “API” means an active pharmaceutical ingredient or any compound being Developed as a potential active pharmaceutical ingredient.

1.6       “Basket Indication” means an Indication in the Field that is the specific subject of a Basket Study as identified in the Basket Program Development Plan.

1.7       “Basket Program” means the collection of Basket Studies under the Basket Program Development Plan in accordance with Section 3.2.

1.8       “Basket Study” means a given Registrational Clinical Trial (and all other related Clinical Trials necessary to conduct such Registrational Clinical Trial) for Licensed Product for a given Indication in the Field that is included in the Basket Program Development Plan.

1.9       “BeiGene IP” means the BeiGene Patents, the BeiGene Know-How and BeiGene’s interest in the Joint Patents and Joint Know-How.

1.10     “BeiGene Know-How” means any and all Know-How that is Controlled by BeiGene or any of its Affiliates as of the Execution Date or at any time thereafter until the end of the Term that is necessary or useful for the Development, Manufacture or Commercialization of any Licensed Compound, Licensed Product (including as a Single Agent Regimen, Combination Regimen or otherwise) or Licensed Diagnostic Product, including (a) all Product Biological and Chemical Materials Controlled by BeiGene or any of its Affiliates, (b) BeiGene Inventions and (c) all data from any Clinical Trials of Licensed Compound, Licensed Product or Licensed Diagnostic Product conducted by or on behalf of BeiGene (or any of its Affiliates or sublicensees, but excluding Celgene and its Affiliates); but excluding any Joint Know-How.

1.11     “BeiGene’s Knowledge” means [...***...], having duly inquired of all direct reports concerning the matter in question, but having no further duty to make any other inquiries.

1.12     “BeiGene Patents” means any and all Patents that are Controlled by BeiGene or any of its Affiliates as of the Execution Date or at any time thereafter until the end of the Term that claim or Cover (a) any Licensed Compound, Licensed Product (including as a Single Agent Regimen, Combination Regimen or otherwise) or Licensed Diagnostic Product, or the Development, Manufacture or Commercialization of any of the foregoing, or (b) any BeiGene Know-How, including the Patents that are set forth on Schedule 1.12; but excluding the Joint Patents.

1.13     “BeiGene Territory” means the countries set forth on Schedule 1.13 and their respective territories and possessions.

1.14     “Biosimilar Product” means, with respect to a Licensed Product in a given country in the Celgene Territory, a Third Party biologic product that is licensed by a Regulatory Authority as a biosimilar or bioequivalent to such Licensed Product pursuant to applicable Laws, including the Biologics Price Competition and Innovation Act of 2009, the United States Patient Protection and Affordable Care Act. For purposes of clarity, a biologic product will be deemed to be biosimilar or bioequivalent to a Licensed Product for purposes of this definition if such Licensed Product is used as the reference product in the application or submission made with respect to such biologic product under applicable Laws.

1.15     “Biomarker” means a parameter or characteristic in a patient or Patient Sample, the measurement of which is useful (a) for purposes of selecting appropriate therapies or patient populations or monitoring therapies for such patient and/or (b) for predicting the outcome of a particular treatment of such patient.

1.16     “Business Day” means a day on which banking institutions in New York City, New York and in Shanghai, China are open for business, excluding any Saturday or Sunday.

1.17     “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on the last day of March, June September, or December, respectively; provided that the final Calendar Quarter will end on the last day of the Term.

1.18     “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) consecutive calendar months beginning on January 1 and ending on December 31; provided that the final Calendar Year will end on the last day of the Term.

1.19     “Celgene Collaboration IP” means any Patents or Know-How, or Celgene’s and/or its Affiliates’ interest therein, that is (a) developed or generated by or on behalf of Celgene and/or its Affiliate(s) in the conduct of the Collaboration during the Term and derived from the use of BeiGene Know-How or Joint Know-How disclosed or transferred by BeiGene or its Affiliates to Celgene or its Affiliates (for clarity, including Licensed Compound and Licensed Products), (b)  Controlled by Celgene or its Affiliate(s), (c)  solely related to the Licensed Product

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(and not to any other proprietary products of Celgene or any of its Affiliates) and (d)  necessary or useful for the Development, Manufacture and/or Commercialization of any Licensed Compound(s) or Licensed Product(s) by BeiGene or its Affiliates or licensees (i) in the BeiGene Territory (other than in the Heme Field) or, (ii) after [...***...] in the Heme Field anywhere in the world.  Any Patents owned or Controlled by Celgene or its Affiliates arising after the Effective Date that Cover the Celgene Collaboration IP are referred to herein as the “Celgene Collaboration Patents.”

1.20     “Celgene Indications” means all Indications in the Field except for the Basket Indications.

1.21     “Celgene Proprietary IP” means any Patents or Know-How, or Celgene’s and/or its Affiliates’ interest therein, that is (a) developed or generated by or on behalf of Celgene and/or its Affiliate(s) in the conduct of the Collaboration during the Term and derived from the use of BeiGene Know-How or Joint Know-How disclosed or transferred by BeiGene or its Affiliates to Celgene or its Affiliates (for clarity, including Licensed Compound and Licensed Products), (b) Controlled by Celgene or its Affiliate(s), (c)  related (but not solely related) to the Licensed Product (and not to any other proprietary products of Celgene or any of its Affiliates except if such proprietary product is in a Combination Regimen) and (d) necessary for the Development, Manufacture and/or Commercialization of any Licensed Compound(s) or Licensed Product(s) by BeiGene or its Affiliates or licensees (i) in the BeiGene Territory (other than in the Heme Field), including in a Combination Regimen, or, (ii) after [...***...] in the Heme Field anywhere in the world. Celgene Proprietary IP expressly excludes Celgene Collaboration IP.

1.22     “Celgene Territory” means worldwide, excluding the BeiGene Territory.

1.23     “China SPA Closing Date” means the Closing Date of the Sale and Purchase Agreement by and between Celgene Holdings East Corporation and BeiGene (Hong Kong) Co., Limited dated as of the Execution Date.

1.24     “Clinical Superiority” means, with respect to a given Licensed Product for a given Indication in the Field, meeting [...***...].

1.25     “Clinical Trial” means a human clinical trial, including any Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial or Registrational Clinical Trial, any study incorporating more than one of these phases, or any human clinical trial commenced after Regulatory Approval.

1.26     “COGS” or “Cost of Goods Sold” means (a) if BeiGene is manufacturing Licensed Compound or Licensed Product, the fully-burdened aggregate reasonable, documented and verifiable direct and indirect costs and expenses incurred and recorded in manufacturing such  Licensed Compound or Licensed Product consisting solely of:  (i) [...***...] or (b) if a Third Party is supplying Licensed Compound or Licensed Product, the reasonable, documented and verifiable external out-of-pocket costs paid by BeiGene (or its Affiliates) to such Third Party to the extent specifically identifiable to the supply of such Licensed Compound or Licensed Product as determined in accordance with the applicable Accounting Standards

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.27     “Collaboration” means the activities performed or to be performed by a Party or Parties, or their respective Affiliates, as the case may be, relating to the Development, Manufacturing and Commercialization of Licensed Compounds and Licensed Products under this Agreement.

1.28     “Combination Regimen” means, with respect to a given Licensed Product for a given Indication, intended use of such Licensed Product for such Indication together with one or more other pharmaceutical products (the “Other Product”) as two or more entities of active ingredients in a combination therapy, including concomitant or sequential therapy, either (a) in a Clinical Trial for such Licensed Product for such Indication as set forth in the protocol for such Clinical Trial or (b) for commercial sale for such Indication as set forth in the approved label for such Licensed Product.  For clarity, an Other Product could be [...***...].

1.29     “Commercialization” means any and all activities directed to the manufacturing (including Manufacturing) of commercial supply of a product (or related diagnostic product, if applicable), marketing, detailing, promotion and seeking of pricing and reimbursement of such products (if applicable), whether before or after Regulatory Approval has been obtained (including making, having made, using, importing, selling and offering for sale such product (or related diagnostic product, if applicable), and will include marketing, promoting, detailing, market research, distributing, order processing, handling returns and recalls, booking sales, customer service, administering and commercially selling such products, importing, exporting and transporting such products for commercial sale, and all regulatory compliance with respect to the foregoing.  When used as a verb, “Commercialize” means to engage in Commercialization.

1.30     “Commercially Reasonable Efforts” means, with respect to a Party in relation to an obligation under this Agreement, such efforts that are consistent with the efforts and resources normally used by such Party in the exercise of its commercially reasonable business practices relating to performance of an obligation for a similar compound or product (including the research, development, manufacture and commercialization of a compound or product), as applicable, at a similar stage in its research, development or commercial life as the relevant Licensed Compound or Licensed Product, and that has commercial and market potential similar to the relevant Licensed Compound or Licensed Product, taking into account issues of [...***...].

1.31     “Competing Product” means a pharmaceutical product (other than a Licensed Product) that contains, as its active ingredient, [...***...].  For clarity, any pharmaceutical product (other than a Licensed Product) that contains, as its active ingredient, a molecule that binds simultaneously to [...***...], unless [...***...].

1.32     “Confidential Information” means, with respect to a Party, all confidential and proprietary information and materials, including Know-How, marketing plans, strategies, and customer lists, in each case, that are disclosed by or on behalf of such Party to the other Party, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other Party by or on behalf of the disclosing Party in oral, written, visual, graphic or electronic form, in each case, pursuant to this Agreement.

1.33     “Control”, “Controls” or “Controlled” means, with respect to any intellectual property (including Patents and Know-How) or Confidential Information, the ability of a Party

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(whether through ownership or license (other than a license granted in this Agreement)) to grant to the other Party the licenses or sublicenses as provided herein, or to otherwise disclose such intellectual property or Confidential Information to the other Party, without violating the terms of any then-existing agreement with any Third Party at the time such Party would be required hereunder to grant the other Party such license or sublicenses as provided herein or to otherwise disclose such intellectual property or Confidential Information to the other Party.

1.34     “Cost Plus Basis” means, with respect to Development Costs, an amount equal to [...***...] such Development Costs (i.e., the amount of the Development Costs [...***...]).

1.35     “Cover”, “Covering” or “Covered” means, with reference to a Patent, that use, offer for sale, sale or importation of a compound would infringe a Valid Claim of such Patent  in the country in which such activity occurs without a license thereto (or ownership thereof).

1.36     “Development” means (a) research activities (including drug discovery, identification, synthesis, modification and enhancement) with respect to a product (or related diagnostic product, as applicable) and (b) preclinical and clinical drug development activities, and other development activities, with respect to a product (or related diagnostic product, as applicable), including test method development and stability testing, toxicology, formulation, process development, qualification and validation, manufacture scale-up, development-stage manufacturing (including Manufacturing), quality assurance/quality control, Clinical Trials (including Clinical Trials and other studies commenced after Regulatory Approval), statistical analysis and report writing, the preparation and submission of INDs and MAAs, regulatory affairs with respect to the foregoing and all other activities related to obtaining or maintaining a Regulatory Approval.  When used as a verb, “Develop” means to engage in Development.

1.37     “Development Costs” means, with respect to a given Basket Study, the reasonable, documented and verifiable [...***...].  Development Costs expressly exclude [...***...].

1.38     “Dollars” or “$” means the legal tender of the United States.

1.39     “Equity Agreement” means that certain Share Subscription Agreement entered into as of the Execution Date by and between Celgene LLC and BeiGene, in the form attached hereto as Exhibit A.

1.40     “EU” means all countries that are officially recognized as member states of the European Union at any particular time.

1.41     “Executive Officers” means [...***...].

1.42     “Existing Regulatory Materials” means the Regulatory Materials held by or on behalf of BeiGene or any of its Affiliates as of the Execution Date related to a Licensed Compound, Licensed Product or Licensed Diagnostic Product in the Field in the Celgene Territory.

1.43     “Field” means any and all uses or purposes for humans, including the treatment, prophylaxis, palliation, diagnosis or prevention of any human disease, disorder or condition, but excluding the Heme Field.  For the avoidance of doubt, the Field shall include research and development in animals for human indications.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.44     “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis in the Celgene Territory, the first sale of such Licensed Product in such country for use or consumption by the general public (following receipt of all Regulatory Approvals that are legally required in order to sell such Licensed Product in such country) for use in the Field and for which any of Celgene or its Affiliates or Sublicensees has invoiced sales of such Licensed Product in such country; provided, however, that the following will not constitute a First Commercial Sale: (a) any sale to an Affiliate or Sublicensee unless the Affiliate or Sublicensee is the last entity in the distribution chain of the Licensed Product; or (b) any use of such Licensed Product in Clinical Trials or non-clinical development activities with respect to such Licensed Product by or on behalf of a Party, or disposal or transfer of such Licensed Product for a bona fide charitable purpose, compassionate use or samples.

1.45     “Good Clinical Practices” or “GCP” means, as applicable, (a) the then-current standards, practices and procedures promulgated or endorsed by the FDA for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of clinical trials, including the requirements set forth in 21 C.F.R. Parts 11, 50, 54, 56, 312, and 314 and including any related regulatory requirements imposed by the FDA, and (b) any comparable regulatory standards, practices and procedures in jurisdictions outside of the U.S., in each case as they may be updated from time to time, that provide assurance that the data and reported results are credible and accurate, and that the rights, integrity, and confidentiality of trial subjects are protected.

1.46     “Good Laboratory Practices” or “GLP” means, as applicable, (a) the then-current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (b) any comparable regulatory standards in jurisdictions outside the U.S., in each case as they may as they may be updated from time to time.

1.47     “Good Manufacturing Practices” or “cGMP” means, as applicable, (a) the then-current good manufacturing practices required by the FDA, as defined in 21 C.F.R. Parts 210 and 211 and the regulations promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and (b) any comparable laws or regulations applicable to the manufacture (including testing) of pharmaceutical materials in jurisdictions outside the U.S., in each case as they may be updated from time to time.

1.48     “Governmental Authority” means any (a) federal, state, local, municipal, foreign or other government, (b) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal), (c) multinational governmental organization or body or (d) entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

1.49     “Heme Field” means the treatment, prevention or amelioration of [...***...].

1.50     “IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto.  References herein to IND will include, to the extent applicable, any

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

comparable filing(s) outside the U.S. for the investigation of any product in any other country or group of countries (such as a Clinical Trial Application in the EU).

1.51     “Indication” means a separate and distinct disease or medical condition in humans (a) for which a Licensed Product that is in clinical studies is intended to treat in such clinical studies, or (b) for which a Licensed Product has received a separate and distinct Regulatory Approval with an approved label claim to treat such disease or condition, as applicable.

1.52     “Initiation” means, with respect to a given Clinical Trial, the administration of the first dose of Licensed Product to the first properly enrolled patient in such Clinical Trial in accordance with the protocol for such Clinical Trial.

1.53     “Inventions” means all inventions and other Know-How (whether patentable or not) discovered, invented, made, conceived or reduced to practice by or on behalf of a Party or its Affiliates, whether solely or jointly with any Third Party (or jointly with the other Party or its Affiliates), in the course of activities performed under this Agreement.

1.54     “Know-How” means all proprietary (whether patentable or not) (a) information, techniques, technology, practices, trade secrets, inventions, methods (including methods of use or administration or dosing), knowledge, data, results and software and algorithms, including pharmacological, toxicological and clinical test data and results, compositions of matter, chemical structures and formulations, sequences, processes, formulae, techniques, research data, reports, standard operating procedures, batch records, manufacturing data, analytical and quality control data, analytical methods (including applicable reference standards), assays and research tools; and (b) tangible manifestations thereof.

1.55     “Label Superiority” means, with respect to a given Licensed Product for a given Indication in the Field in the Celgene Territory, that such Licensed Product for such Indication in such country has [...***...].

1.56     “Law” or “Laws” means all applicable laws, statutes, rules, regulations, orders, judgments, or ordinances having the effect of law of any national, multinational, federal, state, provincial, county, city or other political subdivision, including GCP, GLP and cGMP, as well as all applicable data protection and privacy laws, rules and regulations, including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act (“HIPAA”) and the Health Information Technology for Economic and Clinical Health Act and the EU Data Protection Directive.

1.57     “Licensed Compound” means:

(a)        the compound known as BGB-A317, as is further described on Schedule 1.57(a); and

(b)        any additional humanized variations of [...***...] as specifically disclosed under [...***...].

1.58     “Licensed Diagnostic Product” means, with respect to a given Licensed Product, any product that constitutes, incorporates, comprises or contains a composition, process, method

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

or kit that is claimed or Covered by the BeiGene IP or that is otherwise Controlled by BeiGene or its Affiliate and that is necessary or useful (a) for the measurement of the activity and/or modulation of the receptor known as Programmed Cell Death protein 1 (PD-1) in a patient or Patient Sample, (b) to measure Biomarkers in a patient or Patient Sample, and/or (c) to monitor response to treatment for the purpose of adjusting treatment to achieve improved safety or effectiveness, in each case of (a), (b) and (c), for use in connection with, or otherwise useful for, the applicable Licensed Product.

1.59     “Licensed Product” means any product that constitutes, incorporates, comprises or contains a Licensed Compound, whether or not as the sole active ingredient, and in all forms, presentations, and formulations (including manner of delivery and dosage).  For clarity, different forms, presentations or formulations (including different dosage strengths) of a given Licensed Product that constitute, incorporate, comprise or contain the same Licensed Compound will be considered the same Licensed Product for purposes of this Agreement.

1.60     “Major Market” means each of [...***...].

1.61     “Manufacture” means all activities related to the manufacturing of a product (or related diagnostic product, as applicable) or any component or ingredient thereof, including test method development and stability testing, formulation, process development, manufacturing scale-up whether before or after Regulatory Approval, manufacturing any product (or related diagnostic product, as applicable) in bulk or finished form for Development or Commercialization (as applicable), including filling and finishing, packaging, labeling, shipping and holding, in-process and finished product testing and release of a product (or related diagnostic product, as applicable) or any component or ingredient thereof, quality assurance and quality control activities related to manufacturing and release of a product (or related diagnostic product, as applicable), technical reporting (including batch records, data and other information related to process and analytical method development and manufacture of products), and regulatory activities related to any of the foregoing.

1.62     “Marketing Authorization Application” or “MAA” means an application, including a biologics license application (BLA), for the authorization to market a Licensed Product in any country or group of countries, as defined in the Laws and filed with the Regulatory Authority of a given country or group of countries, and all additions, amendments, supplements, extensions and modifications thereto.

1.63     “Material Safety Issue” means a significant safety concern that must be a bona fide, serious and unexpected safety concern or, if expected, must be observed at a higher rate and grade, and generally not monitorable or reversible.  Material Safety Issues are limited to those that would significantly impact or delay [...***...].

1.64     “Net Sales” means [...***...].

1.65     “Non-Superior Product” means a Licensed Product that is not a Superior Product, as determined [...***...].

1.66     “Patents” means (a) all patents and patent applications in any country or supranational jurisdiction worldwide, (b) any substitutions, divisionals, continuations,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like of any such patents or patent applications, and (c) foreign counterparts of any of the foregoing.

1.67     “Patient Sample” means tissue, fluid, or cells collected from a patient, or components of the foregoing.

1.68     “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.69     “PD-1 Antagonist” means any monoclonal antibody the primary mechanism of action of which is to directly inhibit the receptor known as Programmed Cell Death protein 1 (PD-1).  For clarity, [...***...].

1.70     “PD-L1 Antagonist”  means any monoclonal antibody the primary mechanism of action of which is to directly inhibit the ligand known as Programmed Cell Death ligand 1 (PD-L1).  For clarity, [...***...].

1.71     “Phase 1 Clinical Trial” means a human clinical trial of a product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(a), as amended, the principal purpose of which is a preliminary determination of safety, pharmacokinetics, and pharmacodynamic parameters in healthy individuals or patients, or a similar clinical study prescribed by the Regulatory Authorities in a foreign country.

1.72     “Phase 2 Clinical Trial” means a human clinical trial of a product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(b), as amended, and is intended to explore a variety of doses, dose response, and duration of effect, and to generate evidence of clinical safety and effectiveness for a particular Indication or Indications in a target patient population, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.73     “Phase 3 Clinical Trial” means a human clinical trial of a product that would satisfy the requirements of U.S. 21 C.F.R. Part 312.21(c), as amended, and is intended to (a) establish that the product is safe and efficacious for its intended use, (b) define contraindications, warnings, precautions and adverse reactions that are associated with the product in the dosage range to be prescribed, and (c) support Regulatory Approval for such product, or a similar clinical study prescribed by the relevant Regulatory Authorities in a country other than the United States.

1.74     “Product Biological and Chemical Materials” means any and all compositions of matter, cells, cell lines, assays, Biomarkers and any other physical, biological or chemical materials, that are related to, or useful for, any Licensed Compound, Licensed Product or Licensed Diagnostic Products (or the Development, Manufacture or Commercialization thereof), including physical embodiments of such Licensed Compound, Licensed Product or Licensed Diagnostic Products.

1.75     “Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent, the preparation, filing, prosecution and maintenance of such Patent, as well as

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

re-examinations, reissues, appeals, and requests for patent term adjustments and patent term extensions with respect to such Patent, together with the initiation or defense of interferences, oppositions, inter partes review, re-examinations, post-grant proceedings and other similar proceedings (or other defense proceedings with respect to such Patent, but excluding the defense of challenges to such Patent as a counterclaim in an infringement proceeding) with respect to the particular Patent, and any appeals therefrom.  For clarification, “Prosecution and Maintenance” or “Prosecute and Maintain” will not include any other enforcement actions taken with respect to a Patent.

1.76     “Registrational Clinical Trial” means a Clinical Trial  that is prospectively designed to support an MAA without a further Clinical Trial being required. Notwithstanding the foregoing, [...***...].

1.77     “Regulatory Approval” means all approvals, licenses and authorizations of the applicable Regulatory Authority legally required for the marketing and sale of a biological, pharmaceutical or diagnostic product for a particular Indication in a country or region in the world, and including the approvals by the applicable Regulatory Authority of any expansion or modification of the label for such Indication.  For clarity, pricing and reimbursement approvals shall not be considered Regulatory Approvals.

1.78     “Regulatory Authority” means any national or supranational Governmental Authority, including the U.S. Food and Drug Administration (and any successor entity thereto) (the “FDA”) in the U.S., the European Medicines Agency (and any successor entity thereto) (the “EMA”) the in EU and the Ministry of Health, Labour and Welfare of Japan, or the Pharmaceuticals and Medical Devices Agency of Japan (or any successor to either of them) as the case may be (the “MHLW”) in Japan, or any health regulatory authority in any country or region that is a counterpart to the foregoing agencies, in each case, that holds responsibility for development and commercialization of, and the granting of Regulatory Approval for, a biological, pharmaceutical or diagnostic product, as applicable, in such country or region.

1.79     “Regulatory Exclusivity” means, with respect to any country in the Celgene Territory, any additional marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a Licensed Product other than Patents, which confers an exclusive commercialization period during which Celgene, its Affiliates or Sublicensees have the exclusive right to market and sell a Licensed Product in such country, including rights conferred in the United States under 42 U.S.C. §262 or rights similar thereto outside the United States.

1.80     “Regulatory Materials” means the regulatory registrations, applications, authorizations and approvals (including INDs, MAAs, supplements and amendments, pre- and post-approvals, pricing and reimbursement approvals, and labeling approvals), Regulatory Approvals and other regulatory submissions made to or with any Regulatory Authority for the research, development (including the conduct of Clinical Trials), manufacture, or commercialization of a biological, pharmaceutical or diagnostic product in a regulatory jurisdiction, together with all related correspondence to or from any Regulatory Authority and all documents referenced in the complete regulatory chronology for each MAA, including all Drug Master Files (if any), INDs and supplements and foreign equivalents of any of the foregoing.  The Regulatory Materials will include the Existing Regulatory Materials.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.81     “Reimbursable Development Costs” means, with respect to a given Basket Study, those Development Costs incurred by BeiGene (or its Affiliate, as applicable) that are [...***...], unless [...***...].  For the avoidance of doubt, any Development Costs that are [...***...].

1.82     “Royalty Term” means, on a Licensed Product-by-Licensed Product and country-by-country (in the Celgene Territory) basis, the period of time commencing on the First Commercial Sale of such Licensed Product in such country and expiring on the later of (a) expiration of the last Valid Claim that Covers the composition of matter (for clarity, which may include formulation, purity or similar claims) or a method of use of such Licensed Product in such country of sale, (b) the expiration of Regulatory Exclusivity for such Licensed Product in the country of sale; or (c) twelve (12) years after First Commercial Sale of such Licensed Product in such country.

1.83     “SA” means scientific advice that has been agreed to with the EMA.

1.84     “Single Agent Regimen” means, with respect to a given Licensed Product for a given Indication, intended use of such Licensed Product alone for such Indication, and not as part of a combination therapy (including concomitant or sequential therapy), either (a) in a Clinical Trial for such Licensed Product for such Indication as set forth in the protocol for such Clinical Trial or (b) for commercial sale for such Indication as set forth in the approved label for such Licensed Product.

1.85     “SPA” means a special protocol assessment agreed to with the FDA.

1.86     “Sublicensee” means, with respect to Celgene, a Third Party to whom Celgene has granted a sublicense under the BeiGene IP pursuant to this Agreement, to Develop, Manufacture and Commercialize Licensed Compounds and Licensed Products in the Field throughout the Celgene Territory, but excluding any Third Party acting as a distributor and excluding BeiGene (and its Affiliates and licensees).

1.87     “Successful Outcome” means, with respect to a given Clinical Trial, that the final clinical study report for such Clinical Trial has been prepared and shows that the primary endpoints for such Clinical Trial as set forth in the protocol for such Clinical Trial (or other endpoints mutually agreed upon by the Parties in writing specifically to determine success of such Clinical Trial) have been met.

1.88     “Superior Product” means a Licensed Product with Label Superiority, as determined on a country-by-country basis.

1.89     “Supply Price” means (a) [...***...], (b) [...***...] in connection with any other Development activities under this Agreement, and (c) [...***...] for clinical supply; but in the case of (b) and (c) until the [...***...] anniversary of the Effective Date, [...***...].

1.90     “Third Party” means any Person other than BeiGene or Celgene that is not an Affiliate of BeiGene or of Celgene.

1.91     “Third Party Claim” means any and all suits, claims, actions, proceedings or demands brought by a Third Party.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

1.92     “Third Party Damages” means all losses, costs, claims, damages, liabilities and expense asserted by Third Parties against a Party (or the BeiGene Indemnitees or Celgene Indemnitees, as applicable) under a Third Party Claim (including reasonable attorneys’ fees and other reasonable out-of-pocket costs of litigation in connection with the Third Party Claim); provided that no Party will be liable to hold harmless or indemnify the other Party (or the BeiGene Indemnitees or Celgene Indemnitees, as applicable) for any losses, costs, claims, damages, liabilities and expense for indirect, incidental, consequential, special, punitive or exemplary damages (including lost profits or lost revenues), except to the extent such other Party (or the BeiGene Indemnitees or Celgene Indemnitees, as applicable) is actually liable to the Third Party for such indirect, incidental, consequential, special, punitive or exemplary damages (including lost profits or lost revenues) in connection with the Third Party Claim.

1.93     “United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.94     “Valid Claim” means a claim of an issued patent within the BeiGene Patents or the Joint Patents (for clarity, including issued patents during the duration of any patent term extension) that has not expired, lapsed, been cancelled or abandoned, or been dedicated to the public, disclaimed, or held unenforceable, invalid, revoked or cancelled by a court or administrative agency of competent jurisdiction in an order or decision from which no appeal has been or can be taken, including through opposition, reexamination, reissue, disclaimer, inter partes review, post grant procedures or similar proceedings.

1.95     “Violation” means that a Party or any of its officers or directors or any other personnel of such Party (or other permitted agents of such Party performing activities hereunder, including any of such Party’s Affiliates, sublicensees or Third Party contractors and their respective officers and directors) has been:  (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. 1320a-7(a) (http://oig.hhs.gov/exclusions/authorities.asp); (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (http://exclusions.oig.hhs.gov/) or the U.S. General Services Administration's list of Parties Excluded from Federal Programs (http://www.epls.gov); or (c) listed by any U.S. federal agency as being suspended, debarred, excluded or otherwise ineligible to participate in federal procurement or non-procurement programs, including under 21 U.S.C. 335a (http://www.fda.gov/ora/compliance_ref/debar/) (each of (a), (b) and (c) collectively the “Exclusions Lists”).

1.96     Additional Definitions.  Each of the following terms has the meaning described in the corresponding section of this Agreement indicated below:

Definition:	Section:
Acquired Competing Product	7.5.3
Agreement	Preamble
Alliance Manager	2.2.2
Amended Execution Date	Preamble
Antitrust Clearance Date	15.2
Antitrust Counsel Only Material	15.2

Definition:	Section:
Audited Party	8.8.2
Auditing Party	8.8.2
[...***...] Agreement	7.5.2(c)
Bankruptcy Code	7.6
Basket Program Development Budget	3.2.1
Basket Program Development Plan	3.2.1
Basket Study Label Approval	8.3.1(c)
BeiGene	Preamble
BeiGene Assumed Patent	9.2.2
BeiGene Basket Study	3.2.1
BeiGene Combination Study	3.5
BeiGene Controlled Patent	9.2.3
BeiGene Core Patents	9.2.1
BeiGene Indemnitees	12.1
BeiGene Invention	9.1.2
BeiGene Territory Grant	3.3.5(a)
BeiGene Territory Grant Notice	3.3.5(a)
BeiGene Territory ROFN	3.3.5(a)
BeiGene Territory ROFN Period	3.3.5(b)
BeiGene Territory ROFN Terms	3.3.5(b)
Biosimilar Application	9.3.9(b)
Celgene	Preamble
Celgene Collaboration Patents	1.19
Celgene Controlled Patents	9.2.1
Celgene Corp.	Preamble
Celgene Indemnitees	12.2
Celgene LLC	Preamble
Celgene Termination Know-How	13.5.1
Celgene Termination Patents	13.5.1
Clinical Superiority Milestone	8.4.1
Combination Product	1.64
Cure Period	13.2.1
Development Milestone Payment	8.4.1
Disclosing Party	10.1
Disputes	14.7.1
DOJ	15.2
Effective Date	15.2
Electronic Delivery	14.11
EMA	1.78
Essential IP Agreement	8.6.4(b)(i)
Essential Third Party IP	8.6.4(b)(i)
Exclusions Lists	1.95
Execution Date	Recitals
Existing Confidentiality Agreement	10.11
Existing Product Agreements	11.2.13

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Definition:	Section:
FDA	1.78
Final Development Cost Report	8.3.2
Force Majeure	14.3
FTC	15.2
GAAP	1.1
Heme Field Grant	3.4.6(a)
Heme Field Grant Notice	3.4.6(a)
Heme Field ROFN Heme Field ROFN Period	3.4.6(a) 3.4.6(b)
Heme Field ROFN Terms	3.4.6(b)
[...***...]	2.3.1
Higher Multiplier Election	8.3.1(c)
HIPAA	1.56
HSR/Antitrust Filing	15.2
Human Materials	6.3
IFRS	1.1
Indemnitee	12.3
Indemnitor	12.3
Initial Two Basket Studies	2.2.1
JDC	2.2.3
JDC Chairperson	2.4.2
Joint Know-How	9.1.4
Joint Patents	9.1.4
JSC	2.2.1
JSC Chairperson	2.3.2
Label Superiority Milestone	8.4.1
Lead Basket Party	3.2.1
Licensed Assets	11.3.2(a)
Licensed Compound IP	10.2
Licensed Non-Compound IP	10.2
Lower Multiplier Election	8.3.1(b)
MHLW	1.78
Minimum Development Amount	3.1.2(b)
[...***...]	8.3.1(a)
[...***...]	8.3.1(d)
Officials	6.5
Original Agreement	Recitals
Other Product	1.28
Party or Parties	Preamble
Payment	6.5
PD-L1 Antagonist Grant	3.7(a)
PD-L1 Antagonist Grant Notice	3.7(a)
PD-L1 Antagonist ROFN	3.7(a)
PD-L1 Antagonist ROFN Negotiation Period	3.7(b)
PD-L1 Antagonist ROFN Period	3.7(a)

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Definition:	Section:
PD-L1 Antagonist ROFN Terms	3.7(b)
Per Licensed Product Annual Net Sales	8.6.1
Pharmacovigilance Agreement	4.7.1
PHI	6.3
Proposed Basket Amendment	3.2.4
Publications Committee	10.8.1
Recall	4.6
Receiving Party	10.1
[...***...]	10.3.2
SADR	4.7.1
SAE	4.7.1
Sales Milestone Payment	8.5.1
SEC	10.4.1(a)
Securities Regulators	10.6
Study 1	2.2.1
Study 2	2.2.1
Supply Agreement	3.1.4
Term	13.1.1
Terminated Product	13.5.1(c)(i)
Transition Plan	5.6

ARTICLE 2

OVERVIEW; GOVERNANCE

2.1       Overview.  Subject to the terms and conditions of this Agreement, and as further provided in Article 2.3.5, (a) Celgene will have the right to Develop, Manufacture and Commercialize Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Field in the Celgene Territory, (b) BeiGene will retain the right to Develop, Manufacture and Commercialize Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Field in the BeiGene Territory, subject to Celgene’s BeiGene Territory ROFN as set forth in Section 3.3.5 and PD-L1 Antagonist ROFN as set forth in Section 3.7, (c) BeiGene will retain the right to Develop, Manufacture and Commercialize Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Heme Field in the Celgene Territory and the BeiGene Territory, subject to Celgene’s Heme Field ROFN as set forth in Section 3.4.6, and (d) the Parties will collaborate on certain Basket Studies for the Licensed Product for Basket Indications as set forth in Section 3.2.  This Agreement shall not restrict either Party from Developing, Manufacturing or Commercializing Other Products for Combination Regimens anywhere in the World, including seeking a label in a Regulatory Approval for such Other Product for use in a Combination Regimens and Commercializing such Other Product under such label.  However, for clarity, the right to Develop, Manufacture and Commercialize an Other Product in a Combination Regimen does not imply any right to Develop, Manufacture or Commercialize the Licensed Product for such Combination Regimen, which rights shall be solely as set forth in the licenses and retained rights set forth expressly in this Agreement.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

2.2       Governance.

2.2.1      JSC.  Pursuant to this Section 2.2, the Parties will establish a joint steering committee (the “JSC”) within the timeframes set forth in Section 2.3.1.  The JSC will be a forum for discussion, review and coordination regarding the Development and Manufacture of Licensed Compounds, Licensed Products and Licensed Diagnostic Products by the Parties in the Celgene Territory and the BeiGene Territory, in the Field, but will solely have decision-making authority with respect to amendments to the Basket Program Development Plan and Basket Program Development Budget.  For clarity, the Parties must mutually agree on the initial Basket Program Development Plan and Basket Program Development Budget.  Each Party hereby agrees that the first two Basket Studies shall be [...***...] (“Study 1”) and [...***...] (“Study 2”) described in the synopsis and with the overall budget attached as Annex 1 and 2, respectively, to Exhibit B  (Study 1 and Study 2, the “Initial Two Basket Studies”), and that [...***...] shall be the Lead Basket Party for such Basket Studies.  The synopses and overall budgets included in Annex 1 and Annex 2 to Exhibit B have been attached for informational purposes only to ensure that [...***...].  As the Lead Basket Party for the Initial Two Basket Studies, [...***...] is the responsible party with regard to conducting the Initial Two Basket Studies, but shall not be obligated to conduct such studies.  Furthermore, Celgene [...***...] of (a) [...***...], pursuant to Section 8.3.1(a) or 8.3.1(b), or (b) [...***...].  [...***...]  Upon the occurrence of either (a) or (b), Celgene will be obligated to reimburse BeiGene for the Reimbursable Development Costs of the applicable BeiGene Basket Studies in accordance with the cost-sharing provisions set forth in Section 8.3.  As of the Execution Date, and prior to the Effective Date, [...***...].

2.2.2      Alliance Managers.  Promptly after the Effective Date, each Party will appoint an individual to act as alliance manager for such Party, which may be one of the representatives of such Party on the JSC (each, an “Alliance Manager”).  The Alliance Managers will be the primary point of contact for the Parties regarding the activities contemplated by this Agreement and will facilitate all such activities hereunder.  The Alliance Managers will attend all meetings of the JSC and will be responsible for assisting the JSC in performing its oversight responsibilities.  The name and contact information for each Party’s Alliance Manager, as well as any replacement(s) chosen by such Party, in its sole discretion, from time to time, will be promptly provided to the other Party in accordance with Section 14.2.

2.2.3      Additional Committees.  The Parties shall form a joint development committee (“JDC”) as further set forth below and a joint commercialization committee sufficiently in advance of Commercialization of Licensed Product and may form additional committees for discussion, review and coordination regarding the Development, Manufacture and/or Commercialization of Licensed Compounds, Licensed Products and Licensed Diagnostic Products, with responsibilities and procedures  agreed to by the Parties, but such committees will have no decision-making authority.

2.3       Joint Steering Committee.

2.3.1    Establishment; Meetings.  As soon as practical (in no case later than [...***...] days after the Effective Date), the Parties will establish the JSC as more fully described in this Section 2.3.  The JSC will be a forum for discussion, review and coordination regarding the Development and Manufacture of Licensed Compounds, Licensed Products and Licensed

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Diagnostic Products in the Celgene Territory and the BeiGene Territory, in the Field, and in connection therewith, each Party agrees to keep the JSC informed, on a summary level, of its progress and activities with respect thereto.  The first scheduled meeting of the JSC will be held as soon as practicable (in no case later than [...***...] days after establishment of the JSC) unless otherwise agreed by the Parties.  After the first scheduled meeting of the JSC and until the JSC is disbanded, the JSC will meet in person or telephonically at least once [...***...], or more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties will agree, provided the JSC will meet at least once [...***...] in person.  The JSC will disband upon the expiration or termination of this Agreement in its entirety.  Meetings that are held in person will be at such locations as the Parties may agree.  The members of the JSC may also convene or be consulted from time to time by means of telecommunications, video-conferences, electronic mail or correspondence, as deemed necessary or appropriate.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the JSC, including all travel and living expenses.  For clarity, [...***...].

2.3.2    Membership.  The JSC will be composed of [...***...] representatives (or such other number of representatives as the Parties may mutually agree) from each of Celgene and BeiGene (who will be employees of such Party or its Affiliates).  Each representative of a Party will have sufficient seniority and expertise to participate on the JSC as determined in such Party’s reasonable judgment.  The chairperson of the JSC (the “JSC Chairperson”) will alternate between the parties on an annual basis.  Each Party may replace any or all of its representatives on the JSC at any time upon written notice to the other Party in accordance with Section 14.2.  Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party and any Third Party to attend meetings of the JSC as non-voting participants; provided that any such representative or Third Party is bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth in Article 9 prior to attending such meeting.

2.3.3    Specific Responsibilities.  In addition to the JSC’s general discussion, review and coordination regarding the Development and Manufacture of Licensed Compounds, Licensed Products and Licensed Diagnostic Products, the JSC will in particular, discuss the following:

(a)        review and approve each Basket Program Development Plan and Basket Program Development Budget; provided, that, for clarity, [...***...].  For clarity, the synopses of Study 1 and Study 2 have been attached for informational purposes only to ensure that [...***...]. In regard to Study 1 and Study 2, [...***...] will use reasonable efforts to incorporate comments from [...***...]’s review into protocol amendments for Study 1 and Study 2, assuming that these amendments do not materially affect the study design or result in material delays to the study timelines;

(b)        the Parties’ Development activities with respect to Basket Studies, including matters related to progress, timelines, status, safety and budget;

(c)        high level information regarding the supply chain for Licensed Compound and Licensed Product including back-up mandatory sites and the ability to meet forecasted demand (unless and until provided for in the applicable Supply Agreement);

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(d)        Celgene’s Development activities (other than Basket Studies) with respect to Licensed Products or Licensed Diagnostic Products, including Clinical Trials; ;

(e)        Clinical Trials for Licensed Products or Licensed Diagnostic Products to be conducted in the BeiGene Territory, other than in the Heme Field (provided that safety data relating to Clinical Trials in the Heme Field shall be within the remit of the JSC);

(f)        Amendments to the Basket Program Development Plan and Basket Program Development Budget;

(g)        discuss specific requirements to demonstrate [...***...] for each Licensed Product Developed hereunder by or on behalf of Celgene or its Affiliates or Sublicensees (which must be mutually agreed by the Parties and are not subject to JSC approval); and

(h)        the expansion of the responsibilities of the JSC as mutually agreed by the Parties.

2.3.4    Agenda; Minutes.  The JSC’s Chairperson or the JSC Chairperson’s delegate will be responsible for: (a) preparing JSC meeting agendas reasonably in advance of JSC meetings, which JSC meeting agendas will include all agenda items reasonably requested by any JSC member for inclusion therein; (b) sending invitations and a JSC meeting agenda along with appropriate information for such agenda to all members of the JSC at least [...***...] days before the next scheduled meeting of the JSC; and (c) preparing and circulating minutes within [...***...] days after each meeting of the JSC setting forth, among other things, a description, in reasonable detail, of the discussions at the meeting.  Such minutes will be effective only after being approved by both Parties.  Definitive minutes of all JSC meetings will be finalized no later than [...***...] after the meeting to which the minutes pertain.

2.3.5    Dispute Resolution.  If the JSC does not reach a resolution with respect to any issue (including a Basket Program Development Plan, a Basket Program Development Budget, or any amendments thereto), then the dispute shall first be referred to the Executive Officers of the Parties, who shall confer in good faith on the resolution of the issue.  Any final decision mutually agreed to by the Executive Officers with respect to such issue shall be conclusive and binding on the Parties.  If the Executive Officers are not able to agree on whether such Basket Program Development Plan, Basket Program Development Budget, or amendment should be made within [...***...] after such issue was first referred to them, then, (a) if with respect to the initial Basket Program Development Plan or Basket Program Development Budget, such Basket Program Development Plan or Basket Program Development Budget shall not be approved and the associated Basket Study shall not commence, (b) if with respect to such an amendment and such amendment is based solely on specific requirements by a Regulatory Authority and is commercially reasonable to implement, such amendment shall be approved and (c) if with respect to such an amendment and not covered by clause (b) above, then the Executive Officer of the Party responsible, at the time that the amendment is being considered, for bearing the costs of the Basket Program being amended shall finally and definitively resolve such issue; provided, that, if the Party conducting such Basket Program agrees in writing to assume all costs associated with such amendment (notwithstanding any other provision of this Agreement to the contrary), the

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

conducting Party may proceed with the activities under such amendment (subject to the other terms of this Agreement).

2.4       Joint Development Committee.

2.4.1      Establishment; Meetings.  As soon as practical (in no case later than [...***...] days after the Effective Date), the Parties will establish the JDC as more fully described in this Section 2.4.  The JDC will be a forum for discussion, review and coordination regarding the  Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Celgene Territory and the BeiGene Territory, in the Field, and in connection therewith, each Party agrees to keep the JDC informed, on a summary level, of its progress and activities with respect thereto.  The first scheduled meeting of the JDC will be held as soon as practicable (in no case later than [...***...] days after establishment of the JDC) unless otherwise agreed by the Parties.  After the first scheduled meeting of the JDC until the JDC is disbanded, the JDC will meet in person or telephonically at least once each [...***...], or more or less frequently as the Parties mutually deem appropriate, on such dates and at such places and times as provided herein or as the Parties will agree, provided the JDC will meet at least once per [...***...] in person.  The JDC will disband upon mutual agreement of the Parties or if there are no additional Basket Development Programs to be conducted under this Agreement.  Meetings that are held in person will be at such locations as the Parties may agree.  The members of the JDC may also convene or be consulted from time to time by means of telecommunications, video-conferences, electronic mail or correspondence, as deemed necessary or appropriate.  Each Party will bear all expenses it incurs in regard to participating in all meetings of the JDC, including all travel and living expenses.  For clarity, BeiGene shall not be required to disclose any information concerning its activities in the Heme Field (other than information relating to safety), and the foregoing coordination and responsibilities below are solely for purposes of the Field and Celgene is not enabling, and will not enable, BeiGene or its Affiliates with respect to the Heme Field during [...***...].

2.4.2      Membership.  The JDC will be composed of [...***...] representatives (or such other number of representatives as the Parties may mutually agree) from each of Celgene and BeiGene (who will be employees of such Party or its Affiliates).  Each representative of a Party will have sufficient seniority and expertise to participate on the JDC as determined in such Party’s reasonable judgment.  The chairperson of the JDC (the “JDC Chairperson”) will alternate between the parties on an annual basis.  Each Party may replace any or all of its representatives on the JDC at any time upon written notice to the other Party in accordance with Section 14.2.  Each Party may, subject to the other Party’s prior approval, invite non-member representatives of such Party and any Third Party to attend meetings of the JDC as non-voting participants; provided that any such representative or Third Party is bound by obligations of confidentiality, non-disclosure and non-use consistent with those set forth in Article 10 prior to attending such meeting.

2.4.3      Specific Responsibilities.  In addition to the JDC’s general discussion, review and coordination regarding the Development of Licensed Compounds, Licensed Products and Licensed Diagnostic Products, the JDC will in particular:

(a)        Prepare and present to the JSC for approval, each Basket Program Development Plan and Basket Program Development Budget and any amendments thereto; provided, that, [...***...]. For clarity, the synopses of Study 1 and Study 2 have been attached for

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

informational purposes only to [...***...].  In regard to Study 1 and Study 2, [...***...] would use reasonable efforts to incorporate comments from [...***...]’s review into protocol amendments for Study 1 and Study 2, assuming that these amendments do not materially affect the study design or result in material delays to the study timelines;

(b)        serve as a forum for discussing the Parties’ Development activities with respect to Basket Studies, including matters related to progress, timelines, status, and safety;

(c)        serve as a forum for discussing Celgene’s Development activities (other than Basket Studies) with respect to Licensed Products or Licensed Diagnostic Products, including Clinical Trials;

(d)        serve as a forum for discussing Clinical Trials for Licensed Products or Licensed Diagnostic Products to be conducted in the BeiGene Territory in the Field;

(e)        discuss specific requirements to demonstrate Clinical Superiority for each Licensed Product Developed hereunder by or on behalf of Celgene or its Affiliates or Sublicensees (which must be mutually agreed by the Parties and are not subject to JDC approval); and

(f)        such additional responsibilities as provided for by the JSC.

2.4.4      Agenda; Minutes.  The JDC Chairperson or the JDC Chairperson’s delegate will be responsible for: (a) preparing JDC meeting agendas reasonably in advance of JDC meetings, which JDC meeting agendas will include all agenda items reasonably requested by any JDC member for inclusion therein; (b) sending invitations and a JDC meeting agenda along with appropriate information for such agenda to all members of the JDC at least [...***...] before the next scheduled meeting of the JDC; and (c) preparing and circulating minutes within [...***...] after each meeting of the JDC setting forth, among other things, a description, in reasonable detail, of the discussions at the meeting.  Such minutes will be effective only after being approved by both Parties.  Definitive minutes of all JDC meetings will be finalized no later than [...***...] after the meeting to which the minutes pertain.

2.4.5      Dispute Resolution.  If the JDC does not reach a resolution with respect to an amendment to the Basket Program Development Budget, then the dispute shall first be referred to the JSC for resolution, subject to Section 2.3.5.

ARTICLE 3

DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION

3.1       Development, Manufacturing and Commercialization in the Celgene Territory in the Field.

3.1.1      Generally.  From and after the Effective Date, Celgene will have the sole right (and sole control over, at its discretion), at its expense (other than with respect to Basket Studies, for which costs shall be shared as set forth in Section 3.2.6), itself or with or through its Affiliates, sublicensees or other Third Parties, to Develop, Manufacture and Commercialize Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Celgene

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Territory for use in the Field (other than with respect to Basket Studies as set forth Section 3.2 and BeiGene Combination Studies as set forth in Section 3.5 and multiregional trials conducted pursuant to the terms of this Agreement). Subject to Sections 3.2 (with respect to Basket Studies), 3.5 (with respect to BeiGene Combination Studies) and 3.1.4 (with respect to Manufacturing by BeiGene for supply to Celgene), and except as set forth in Section 7.1.1,  BeiGene and its Affiliates will not have any right to, and will not, conduct any Development, Manufacture or Commercialization of any Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the Celgene Territory for use in the Field.  For the avoidance of doubt, Celgene’s rights with respect to the Licensed Compounds, Licensed Products and Licensed Diagnostic Products include (a) the use of the foregoing as a Single Agent Regimen, a Combination Regimen or otherwise, and (b) the right to conduct Development and Manufacturing of the Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the BeiGene Territory, provided that such Licensed Compounds, Licensed Products and Licensed Diagnostic Products are intended for Commercialization in the Field in the Celgene Territory.

3.1.2    Diligence.

(a)        Celgene, directly or with or through its Affiliates, sublicensees or other Third Parties, will use Commercially Reasonable Efforts to (i) develop at least one Licensed Product in the Celgene Territory in the Field, (ii) pursue an MAA for Licensed Product in each of the Major Markets in the Field, and (iii) following receipt of all applicable Regulatory Approvals, introduce at least one Licensed Product into commercial markets in each of the Major Markets in the Field.

(b)        In furtherance of Celgene’s obligations as set forth in Section 3.1.2(a), provided that the Parties have agreed that Celgene shall be the Lead Basket Party for Basket Studies with a cumulative budget of at least the Minimum Development Amounts (defined below) and have agreed upon the corresponding Basket Program Development, Celgene, directly or with or through its Affiliates, sublicensees or other Third Parties, will spend at least One Hundred Million Dollars ($100,000,000) (the “Minimum Development Amount”) during [...***...] after the Effective Date on clinical Development of Licensed Product ([...***...]) pursuant to Basket Studies for which Celgene has assumed primary responsibility as set forth in Section 3.2; provided that (i)  if there is a clinical hold with respect to one or more Basket Studies for which Celgene is the Lead Basket Party, such [...***...] period shall be extended by the duration of the clinical hold and (ii) such obligation to spend the Minimum Development Amount is subject to Celgene having sufficient supply of Licensed Compound.  Such Basket Studies shall be initiated prior to the [...***...] anniversary of the Effective Date. Celgene’s reimbursement obligations under Section 8.3 will not count towards the Minimum Development Amount.    Celgene will provide written reports on its aggregate expenditures against the Minimum Development Amount to BeiGene every [...***...] until the Minimum Development Amount has been fully expended.

3.1.3      Reports.  Celgene will provide the JSC with written reports summarizing its (and its Affiliates’ and licensees’) Development (including any Clinical Trials) activities for Licensed Compound, Licensed Product and Licensed Diagnostic Product for use in the Field.  Such reports will be furnished every [...***...].  Each such report will include the following information for each Licensed Product: (a) a summary of the Development activities conducted during the previous [...***...] in reasonable detail, including Clinical Trials and material regulatory activity,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(b) a summary of the Development activities then-anticipated to be conducted during the next [...***...] in reasonable detail, including Clinical Trials and material regulatory activity, and (c) such other information as the JSC may reasonably request related thereto; provided that in all cases Celgene will not be required to report any information related to any Other Products.  Celgene will promptly provide to BeiGene copies of all data generated from the conduct of any Clinical Trials of Licensed Product conducted by Celgene for use in the Field; provided that Celgene will not be required to provide any such data to the extent related to any Other Products.

3.1.4      Manufacturing.  The Parties will negotiate in good faith and enter into clinical and commercial manufacturing and supply agreements and associated quality agreements (collectively, the “Supply Agreements”) pursuant to which BeiGene (or its Affiliate) will manufacture (or have manufactured) and supply to Celgene quantities of Licensed Compound and Licensed Product as and to the extent requested by Celgene, which supply, with respect to clinical supply only, will be provided to Celgene at the Supply Price.  The Parties agree to use good-faith efforts to negotiate the clinical Supply Agreement promptly after the Execution Date with the objective of entering into a definitive clinical Supply Agreement [...***...].  BeiGene covenants that it will supply sufficient quantities of Licensed Product to Celgene for Clinical Trials for at least [...***...] for a period of [...***...] after Effective Date.  Without limiting the terms of the clinical Supply Agreement, in all cases, the commercial Supply Agreement shall be entered into no later than the [...***...] anniversary of the Effective Date. For clarity, subject to Laws, the commercial Supply Agreement may be structured as separate agreements of each Party with a CMO, or a joint agreement between the Parties and a CMO, as may be agreed by the Parties, in order to increase efficiencies of scale and ensure an adequate primary and potentially a secondary source of supply. BeiGene shall ensure that all such Licensed Compounds and Licensed Products shall be Manufactured in accordance with cGMP and Laws, as well as in accordance with the specifications for the applicable Licensed Compound or Licensed Product, and shall not be adulterated or misbranded within the meaning of any Law of any applicable jurisdiction.  In all cases, at the request of Celgene, Celgene shall have the right to audit, and BeiGene shall ensure Celgene has the right to audit, any facilities involved in the Manufacture of Licensed Compound or Licensed Product.

3.1.5      Structuring Registrational Clinical Trial for Showing Clinical Superiority. Prior to conducting any Registrational Clinical Trial intended to show Clinical Superiority, the Parties must mutually agree in writing upon the [...***...] and must mutually agree in writing upon any amendments thereto once initially approved.  If the Parties cannot agree upon the [...***...], then [...***...] shall not be due.

3.2       Basket Studies.

3.2.1      General.  Notwithstanding that Celgene has the right to conduct Development activities (including Registrational Clinical Trials) for Licensed Product in the Field for the Celgene Territory as set forth in Section 3.1, and BeiGene has the right to conduct Development activities (including Registrational Clinical Trials) for Licensed Product in the Field for the BeiGene Territory as set forth in Section 3.3, the Parties desire to collaborate on the conduct of between five (5) and eight (8) global Registrational Clinical Trials of Licensed Product for certain Basket Indications in the Field, the titles of which are included in Exhibit B  (Basket Program High-Level Plan), and additional details of which will be set forth in a written

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

development plan (the “Basket Program Development Plan”) and budget for Development Costs for such Basket Study (the “Basket Program Development Budget”).  Upon mutual written agreement, the Parties may exchange one or more of the Basket Studies identified on Exhibit B for an alternative Basket Study.  The Basket Program Development Plan and Basket Program Development Budget will be prepared by the JDC and submitted to the JSC for approval.  If the JSC does not agree on the Basket Program Development Plan or Basket Program Development Budget, neither Party shall commence the associated Basket Study.  If the Parties agree upon the Basket Program Development Plan and the Basket Program Development Budget, then Celgene will indicate whether it wishes to conduct the Basket Study or whether BeiGene will conduct the Basket Study.  The Party designated by Celgene to conduct the Basket Study will be the “Lead Basket Party” and, if BeiGene is conducting the Basket Study, such Basket Study shall be referred to as a “BeiGene Basket Study”).  The Basket Program Development Plan will set forth the activities to be conducted by the Lead Basket Party with respect to each Basket Study; provided that, in all cases, Celgene will be responsible, at its expense, for leading the filings with regulatory agencies for each Basket Study in the Celgene Territory and that BeiGene will be responsible, at its expense, for leading the filings with regulatory agencies for each Basket Study in the BeiGene Territory.  As of the Execution Date, the Parties have agreed that [...***...] will be the Lead Basket Party for the Initial Two Basket Studies.  As the Lead Basket Party for the Initial Two Basket Studies, [...***...] is the responsible party with regard to conducting the Initial Two Basket Studies, but shall not be obligated to conduct such studies.  Notwithstanding anything to the contrary, a Licensed Product shall not achieve [...***...], and no [...***...] shall be paid based on the results of [...***...].

3.2.2      Study Design for Basket Studies. The Lead Basket Party will be responsible for preparing a study design (subject to the Basket Study Development Plan and Basket Study Development Budget) for each Basket Study and presenting it (and any amendments thereto) to the JDC for review; provided that the JSC shall have decision-making authority over such amendments, with any disputes resolved pursuant to Section 2.3.5.

3.2.3      Conduct of Basket Studies.  Once the Lead Basket Party for a given indication is designated as provided for in Section 3.2.1, the Lead Basket Party will be responsible for all aspects of study conduct of the given Basket Study. The Lead Basket Party for a given Basket Study will use Commercially Reasonable Efforts to design and conduct the Development activities for such Basket Study in accordance with the Basket Program Development Plan, under the processes set forth in the joint Development Committee charter; provided that [...***...].  With respect to a given Basket Study, the Lead Basket Party will only conduct those activities for such Basket Study as set forth in, and consistent with, the Basket Program Development Plan, and will not conduct other Development activities for such Basket Study; provided that the Lead Basket Party shall have operational control and operational decision-making authority with respect to such Basket Study for the specific activities allocated to the Lead Basket Party under the Basket Program Development Plan.  The non-Lead Basket Party shall have no right to, and shall not, conduct the Basket Study, unless specific activities for such Basket Study are expressly allocated to the non-Lead Basket Party in the Basket Program Development Plan.  Notwithstanding the foregoing, in the event that BeiGene is the Lead Basket Party for a given Basket Study and Celgene determines, in its reasonable discretion, that a given activity under such Basket Study is reasonably likely to pose a Material Safety Issue, then Celgene will have the right to notify BeiGene thereof

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

in writing and thereafter BeiGene will not (and will cause its Affiliates and licensees not to) conduct such activity under such Basket Study.

3.2.4      Amendments to the Basket Program Development Plan. Each Party will have the right, from time-to-time, to propose amendments to then-current Basket Program Development Plan to the JDC, including the proposal of additional Registrational Clinical Trials and amendments to existing Basket Studies under the Basket Program Development Plan (each, a “Proposed Basket Amendment”).  The JDC will discuss in good faith each Proposed Basket Amendment, and if the Proposed Basket Amendment is mutually agreed to by the JDC through the JSC, then the Basket Program Development Plan will automatically be deemed to be updated as so agreed to by the Parties.  If the Parties do not agree on the Proposed Basket Amendment, then the dispute resolution terms of Section 2.3.5 shall apply.  Without limiting the foregoing, unless otherwise mutually agreed to by the Parties in writing, the only Clinical Trials to be included under the Basket Program Development Plan are Registrational Clinical Trials. For the avoidance of doubt, no additional studies may be added under the Basket Program Development Plan unless mutually agreed to by the Parties in writing, and a Proposed Basket Amendment in connection therewith is approved by the Parties as set forth in this Section 3.2.4.

3.2.5      Reports.  The JDC is responsible for providing a report to the JSC every [...***...].  Each such report will include the following information for each Basket Study: (a) a summary of the Development activities conducted during the previous [...***...] in reasonable detail, (b) a summary of the Development, activities then-anticipated to be conducted during the next [...***...] in reasonable detail, (c) information related to progress, timelines, status, and safety and such other information as the JSC may reasonably request, and (d) solely with respect to reports by BeiGene, (i) a detailed (on a line item basis) report of the Development Costs incurred by BeiGene (and its Affiliates) during the previous quarter as well as during the life of the Basket Study to date, broken down on a Basket Study-by-Basket Study basis and (ii) a detailed (on a line item basis) estimate of the Development Costs expected to be incurred by BeiGene (and its Affiliates) during the next [...***...] (broken down by quarter) as well as an aggregate estimate of additional Development Costs expected to be incurred by BeiGene (or its Affiliate) through completion of the Basket Study, in each case, broken down on a Basket Study-by-Basket Study basis.  In addition, the Lead Basket Party will promptly provide to the other Party the final clinical trial report for such Basket Study when available.  Without limiting the provisions of Article 5 each Party will promptly provide to the other Party copies of all data generated from the conduct of any Basket Studies.

3.2.6      Costs of Basket Studies.  Except as otherwise set forth in Section 8.3, each Party will be responsible for any and all costs it (or its Affiliate) incurs in connection with its performance of Basket Studies.

3.3       Development, Manufacturing and Commercialization in the BeiGene Territory in the Field.

3.3.1      Generally.  Subject to the terms and conditions of this Agreement, BeiGene retains the right, at its expense, to Commercialize Licensed Compounds, Licensed Products and Licensed Diagnostic Products in in the Field in the BeiGene Territory, and, subject to Section 3.5,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

to Develop (to the extent needed to conduct multiregional Clinical Trials and run-in studies) and Manufacture Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Field in the Celgene Territory and the BeiGene Territory for Commercialization in the BeiGene Territory and no rights are granted hereunder by BeiGene to Celgene to Develop, Manufacture and Commercialize Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the BeiGene Territory for sale in the Field (or any other field) in the BeiGene Territory.  For clarity, (a) except with respect to any obligations of Celgene for a Basket Study, Celgene will not be responsible for Clinical Trials or any other Development activities needed for the Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the BeiGene Territory and (b) subject to Section 7.1.1 and the other terms and conditions hereof, Celgene (or its Affiliates or sublicensees) may Develop or Manufacture in the BeiGene Territory for Commercialization in the Celgene Territory in the Field.

3.3.2      Reports.  BeiGene will provide the JSC with written reports describing its (and its Affiliates’ and licensees’) Development (including any Clinical Trials) and supply chain related activities for Licensed Compound, Licensed Product and Licensed Diagnostic Product for use in the Field.  Such reports will be furnished every [...***...].  Each such report will include the following information for each Licensed Compound, Licensed Product and Licensed Diagnostic Product: (a) a summary of the Development activities conducted during the previous [...***...], including Clinical Trials and material regulatory activity, (b) a summary of the Development and supply chain related activities then-anticipated to be conducted during the next [...***...], including Clinical Trials and material regulatory activity, and (c) such other information as the JSC may reasonably request; provided that BeiGene will not be required to provide any such data to the extent related to any Other Product.

3.3.3      Coordination.  Notwithstanding the foregoing provisions of this Section 3.3, subject to Law, BeiGene will discuss in good faith and coordinate with Celgene, through the JSC, with respect to BeiGene’s (and its Affiliates’ and licensees’) Development (including any Clinical Trials), Manufacturing and Commercialization activities for Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the BeiGene Territory (including notifying Celgene in writing reasonably in advance prior to the commencement of any Clinical Trial by or on behalf of BeiGene (or its Affiliates and licensees) and providing to Celgene the protocol for such Clinical Trial).  BeiGene will consider in good faith and reasonably address Celgene’s input and comments with respect thereto.  Without limiting the foregoing, in the event that Celgene determines, in its reasonable discretion, that a given Development (including any Clinical Trial), Manufacturing or Commercialization activity for Licensed Compound, Licensed Product or Licensed Diagnostic Products in the BeiGene Territory is reasonably likely to pose a Material Safety Issue, then Celgene will have the right to notify BeiGene thereof in writing and consult with BeiGene in connection therewith, and thereafter BeiGene will not (and will cause its Affiliates and licensees not to) conduct the applicable Development (including any Clinical Trial), Manufacturing or Commercialization activity.  Without limiting the provisions of Article 5, BeiGene will promptly provide to Celgene copies of all data generated from Development activities (including Clinical Trials) for Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the BeiGene Territory; provided that BeiGene will not be required to provide any such data to the extent related to any Other Product.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

3.3.4    Activities in Other Party’s Territory.

(a)        Ex-BeiGene Territory Activities.  BeiGene hereby covenants and agrees that it will not (and will cause its Affiliates, sublicensees and subcontractors not to), either directly or indirectly, market, knowingly distribute or knowingly sell Licensed Compound, Licensed Product or Licensed Diagnostic Product into countries in the Celgene Territory for use in the Field.  Without limiting the generality of the foregoing, with respect to countries in the Celgene Territory, BeiGene will not (i) engage in any advertising activities relating to the Licensed Compound, Licensed Product or Licensed Diagnostic Product for use in the Field directed solely to customers located in such countries, or (ii) solicit orders for Licensed Compound, Licensed Product or Licensed Diagnostic Product for use in the Field from any prospective purchaser located in countries in the Celgene Territory.  If BeiGene (or any of its Affiliates, licensees or subcontractors) knows that a customer or distributor, or a customer’s distributor or customer, is engaged in the intentional sale or intentional distribution of any Licensed Compound, Licensed Product or Licensed Diagnostic Product outside of the BeiGene Territory for use in the Field, then BeiGene will (A) promptly notify Celgene regarding such activities and provide all information that Celgene may request concerning such activities and (B) take all reasonable steps (including cessation of sales to such customer) necessary to limit such sale or distribution outside the BeiGene Territory.

(b)        Ex-Celgene Territory Activities.  Celgene hereby covenants and agrees that it will not (and will cause its Affiliates, sublicensees and subcontractors not to), either directly or indirectly, market, knowingly distribute or knowingly sell Licensed Compound, Licensed Product or Licensed Diagnostic Product into countries in the BeiGene Territory in any field.  Without limiting the generality of the foregoing, with respect to countries in the BeiGene Territory, Celgene will not (i) engage in any advertising activities relating to the Licensed Compound, Licensed Product or Licensed Diagnostic Product directed solely to customers located in such countries, or (ii) solicit orders for Licensed Compound, Licensed Product or Licensed Diagnostic Product from any prospective purchaser located in countries in the BeiGene Territory.  If Celgene (or any of its Affiliates, licensees or subcontractors) knows that a customer or distributor, or a customer’s distributor or customer, is engaged in the intentional sale or intentional distribution of any Licensed Compound, Licensed Product or Licensed Diagnostic Product outside of the Celgene Territory for use in the Field, then Celgene will (A) promptly notify BeiGene regarding such activities and provide all information that BeiGene may request concerning such activities and (B) take all reasonable steps (including cessation of sales to such customer) necessary to limit such sale or distribution outside the Celgene Territory.

3.3.5    Celgene Right of First Negotiation in the BeiGene Territory.

(a)        BeiGene will promptly notify Celgene in writing (and in all cases prior to the consummation of any transaction or entering into any agreement in connection therewith) (a “BeiGene Territory Grant Notice”) in the event that BeiGene (or any of its Affiliates) intends to, directly or indirectly, sublicense, assign, transfer, convey or grant other rights (however structured, including through license, collaboration, co-promotion or other disposition of assets or rights) to a Third Party with respect to any Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the BeiGene Territory or any portion of the BeiGene Territory, including any rights with respect to the Development or Commercialization of any

Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the BeiGene Territory (or in any portion of the BeiGene Territory) (each, a “BeiGene Territory Grant”).  The BeiGene Territory Grant Notice will include a reasonably detailed description of the geographic scope and intellectual property rights included in the BeiGene Territory Grant.  Celgene will have the right, in its discretion, to negotiate with BeiGene the terms under which Celgene would obtain the rights to the BeiGene Territory Grant (each, a “BeiGene Territory ROFN”).  If Celgene desires to exercise such BeiGene Territory ROFN, Celgene will notify BeiGene thereof in writing within [...***...] after receipt of the applicable BeiGene Territory Grant Notice.  The provisions of this Section 3.3.5 shall not apply with respect to (i) the Heme Field, (ii) Manufacturing, (iii) ordinary course distribution agreements that BeiGene enters into for a portion (but not substantially all) of the BeiGene Territory, or (iv) with respect to the acquisition of BeiGene by a Third Party (by merger, purchase of assets, stock acquisition or otherwise).

(b)        If Celgene exercises such BeiGene Territory ROFN in accordance with Section 3.3.5(a), then BeiGene (and its Affiliates) will negotiate in good faith exclusively with Celgene for a period of at least [...***...] (or such longer period as agreed to by the Parties in writing) (the “BeiGene Territory ROFN Period”) the terms under which Celgene would obtain the rights to the BeiGene Territory Grant (the “BeiGene Territory ROFN Terms”), and, if the Parties agree to the BeiGene Territory ROFN Terms, the Parties will, prior to the end of the BeiGene Territory ROFN Period, negotiate in good faith and, if they reach mutual agreement, enter into (but subject to Celgene’s and BeiGene’s respective final management approval which can be given in their absolute discretion) a definitive agreement regarding the BeiGene Territory Grant on the BeiGene Territory ROFN Terms as agreed to by the Parties.

(c)        In all cases, in the event that BeiGene (or its Affiliates) grants any BeiGene Territory Grant to a Third Party, BeiGene will ensure that (and will require that the Third Party agrees as part of the definitive agreements with respect to such BeiGene Territory Grant that) (i) any Know-How discovered, invented, made, conceived or reduced to practice by or on behalf of such Third Party in connection with or pursuant to the BeiGene Territory Grant that is necessary or useful for the Development, Manufacture or Commercialization of Licensed Compound, Licensed Product or Licensed Diagnostic Product in the Celgene Territory in the Field is either owned by BeiGene or exclusively licensed to BeiGene such that such Know-How is included in the BeiGene Know-How hereunder (and all Patents claiming or covering such Know-How are included in the BeiGene Patents hereunder), (ii) such Third Party will be required to comply with all applicable provisions of this Agreement, including Sections 4.5, 4.6 and 4.7, and this Section 3.3.5 and (iii) BeiGene will not share any Confidential Information of Celgene with such Third Party.

(d)        For the avoidance of doubt, the provisions of this Section 3.3.5 shall apply separately (but only once) for each proposed BeiGene Territory Grant by BeiGene or its Affiliate.

3.4       Development, Manufacturing and Commercialization in the Heme Field.

3.4.1    Generally.  Subject to the terms and conditions of this Agreement, BeiGene retains the right, at its expense, to Develop, Manufacture and Commercialize Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the BeiGene Territory and

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

the Celgene Territory for sale in the Heme Field, and, except as otherwise set forth in Section 3.4.5(b) , no rights are granted hereunder by BeiGene to Celgene to Develop, Manufacture and Commercialize Licensed Compounds, Licensed Products and Licensed Diagnostic Products for sale in the Heme Field.  For clarity, Celgene will not be responsible for Clinical Trials or any other Development activities needed for Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Heme Field.

3.4.2    Product Differentiation. Without limiting Section 3.4.1, BeiGene and Celgene will use Commercially Reasonable Efforts to by ensure that (a) no uses in the Field are included in any product packaging, labeling or promotional materials for such Licensed Product that is Developed or Commercialized by BeiGene (or its Affiliates or licensees) for use in the Heme Field, (b) no uses in the Heme Field are included in any product packaging, labeling or promotional materials for such Licensed Product that is Developed or Commercialized by Celgene (or its Affiliates or licensees) for use in the Field, and (c) the Licensed Products  Commercialized by BeiGene (or its Affiliates or licensees), on the one hand, and by Celgene (or its Affiliates or licensees) on the other hand, are Commercialized under  different trademarks and trade dress.

3.4.3    Reports.  After [...***...], BeiGene will provide the JSC with written reports describing its (and its Affiliates’ and licensees’) progress with respect to its Development (including any Clinical Trials) activities for Licensed Compound, Licensed Product and Licensed Diagnostic Product for use in the Heme Field.  Such reports will be furnished every [...***...].  Each such report will include the following information for each Licensed Compound, Licensed Product and Licensed Diagnostic Product: (a) a summary of the Development, Manufacturing and Commercialization activities conducted during the previous [...***...] in reasonable detail, including Clinical Trials and material regulatory activity, (b) a summary of the Development and Commercialization activities then-anticipated to be conducted during the next [...***...] in reasonable detail, including Clinical Trials and material regulatory activity, and (c) such other information as the JSC may reasonably request provided that BeiGene will not be required to provide any such data to the extent related to any Other Product.

3.4.4    [Intentionally Omitted]

3.4.5    Ex-Heme Field and Ex-Field Activities.

(a)        BeiGene hereby covenants and agrees that it will not (and will cause its Affiliates, sublicensees and subcontractors not to), either directly or indirectly, market, knowingly distribute or knowingly sell, advertise or promote Licensed Compound, Licensed Product or Licensed Diagnostic Product in the Celgene Territory for use outside the Heme Field.  Without limiting the generality of the foregoing, BeiGene will not (i) engage in any advertising activities relating to Licensed Compound, Licensed Product or Licensed Diagnostic Product in the Celgene Territory directed to use outside the Heme Field, or (ii) solicit orders from any prospective purchaser located in the Celgene Territory for Licensed Compound, Licensed Product or Licensed Diagnostic Product for use outside the Heme Field.  If BeiGene (or any of its Affiliates, licensees or subcontractors) knows that a customer or distributor, or a customer’s distributor or customer, is engaged in the intentional sale or intentional distribution, or any marketing, advertisement or promotion of any Licensed Compounds, Licensed Products or Licensed Diagnostic Product in the Celgene Territory for use outside the Heme Field, then BeiGene will (A) promptly notify Celgene

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

regarding such activities and provide all information that Celgene may request concerning such activities and (B) take all reasonable steps (including cessation of sales to such customer) necessary to limit such marketing, advertisement or promotion outside the Heme Field.

(b)        Celgene hereby covenants and agrees that it will not (and will cause its Affiliates, sublicensees and subcontractors not to), either directly or indirectly, market, advertise or promote Licensed Compound, Licensed Product or Licensed Diagnostic Product anywhere in the world for use in the Heme Field.  Without limiting the generality of the foregoing, Celgene will not (i) engage in any advertising activities relating to Licensed Compound, Licensed Product or Licensed Diagnostic Product directed to use in the Heme Field, or (ii) solicit orders from any prospective purchaser for Licensed Compound, Licensed Product or Licensed Diagnostic Product for use in the Heme Field.  If Celgene (or any of its Affiliates, licensees or subcontractors) knows that a customer or distributor, or a customer’s distributor or customer, is engaged in the marketing, advertisement or promotion  of any Licensed Compounds, Licensed Products or Licensed Diagnostic Product for use in the Heme Field, then Celgene will (A) promptly notify BeiGene regarding such activities and provide all information that BeiGene may request concerning such activities and (B) take all reasonable steps (including cessation of sales to such customer) necessary to limit such marketing, advertisement or promotion in the Heme Field.

3.4.6      Celgene Right of First Negotiation in Heme Field.

(a)        BeiGene will promptly notify Celgene in writing (and in all cases prior to the consummation of any transaction or entering into any agreement in connection therewith) (a “Heme Field Grant Notice”) in the event that BeiGene (or any of its Affiliates) intends to, directly or indirectly, sublicense, assign, transfer, convey or grant other rights (however structured, including through license, collaboration, co-promotion or other disposition of assets or rights) to a Third Party with respect to any Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the Heme Field in the Celgene  Territory, including any rights with respect to the Development or Commercialization of any Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the Heme Field (each, a “Heme Field Grant”).  The Heme Field Grant Notice will include a reasonably detailed description of the geographic scope and intellectual property rights included in the Heme Field Grant.  Celgene will have the right, in its discretion, to negotiate with BeiGene the terms under which Celgene would obtain the rights to the Heme Field Grant (each, a “Heme Field ROFN”).  If Celgene desires to exercise such Heme Field ROFN, Celgene will notify BeiGene thereof in writing within [...***...] after receipt of the applicable Heme Field Grant Notice.  The provisions of this Section 3.4.6 shall not apply with respect to (i) Manufacturing, (ii) ordinary course distribution agreements that BeiGene enters into for a portion (but not substantially all) of the BeiGene Territory, or (iii) with respect to the acquisition of BeiGene by a Third Party (by merger, purchase of assets, stock acquisition or otherwise).

(b)        If Celgene exercises such Heme Field ROFN in accordance with Section 3.4.6(a), then BeiGene (and its Affiliates) will negotiate in good faith exclusively with Celgene for a period of at least [...***...] (or such longer period as agreed to by the Parties in writing) (the “Heme Field ROFN Period”) the terms under which Celgene would obtain the rights to the Heme Field Grant (the “Heme Field ROFN Terms”), and, if the Parties agree to the Heme Field ROFN Terms, the Parties will, prior to the end of the Heme Field ROFN Period, negotiate in good faith and, if they reach mutual agreement, enter into (but subject to Celgene’s and

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

BeiGene’s respective final management approval which can be given in their absolute discretion) a definitive agreement regarding the Heme Field Grant on the Heme Field ROFN Terms as agreed to by the Parties.

(c)        In all cases, in the event that BeiGene (or its Affiliates) grants any Heme Field Grant to a Third Party, BeiGene will ensure that (and will require that the Third Party agrees as part of the definitive agreements with respect to such Heme Field Grant that) (i) any Know-How discovered, invented, made, conceived or reduced to practice by or on behalf of such Third Party in connection with or pursuant to the Heme Field Grant that is necessary or useful for the Development, Manufacture or Commercialization of Licensed Compound, Licensed Product or Licensed Diagnostic Product in the Celgene Territory in the Field is either owned by BeiGene or exclusively licensed to BeiGene such that such Know-How is included in the BeiGene Know-How hereunder (and all Patents claiming or covering such Know-How are included in the BeiGene Patents hereunder), (ii) such Third Party will be required to comply with all applicable provisions of this Agreement, including Sections 4.5, 4.6, 4.7 and 4.8, and this Section 3.4.5(b) and (iii) BeiGene will not share any Confidential Information of Celgene with such Third Party.

(d)        For the avoidance of doubt, the provisions of Section 3.4.5(b) shall apply separately for each proposed Heme Field Grant by BeiGene or its Affiliate.

3.5       BeiGene Combination Research in the Celgene Territory with other BeiGene Products.  Subject to the terms of this Section 3.5, BeiGene will have the right (by itself, or with or through any Third Party) to conduct Development (including multiregional Clinical Trials and related prerequisite Clinical Trials) in the Celgene Territory of the Licensed Product for use in combination with another BeiGene proprietary pipeline product(s) (the “BeiGene Combination Studies”).  If BeiGene desires to conduct any such BeiGene Combination Studies, it will notify Celgene in writing via the JSC.   Unless Celgene objects in writing to the conduct of the proposed BeiGene Combination Study on the grounds that there is a Material Safety Issue, including supplying BeiGene with reasonable supporting evidence for such objection, BeiGene (itself, or with or through any Third Party) may thereafter conduct such BeiGene Combination Study; provided, however, that in the event that Celgene thereafter determines, in its reasonable discretion, that such BeiGene Combination Study is reasonably likely to  pose a Material Safety Issue, then Celgene will have the right to notify BeiGene thereof in writing (with reasonable evidence concerning the Material Safety Issue) and, following consultation BeiGene will cease (and will cause its Affiliates or relevant Third Party to cease) the conduct of such BeiGene Combination Study.  Without limiting the provisions of Article 5, BeiGene will promptly provide to Celgene copies of all data generated from the conduct of any BeiGene Combination Study; provided that BeiGene will not be required to provide any such data to the extent related to any Other Product.

3.6       Subcontracting.   Subject to the terms of this Agreement, each Party will have the right to engage Affiliates and Third Party subcontractors to perform its obligations and other activities under this Agreement.  The Party engaging such Affiliate or Third Party subcontractor will ensure that such Affiliate or subcontractor will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity and will perform such work consistent with the terms of this Agreement; provided, however, that any Party engaging an Affiliate or Third Party subcontractor hereunder will remain fully responsible and obligated for such activities.  The Party engaging an Affiliate or Third Party subcontractor will ensure that such Affiliate or Third Party subcontractor, as applicable, complies with all applicable provisions of this Agreement for the activities being conducted by such Affiliate or Third Party subcontractor.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against any subcontractor for any obligation or performance hereunder, prior to proceeding directly against such Party.

3.7       Celgene Right of First Negotiation for PD-L1 Antagonist.

(a)        Prior to [...***...] (the “PD-L1 Antagonist ROFN Period”), BeiGene will promptly notify Celgene in writing (and in all cases prior to the consummation of any transaction or entering into any agreement in connection therewith) (a “PD-L1 Antagonist Grant Notice”) in the event that BeiGene (or any of its Affiliates) intends to, directly or indirectly, sublicense, assign, transfer, convey or grant other rights (however structured, including through license, collaboration, co-promotion or other disposition of assets or rights) to a Third Party with respect to any PD-L1 Antagonist, including any rights with respect to the Development or Commercialization of any PD-L1 Antagonist or products containing a PD-L1 Antagonist for the field of oncology (each, a “PD-L1 Antagonist Grant”).  The PD-L1 Antagonist Grant Notice will include a reasonably detailed description of the geographic scope and intellectual property rights included in the PD-L1 Antagonist Grant.  Celgene will have the right, in its discretion, to negotiate with BeiGene the terms under which Celgene would obtain the rights to the PD-L1 Antagonist Grant (each, a “PD-L1 Antagonist ROFN”).  If Celgene desires to exercise such PD-L1 Antagonist ROFN, Celgene will notify BeiGene thereof in writing within [...***...] after receipt of the applicable PD-L1 Antagonist Grant Notice.  The provisions of this Section 3.7 shall not apply with respect to (i) the Heme Field during [...***...], (ii) Manufacturing, (iii) ordinary course distribution agreements that BeiGene enters into for a portion (but not substantially all) of the BeiGene Territory, or (iv) with respect to the acquisition of BeiGene by a Third Party (by merger, purchase of assets, stock acquisition or otherwise).

(b)        If Celgene exercises such PD-L1 Antagonist ROFN in accordance with Section 3.7(a), then BeiGene (and its Affiliates) will negotiate in good faith exclusively with Celgene for a period of at least [...***...] (or such longer period as agreed to by the Parties in writing) (the “PD-L1 Antagonist ROFN Negotiation Period”) the terms under which Celgene would obtain the rights to the PD-L1 Antagonist Grant (the “PD-L1 Antagonist ROFN Terms”), and, if the Parties agree to the PD-L1 Antagonist ROFN Terms, the Parties will, prior to the end of the PD-L1 Antagonist ROFN Negotiation Period, negotiate in good faith and, if they reach mutual agreement, enter into (but subject to Celgene’s and BeiGene’s respective final management approval which can be given in their absolute discretion) a definitive agreement regarding the PD-L1 Antagonist Grant on the PD-L1 Antagonist ROFN Terms as agreed to by the Parties.

(c)        For clarity, BeiGene’s obligation to provide a PD-L1 Antagonist Grant Notice shall expire on [...***...], and Section 3.7(b) shall not apply after [...***...] except as to any PD-L1 Antagonist Grant Notice provided prior to [...***...].

(d)        For the avoidance of doubt, the provisions of this Section 3.7 shall apply separately for each proposed PD-L1 Antagonist Grant by BeiGene or its Affiliate.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

ARTICLE 4

REGULATORY

4.1       General.  During the Term, responsibility for overseeing, monitoring and coordinating regulatory actions, communications and filings with, and submissions to, all applicable Regulatory Authorities with respect to the Licensed Compounds, Licensed Products and Licensed Diagnostic Products will be allocated between the Parties as set forth in this Article 4.  Notwithstanding anything to the contrary contained herein, nothing in this Agreement will prohibit or otherwise limit a Party (or its designees) from interacting with any Regulatory Authorities (including communications and other filings) with respect to Licensed Compound, Licensed Product or Licensed Diagnostic Product anywhere in the world and in any field in order to comply with Law, or otherwise in connection with patient safety.

4.2       [Intentionally Omitted]

4.3       Existing Regulatory Materials for Celgene Territory.

4.3.1      Transfer of Existing Regulatory Materials.  Except to the extent that BeiGene is required by Law to retain ownership of Existing Regulatory Materials to perform its responsibilities or exercise its rights under this Agreement, or during any period that BeiGene is the Lead Basket Party for a Basket Study to which such Existing Regulatory Materials relate, at Celgene’s request BeiGene will assign (and hereby does assign) and transfer (including providing true, accurate and complete hard and electronic copies) to Celgene (or its designee), or, to the extent not owned by BeiGene, will cause to be assigned and transferred to Celgene (or its designee), promptly after the Effective Date, any and all Existing Regulatory Materials, and thereafter Celgene (or its designee) will have the sole right, in its discretion, to file, maintain and hold title to, at its discretion, all Existing Regulatory Materials.  With respect to any Existing Regulatory Materials initially retained by BeiGene for purposes of performing its responsibilities as the Lead Basket Party, BeiGene shall complete the assignment and transfer of such Existing Regulatory Materials to Celgene as soon as reasonably possible after Celgene’s opt-in for such Basket Study pursuant to Section 8.3.1.  Notwithstanding the foregoing, at the election of Celgene, Celgene may notify BeiGene in writing that it does not desire to take assignment and transfer of certain Existing Regulatory Materials (as so determined by Celgene) and in such case, BeiGene will not assign or transfer to Celgene (or its designee) such designated Existing Regulatory Materials; provided, however, that BeiGene shall not be required to keep such declined Existing Regulatory Materials up-to-date, in good standing or otherwise in effect.  Subject to the applicable terms of this Agreement, BeiGene shall be permitted to make regulatory filings for Other Products in the Celgene Territory in order to conduct Clinical Trials that are required for Regulatory Approval of BeiGene Combination Regimens in the BeiGene Territory.  For the sake of clarity, (a) BeiGene may cross reference (per Section 4.5.4(b)) Licensed Product INDs for the development of its Combination Regimens and (b) Celgene will be the Party responsible for filing the initial MAA and all subsequent filings with respect to Licensed Product in the Celgene Territory in the Field.

4.3.2      Right of Reference Prior to Transfer.  Pending such time as the Existing Regulatory Materials are transferred and assigned to Celgene (or its designee), or in the event of failure to transfer and assign such Existing Regulatory Materials to Celgene (or its designee), as required by Section 4.3.1, Celgene  will have, and BeiGene hereby grants to Celgene, access and an exclusive right of reference (without any further action required on the part of BeiGene, whose authorization to file this right of reference with any Regulatory Authority is hereby granted), to all such Existing Regulatory Materials and all data contained in any Existing Regulatory Materials for Celgene  to exercise its rights and perform its obligations hereunder.  In all cases, Celgene will have access and the right to use all data contained in any Existing Regulatory Materials, and BeiGene will ensure that Celgene are afforded such access and rights.

4.3.3      Regulatory Matters for Existing Regulatory Materials Prior to Transfer.  Notwithstanding the provisions of Section 4.4.1, until such time as a given Existing Regulatory Material is assigned and transferred to Celgene in accordance with Section 4.3.1, BeiGene will be responsible for all communications and interactions with Regulatory Authorities with respect to such Existing Regulatory Material; provided that, in connection with any such activities by BeiGene, (a) BeiGene will consult and coordinate with Celgene with respect thereto, (b) allow Celgene to attend or participate in any meetings or other interactions with Regulatory Authorities in connection therewith, (c) comply with any reasonable requests made by Celgene in connection therewith and (d) submit to Celgene a copy of any proposed filing and correspondence with any Regulatory Authority for Celgene’s review and approval prior to submission thereof.

4.4       Regulatory Matters in the Celgene Territory in the Field.

4.4.1      Celgene Territory in the Field.  Except for Existing Regulatory Materials prior to transfer to Celgene in accordance with Section 4.3.1 or in connection with Basket Studies for which BeiGene is the Lead Basket Party as set forth in Section 4.4.2, as between the Parties, all Regulatory Materials (including all Regulatory Approvals) for the Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the Celgene Territory for use in the Field will be owned by and held in the name of Celgene (or its designees).  If Celgene determines that any regulatory filings for any Licensed Compounds, Licensed Products or Licensed Diagnostic Products are required for the Celgene Territory for use in the Field, including INDs, MAAs and other Regulatory Approvals (as applicable), then, except for Existing Regulatory Materials prior to transfer to Celgene in accordance with Section 4.3.1 or in connection with Basket Studies for which BeiGene is the Lead Basket Party as set forth Section 4.4.2, Celgene (or its designee) will have the sole right, in its discretion, to seek to obtain and maintain such regulatory filings (in its or its designee’s name).  In addition, except for Existing Regulatory Materials prior to transfer to Celgene in accordance with Section 4.3.1 or in connection with Basket Studies for which BeiGene is the Lead Basket Party as set forth in Section 4.4.2, Celgene (or its designee) will have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the Celgene Territory for use in the Field, including with respect to any Regulatory Materials in connection therewith.  BeiGene (and its Affiliates) will have no right to, and will not, make any regulatory filings related to any Licensed Compounds, Licensed Products or Licensed Diagnostic Products or otherwise interact with any Regulatory Authorities with respect to Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the Celgene Territory for use in the Field unless approved in writing by Celgene, in its sole discretion or as set forth below.  At the request of Celgene, BeiGene will reasonably assist Celgene in communications and filings with Regulatory Authorities with respect to the Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Celgene Territory for use in the Field, including providing necessary documents or other materials required by Law.  Notwithstanding anything herein, BeiGene shall have the right to own and control Regulatory Materials with respect to any Clinical Trial in the Celgene Territory in the Field that BeiGene is permitted to conduct under this Agreement, and will have the sole right, in its discretion, to seek to obtain and maintain such regulatory filings (in its or its designee’s name) and will have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Licensed Compounds, Licensed Products or Licensed Diagnostic Products that are the subject of such Clinical Trials, and Regulatory Materials in connection therewith; provided that (a) upon BeiGene’s completion of any Basket Study, at Celgene’s request BeiGene will assign (and hereby does assign) and transfer (including providing true, accurate and complete hard and electronic copies) to Celgene (or its designee), or, to the extent not owned by BeiGene, will cause to be assigned and transferred to Celgene (or its designee), promptly after such request, any and all Regulatory Materials in the Territory in the Field related to such Basket Study, and thereafter Celgene (or its designee) will have the sole right, in its discretion, to file, maintain and hold title to, at its discretion, Regulatory Materials related to such Basket Study and (b) Celgene (or its designee) shall have the sole right, and BeiGene shall have no right, to file an MAA for any Licensed Product in the Territory in the Field.

4.4.2      Basket Studies Conducted by BeiGene.  In the event that BeiGene is conducting a Basket Study as set forth in and pursuant to Section 3.2, all Regulatory Materials (including all INDs) relating to such Basket Study will be owned by and held in the name of BeiGene (or its designees) in the Celgene Territory and the BeiGene Territory, and in connection with Regulatory Materials in the Celgene Territory, the provisions of Section 4.4.1 will apply, mutatis mutandis. Notwithstanding the foregoing, (a) prior to Celgene’s opt-in pursuant to Section 8.3.1 for a Basket Study that is being conducted by BeiGene, BeiGene shall consult with Celgene regarding the Regulatory Materials in the Celgene Territory, all decisions relating thereto by BeiGene shall be made solely based on the best interests of the Development program under which such Basket Study is being conducted, and BeiGene shall have final decision-making authority with respect thereto.

4.5       Regulatory Matters in the BeiGene Territory; Regulatory Matters in the Heme Field.

4.5.1    BeiGene Territory.  As between the Parties, subject to the remaining provisions of this Section 4.5, all Regulatory Materials (including all Regulatory Approvals) for the Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the BeiGene Territory will be owned by, and held in the name of, BeiGene or its Affiliate.  Subject to the remaining provisions of this Section 4.5, if BeiGene determines that any regulatory filings for any Licensed Compounds, Licensed Products or Licensed Diagnostic Products are required for the BeiGene Territory, including INDs, MAAs and other Regulatory Approvals (as applicable), then BeiGene (or its Affiliate) will have the sole right, in its discretion, to seek to obtain and maintain such regulatory filings (in its or its Affiliate’s name).  In addition, subject to the remaining provisions of this Section 4.5, BeiGene (or its Affiliate) will have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the BeiGene Territory, including with respect to any Regulatory Materials in connection therewith.

4.5.2    Heme Field in Celgene Territory and BeiGene Territory.  As between the Parties, subject to the remaining provisions of this Section 4.5, all Regulatory Materials (including all Regulatory Approvals) specifically and solely for the Licensed Compounds, Licensed Products or Licensed Diagnostic Products in the Heme Field in the Celgene Territory will be owned by, and held in the name of, BeiGene or its Affiliate.  Subject to the remaining provisions of this Section 4.5, if BeiGene determines that any regulatory filings specifically and solely for any Licensed Compounds, Licensed Products or Licensed Diagnostic Products are required for the Heme Field in the Celgene Territory, including INDs, MAAs and other Regulatory Approvals (as applicable), then BeiGene (or its Affiliate) will have the sole right, in its discretion, to seek to obtain and maintain such regulatory filings (in its or its Affiliate’s name).  In addition, subject to the remaining provisions of this Section 4.5, BeiGene (or its Affiliate) will have the sole right to communicate and otherwise interact with Regulatory Authorities with respect to the Licensed Compounds, Licensed Products or Licensed Diagnostic Products specifically and solely for the Heme Field, including with respect to any Regulatory Materials in connection therewith.

4.5.3    Coordination.  Each Party will provide the other Party with a reasonable opportunity to comment substantively on all material Regulatory Materials with respect to Licensed Compound, Licensed Product or Licensed Diagnostic Product prior to filing or taking material action in connection therewith, and the Party that has the right to control such Regulatory Materials will consider in good faith and reasonably address the other Party’s input and comments with respect thereto, including with respect to filing strategy; provided that, if the non-controlling Party determines, in its reasonable opinion, that the failure to implement such comments is reasonably likely to pose a Material Safety Issue,  then the controlling Party will address non-controlling Party’s comments to the non-controlling Party’s reasonable satisfaction.  In addition, solely with respect to Basket Studies, the Lead Basket Party will allow the other Party or its representative to attend any and all meetings with Regulatory Authorities, and participate in all other material communications with Regulatory Authorities, to the extent such attendance or participation is permitted by such Regulatory Authority, in each case, with respect to Licensed Compound, Licensed Product or Licensed Diagnostic Product that are the subjects of such Basket Study.  This Section 4.5.3 shall not apply with respect to the Heme Field during [...***...] or to the Other Product portion of any Combination Regimen, except, in each case, to the extent relating to safety matters).

4.5.4    Right of Reference.

(a)        Celgene Right of Reference.  With respect to any Regulatory Materials for any Licensed Compound, Licensed Product or Licensed Diagnostic Product held by or on behalf of BeiGene (or any of its Affiliates or licensees), Celgene (and its designees) will have, and BeiGene hereby grants to Celgene (and its designees), a right of reference (without any further action required on the part of BeiGene, whose authorization to file this right of reference with any Regulatory Authority is hereby granted) with the right to grant further rights of reference, to all such Regulatory Materials and all data contained in any such Regulatory Materials for Celgene (and its designees) to exercise its rights and perform its obligations hereunder.  In all cases, Celgene (and its designees) will have access and a right to use all data contained in any such Regulatory Materials to the extent it relates to the Licensed Product and not any Other Product, and BeiGene will ensure that Celgene (and its designees) are afforded such access and rights. This Section 4.5.4 shall not apply with respect to the Heme Field during [...***...].

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(b)        BeiGene Right of Reference.  With respect to any Regulatory Materials for any Licensed Compound, Licensed Product or Licensed Diagnostic Product held by or on behalf of Celgene (or any of its Affiliates or licensees), BeiGene (and its designees) will have, and Celgene hereby grants to BeiGene (and its designees), a right of reference (without any further action required on the part of BeiGene, whose authorization to file this right of reference with any Regulatory Authority is hereby granted) with the right to grant further rights of reference, to all such Regulatory Materials and all data contained in any such Regulatory Materials for BeiGene (and its designees) to exercise its rights and perform its obligations hereunder, for clarity, including the Development, Manufacture and Commercialization of Licensed Compound, Licensed Product or Licensed Diagnostic Product (i) only upon the expiry, if any, of [...***...], in the Heme Field anywhere in the world, and (ii) in the BeiGene Territory.  In all cases, BeiGene (and its designees) will have access and a right to use all data contained in any such Regulatory Materials to the extent it relates to the Licensed Product and not any Other Product, and Celgene will ensure that BeiGene (and its designees) are afforded such rights.

4.6       Recalls.  Each Party will promptly provide notice to the other Party (a) if it is considering withdrawing or recalling or taking similar action with respect to a Licensed Product (or Licensed Diagnostic Product) (a “Recall”) or (b) of any newly identified safety issue or safety signal related to a Licensed Product (or Licensed Diagnostic Product) or any circumstance arising in such Party’s studies of a Licensed Product (or Licensed Diagnostic Product), in each case, for which the Party reasonably believes that an action warranting a Recall may be required to protect public health.  Such notice will be given by telephone and e-mail (which notice will be provided [...***...], unless such recall involves an SAE, in which case, such notice will be provided [...***...]) and confirmed in writing promptly thereafter.  The Parties will promptly meet (either in person or by teleconference or videoconference, or by other means as agreed to by the Parties) and discuss in good faith the reason the notifying Party is considering a Recall (including any safety issues or signals), the scope thereof and the process for undertaking such Recall (provided that such discussions do not delay any action to protect public health) and work in good faith to jointly implement a strategy and any actions that may be required to protect public health, including Recalling Licensed Product (or Licensed Diagnostic Product) in one or more countries.  Notwithstanding the foregoing, as between the Parties, (i) Celgene will have the sole right to determine whether to implement, and will be solely responsible for implementing a Recall with respect to Licensed Product (or Licensed Diagnostic Product) in the Celgene Territory in the Field, and (ii) BeiGene will have the sole right to determine whether to implement, and will be solely responsible for implementing a Recall with respect to Licensed Product (or Licensed Diagnostic Product) (A) in the Celgene Territory solely in the Heme Field, and (B) in the BeiGene Territory.  The Parties will reasonably cooperate in connection with Recalls of Licensed Product (or Licensed Diagnostic Product).

4.7       Pharmacovigilance.

4.7.1      Pharmacovigilance Agreement.  Within [...***...] after the Effective Date, BeiGene and Celgene (or its applicable Affiliate(s)) will enter into a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) in order to, among other things, coordinate safety matters, share safety information and allocate responsibilities for safety matters with respect to Licensed Product (and Licensed Diagnostic Product).  Until such time as the Pharmacovigilance Agreement is entered into, BeiGene will transmit to Celgene all study-related serious adverse drug reactions

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(“SADRs”) and serious adverse events (“SAEs”) in patients exposed to Licensed Product (or Licensed Diagnostic Product, as applicable) as follows:

(a)        For fatal and life-threatening SADRs, BeiGene will send a case notification to Celgene within [...***...] and a completely processed case (CIOMS-1 form) within [...***...];

(b)        For all other SADRs, BeiGene will send a case notification Celgene within [...***...] and a completely processed case on a CIOMS-1 form within [...***...]; and

(c)        For all unrelated SAEs, BeiGene will send a case notification to Celgene within [...***...] and a completely processed case on a CIOMS-1 form within [...***...].

4.7.2    Global Safety Database.

(a)        As soon as reasonably practicable following the Effective Date, Celgene will establish and maintain in compliance with Law the global safety database for Licensed Compounds, Licensed Products and Licensed Diagnostic Products.  BeiGene’s access to data from the global safety database shall be handled in accordance with the terms of the Pharmacovigilance Agreement.  Until such time as Celgene establishes such global safety database, BeiGene will continue to be responsible for maintaining the global safety database for Licensed Compounds, Licensed Products and Licensed Diagnostic Products.

(b)        During the Term and thereafter as required in order to comply with Law, each Party will provide the other Party with all information necessary or desirable for such other Party to comply with its pharmacovigilance responsibilities, including any adverse drug experiences, in each case in the form reasonably requested by such other Party.

4.8       Inability to Separate Regulatory Filings in the Celgene Territory.  With respect to Licensed Product and Licensed Diagnostic Product in the Celgene Territory, the Parties anticipate having separate INDs and Regulatory Approvals for the use of Licensed Products (and Licensed Diagnostic Products) in the Field, on the one hand, and for use in the Heme Field, on the other, as set forth in Sections 4.4 and 4.5.  The Parties will reasonably endeavor to obtain separate INDs and Regulatory Approvals for Products (and Licensed Diagnostic Products) in the Celgene Territory for use in the Field, on the one hand, and for use in the Heme Field, on the other.  Notwithstanding the foregoing, in the event that, due to applicable legal or regulatory requirements, either Party cannot file for separate INDs or Regulatory Approvals in the Celgene Territory (or otherwise have separate responsibility in the Celgene Territory for a given regulatory filing and related submissions) for a Licensed Product (or Licensed Diagnostic Product, as applicable) in the Field with respect to Celgene, and in the Heme Field with respect to BeiGene, then the Parties will work together in good faith to address such situation and agree to any amendments to the provisions of this Article 4 as may be reasonably necessary to afford Celgene the rights in the Field and BeiGene the rights in the Heme Field.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

ARTICLE 5

TECHNOLOGY TRANSFER AND ASSISTANCE

5.1       General.  During the Term, BeiGene will (and will cause its Affiliates to) cooperate with Celgene (and its designees) and provide reasonable assistance to Celgene (and its designees) to enable Celgene (and its designees) to Develop, Manufacture and Commercialize Licensed Compounds, Licensed Products and Licensed Diagnostic Products for the Celgene Territory for use in the Field, as and to the extent requested by Celgene, including providing Celgene (and its designees) with reasonable access by teleconference or in-person to BeiGene personnel (and personnel of its Affiliates and Third Party contractors) involved in the Development or Manufacture of Licensed Compounds,  Licensed Products or Licensed Diagnostic Products, to assist and answer questions related to the Licensed Compounds,  Licensed Products and Licensed Diagnostic Products.

5.2       Specific Transition Assistance.  Without limiting the provisions of Section 5.1, as soon as reasonably practicable following the Effective Date (but in all cases, within [...***...] after the Effective Date or such other period of time as agreed to by the Parties), and thereafter during the Term as may be reasonably requested by Celgene from time to time, BeiGene will (a) disclose to Celgene (and its designees) in English (including by providing hard and electronic copies thereof) all BeiGene Know-How, including any materials and documentation (including data and protocols) included therein and any other physical embodiments thereof, as well as all chemistry, manufacturing and control (CMC) information, data and materials related to Licensed Compound or Licensed Product, and (b) transfer to Celgene (and its designees) all Product Biological and Chemical Materials, as well as all other assays, reagents, research tools, compounds (including molecular constructs), cell lines, data, seeds (including pre-seeds, master seeds and working seeds), cell banks (including master cell banks and working cell banks), clones, primers, vectors, antibodies, serum samples and biological samples related to any Licensed Compounds, Licensed Products or Licensed Diagnostic Products, or otherwise useful for the Development, Manufacture or Commercialization thereof, and Celgene and its designees will have the full right to utilize all of the foregoing in connection with the Development, Manufacture or Commercialization of Licensed Compounds, Licensed Products and Licensed Diagnostic Products pursuant to this Agreement.  Without limiting the foregoing, if any additional BeiGene Know comes under the Control of BeiGene (or its Affiliate) following the Effective Date, then BeiGene will promptly disclose such Know-How to Celgene, and the provisions of this Section 5.2 will apply in connection therewith.  For clarity, BeiGene has the right to retain copies of materials (or reasonable quantities of physical materials) transferred hereunder in order to continue BeiGene’s Development activities as contemplated in this Agreement.

5.3       Manufacturing Technology Transfer.  Without limiting the provisions of Sections 5.1 and 5.2, during the Term as may be reasonably requested by Celgene from time to time, BeiGene will provide or cause to be provided (including from its Third Party contract manufacturers) to Celgene (and its designees), copies in English (in writing and in an electronic format) of all data, information and other Know-How in the possession of BeiGene (or any of its Affiliates or its Third Party contract manufacturers) that is related to the Manufacture of any Licensed Compounds, Licensed Products or Licensed Diagnostic Products, in order to enable Celgene (and its designees) to Manufacture the Licensed Compounds, Licensed Products or Licensed Diagnostic Products, including to replicate the process employed by or on behalf of

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

BeiGene to Manufacture any Licensed Compounds or Licensed Products.  Such transfer will include all process, analytical and formulation development data and methods, all technical memos, all analytical methods, all reference standards, all process evolution data and all batch records. In addition, as may be reasonably requested by Celgene from time to time, BeiGene will use Commercially Reasonable Efforts to cause its Third Party contract manufacturers to enter into such agreements with Celgene (and its designees) and take such other actions as are necessary to enable Celgene (and its designees) to Manufacture Licensed Compounds, Licensed Products or Licensed Diagnostic Product. In addition, at the request of Celgene from time to time, BeiGene will make its (and its Affiliates’) employees and consultants (including personnel of its Third Party contract manufacturers) available to Celgene (and its designees) to provide reasonable consultation and technical assistance in order to ensure an orderly transition of the manufacturing technology and operations to Celgene (and its designees) and to assist Celgene (and its designees) in its Manufacture of any Licensed Compounds, Licensed Products and Licensed Diagnostic Products.  The costs of the transfer under this Section 5.3 shall be borne by Celgene unless Celgene requests such transfer due to an actual or anticipated inability of BeiGene to supply cGMP compliant Licensed Compound or Licensed Product under this Agreement or any Supply Agreement.

5.4       Inventory Transfer.  BeiGene will reasonably consider any requests by Celgene for the purchase of a portion of BeiGene’s existing inventory of Licensed Compounds, Licensed Products and Licensed Diagnostic Products on a Cost-Plus basis, but BeiGene shall be under no obligation to enter into any agreement for such purchase.

5.5       [Intentionally Omitted]

5.6       Transition Plan.  In order to facilitate certain transitions as contemplated in this Article 5, within [...***...] after the Effective Date, the Parties will establish in good faith a transition plan setting forth certain additional transition activities to be undertaken by or on behalf of BeiGene in order to fully transition the Development, Manufacture (if requested by Celgene) and Commercialization of Licensed Compounds, Licensed Products and Licensed Diagnostic Products for the Celgene Territory in the Field to Celgene (and its designees) (the “Transition Plan”).  Once established, BeiGene will use Commercially Reasonable Efforts to expeditiously perform its activities under the Transition Plan.

ARTICLE 6

COMPLIANCE

6.1       General.  Each Party will conduct, and will ensure that its Affiliates and Third Party contractors conduct, all activities hereunder, including all Development, Manufacturing and Commercialization of Licensed Compounds, Licensed Products and Licensed Diagnostic Products, in compliance with all Laws, including GCP, GLP and cGMP, as applicable.  In addition, each Party hereby certifies to the other Party that it has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person (a) debarred under United States law (including Section 21 U.S.C. 335a) or any foreign equivalent thereof or (b) that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each case, in performing any portion of the activities hereunder, including any Development, Manufacturing or Commercialization of Licensed Compounds, Licensed Products and Licensed Diagnostic

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Products.  Each Party will notify the other Party in writing immediately if any such debarment occurs or comes to its attention, and will, with respect to any Person so debarred promptly remove such Person from performing any such activities, function or capacity related to any such activities.

6.2       Animal Research.  Without limiting the provisions of Section 6.1, if animals are used in research of Licensed Compounds, Licensed Products or Licensed Diagnostic Products, each Party will comply, and will ensure that its Affiliates and Third Party contractors comply, with the U.S. Animal Welfare Act and any other applicable Laws relating to the care and use of laboratory animals.  Each Party encourages the other Party to use the highest standards, such as those set forth in the Guide for the Care and Use of Laboratory Animals (NRC, 1996), for the humane handling, care and treatment of such research animals.  Any animals which are used in the course of the activities hereunder, or products derived from those animals, such as eggs or milk, will not be used for food purposes, nor will these animals be used for commercial breeding purposes.

6.3       Use of Human Materials.  Without limiting the provisions of Section 6.1, if any human cell lines, tissue, human clinical isolates or similar human-derived materials (the “Human Materials”) are to be collected and/or used in the activities hereunder, each Party covenants (a) that it will comply, and will ensure that its Affiliates and Third Party contractors comply, with all Laws relating to the collection and/or use of the Human Materials and (b) that it has obtained, or will obtain, and will ensure that its Affiliates and Third Party contractors have obtained or will obtain, all necessary approvals and appropriate informed consents, in writing, for the collection and/or use of such Human Materials.  Without limiting the foregoing, to the extent a Party (or its Affiliates) will be providing the other Party with access to Protected Health Information (“PHI”), as defined by HIPAA (or similar law outside the United States, as applicable), BeiGene agrees, represents and warrants that it has obtained or will obtain (prior to providing such PHI access to the other Party) from each such subject an authorization in compliance with HIPAA (or similar law outside the United States, as applicable) sufficient to allow the disclosing Party to provide such information to the other Party for access, license and use by the other Party as set forth herein, or, to the extent applicable, waiver of authorization from an institutional review board or privacy board.

6.4       Compliance with Ethical Business Practices.  Each Party agrees to conduct the activities contemplated herein, and to ensure that its Affiliates, sublicensees, and Third Party contractors conduct the activities contemplated herein, in a manner consistent with both Law and good business ethics.

6.5       Governments and International Public Organizations.  Without limiting the provisions of Section 6.1, each Party warrants that none of its employees, agents, officers or other members of its management (or any employees, agents, officers or other members of management of any of its Affiliates, sublicensees or Third Party contractors) are officials, officers, agents or representatives of any government or international public organization.  Each Party agrees that it will not make any payment, and will ensure that its Affiliates, sublicensees, and Third Party contractors do not make any payment, either directly or indirectly, of money or other assets, including any compensation such Party derives from this Agreement (hereinafter collectively referred to as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred to as “Officials”) where such Payment would constitute a violation of any Law.  In addition, regardless of legality, each Party agrees that it will make no Payment, and will ensure that its Affiliates and Third Party contractors make no payment, either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of the other Party’s business.

6.6       No Authority.  Each Party acknowledges that no employee of the other Party or its Affiliates will have authority to give any direction, either written or oral, relating to the making of any commitment by such Party or its agents to any Third Party in violation of terms of this or any other provisions of this Agreement.

6.7       Exclusions Lists.  Each Party will not use (and will cause its Affiliates and Third Party contractors not to use) any Person (including any employee, officer, director or Third Party contractor) who is (or has been) on the Exclusions Lists, or who is (or has been) in Violation, in the performance of any activities hereunder.  Each Party certifies to the other Party that, as of the Execution Date, it has screened itself, and its officers and directors (and its Affiliates and their respective officers and directors) against the Exclusions Lists and that it has informed the other Party in writing whether it, or any of its officers or directors (or any of its Affiliates or any of their respective officers and directors) has been in Violation.  After the execution of this Agreement, each Party will notify the other Party in writing immediately if any such Violation occurs or comes to its attention.

ARTICLE 7

LICENSE GRANT; CERTAIN COVENANTS

7.1       Licenses.

7.1.1      Grant by BeiGene.  BeiGene hereby grants to Celgene an exclusive (even as to BeiGene and its Affiliates, subject to Section 7.7) right and license, with the right to grant sublicenses (through multiple tiers), under the BeiGene IP to (a) Develop, Manufacture (and have Manufactured) and Commercialize Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Celgene Territory for use in the Field (including as a Single Agent Regimen, as part of a Combination Regimen or otherwise) and (b) Develop and Manufacture (and have Manufactured) Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the BeiGene Territory solely for Commercialization in the Celgene Territory for use in the Field (including as a Single Agent Regimen, as part of a Combination Regimen or otherwise); provided, however, that the foregoing license (i) shall not prevent BeiGene, its Affiliates or any of their licensees from Manufacturing (or having Manufactured) Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Celgene Territory for (1) Commercialization in the BeiGene Territory or worldwide in the Heme Field, (2) Development pursuant to the terms of this Agreement, (3) Development of Other Products for Combination Regimens anywhere in the world, including seeking a label in a Regulatory Approval for such Other Product for use in a combination regimen and (4) supply to Celgene or its Affiliates pursuant to the terms of this Agreement or a Supply Agreement, and (ii)  shall be non-exclusive with respect to those specific BeiGene Patents that Cover Combination Regimens solely for Manufacturing, Developing and Commercializing

Other Products.  For the sake of clarity, the BeiGene Patents set forth on Schedule 1.12 for [...***...].

7.1.2      Grant by Celgene.  Celgene hereby grants to BeiGene the non-exclusive right and license, with the right to grant sublicenses (through multiple tiers), under the Celgene Collaboration IP and the Celgene Proprietary IP to (a) Develop, Manufacture (and have Manufactured) and Commercialize Licensed Compounds and Licensed Products in the BeiGene Territory (including as a Single Agent Regimen, as part of a Combination Regimen or otherwise), and (b) Develop and Manufacture (and have Manufactured) Licensed Compounds, Licensed Products and Licensed Diagnostic Products in the Celgene Territory solely for Commercialization in the BeiGene Territory (including as a Single Agent Regimen, as part of a Combination Regimen or otherwise), in each case of the foregoing clauses (a) and (b) excluding the Heme Field during [...***...].

7.1.3      Other Products in Combination Regimens.  Notwithstanding the foregoing, the licenses granted in Sections 7.1.1 and 7.1.2 respectively are not intended to restrict either Party from Developing, Manufacturing or Commercializing Other Products for Combination Regimens anywhere in the world, including seeking a label in a Regulatory Approval for such Other Product for use in a Combination Regimens and Commercializing such Other Product under such label.  However, for clarity, the right to Develop, Manufacture and Commercialize an Other Product in a Combination Regimen does not in itself imply any right to Develop, Manufacture or Commercialize the Licensed Product for such Combination Regimen, which rights shall be solely as set forth in the licenses and retained rights set forth expressly in this Agreement.

7.2       No Implied Licenses.  For purposes of clarity, each Party retains all rights under Know-How and Patents Controlled by such Party not expressly granted to the other Party pursuant to this Agreement.   Except as explicitly set forth in this Agreement, neither Party will be deemed by estoppel or implication to have granted to the other Party any license or other right to any intellectual property of such Party.

7.3       Sublicenses and Third Party Licenses.  A Party will have the right to sublicense (through multiple tiers) the licenses granted to it hereunder, including to Affiliates and Third Parties.  Each license or sublicense of the BeiGene IP, Celgene Collaboration IP or Celgene Proprietary IP, shall be consistent with the applicable terms and conditions of this Agreement, and will require that the sublicensee or licensee agrees as part of the sublicense or license agreement that any Know-How discovered, invented, made, conceived or reduced to practice by or on behalf of such sublicensee or licensee in connection with the sublicense agreement that is necessary or useful for the Development, Manufacture or Commercialization of Licensed Compound, Licensed Product or Licensed Diagnostic Product is either owned by such Party or exclusively licensed to such Party such that such Know-How is included in the Celgene Collaboration IP, Celgene Proprietary IP or BeiGene IP, as applicable, hereunder (and all Patents claiming or covering such Know-How are included in the Celgene Collaboration IP, Celgene Proprietary IP or BeiGene IP, as applicable).   The Party granting the sublicense hereunder will (i) notify the other Party of the name and address of the Affiliate or Third Party receiving the sublicense and, in the case of sublicenses to Third Parties, supply the other Party with a complete copy of the sublicense agreement (redacted only with respect to financial terms and sensitive commercial or technical information) five (5) Business Days after its execution; (ii) remain fully responsible and obligated

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

for its obligations hereunder; and (iii) will be responsible for ensuring that the performance by any of its sublicensees hereunder that are exercising rights under a sublicense hereunder is in accordance with the applicable terms of this Agreement.

7.4       BeiGene Exclusivity.

7.4.1      General.  During the Term, BeiGene and its Affiliates will not (and BeiGene will ensure that its Affiliates do not) directly or indirectly, (a) alone or with or for any Third Party research, develop, make, sell or otherwise commercialize any PD-1 Antagonist (or any product constituting, incorporating, comprising or containing any PD-1 Antagonist) for use in the Field in the Celgene Territory or (b) collaborate with, or otherwise authorize, license or grant any right to, any Third Party to research, develop, make, sell or otherwise commercialize any PD-1 Antagonist (or any product constituting, incorporating, comprising or containing any PD-1 Antagonist)  for use in the Field in the Celgene Territory.

7.4.2      Exceptions.  Notwithstanding the provisions of Section 7.4.1, the provisions of Section 7.4.1 will not apply to, and BeiGene and its Affiliates will not be prohibited under Section 7.4.1 from, (a) the conduct of Basket Studies for Licensed Product by BeiGene or its Affiliates to the extent set forth in, and in accordance with, Section 3.2, (b) the conduct of BeiGene Combination Studies by BeiGene or its Affiliates to the extent set forth in, and in accordance with, Section 3.5, (c) the conduct of multiregional Clinical Trials for purpose of registration or Commercialization of the Licensed Product in the BeiGene Territory; (d) Manufacturing Licensed Compound and Licensed Product by BeiGene for supply to Celgene to the extent set forth in, and in accordance with, Section 3.1.4, and to supply Clinical Trials that BeiGene is required or has the right to conduct in the Celgene Territory;  (e) Developing, Manufacturing or Commercializing Other Products for Combination Regimens anywhere in the world, including seeking a label in a Regulatory Approval for such Other Product for use in a Combination Regimen (as defined in Section 7.5.2) with a PD-1 Antagonist and Commercializing such Other Product under such label, provided that BeiGene shall not Manufacture (other than for Celgene or its Affiliates under this Agreement or for BeiGene or its Affiliates in the BeiGene Territory or for the Heme Field) or Commercialize the PD-1 Antagonist component of such Combination Regimen (as defined in Section 7.5.2), or (f) engaging in any other activity that BeiGene is expressly permitted to do under Section 7.1.1.

7.5       Celgene Exclusivity – Competing Product.

7.5.1      General.  During the Term, Celgene and its Affiliates will not (and Celgene will ensure that its Affiliates do not) directly (a) clinically develop any Competing Product in the Celgene Territory for use in the Field intended to obtain Regulatory Approval for such Competing Product in the Celgene Territory for use in the Field (i.e., conduct of a pivotal Registrational Clinical Trial intended to generate data for submission by Celgene (or its Affiliate) for Regulatory Approval of such Competing Product in the Celgene Territory for use in the Field, or (b) sell any Competing Product in the Celgene Territory labeled for use in the Field.

7.5.2      Exceptions.  Notwithstanding the provisions of Section 7.5.1, the provisions of Section 7.5.1 will not apply to, and Celgene and its Affiliates will not be prohibited under Section 7.5.1 from:

(a)        clinical Development intended for label expansion of an Other Product (that is not a Competing Product) for a Combination Regimen and even if reference to a Competing Product is included in the label for such Other Product;

(b)        Developing or Commercializing Licensed Compounds, Licensed Products or Licensed Diagnostic Products pursuant to this Agreement;

(c)        Developing or Commercializing any Competing Product (including any modifications or improvements thereof) to which Celgene (or its Affiliate) has rights pursuant to that certain agreement entered into among Celgene, [...***...] (the “[...***...] Agreement”); and/or

(d)        Developing or Commercializing Other Products for Combination Regimens anywhere in the world, including seeking a label in a Regulatory Approval for such Other Product for use in a Combination Regimen with a Competing Product and Commercializing such Other Product under such label, provided that Celgene shall not Manufacture or Commercialize the Competing Product component of such Combination Regimen.

Notwithstanding the foregoing, nothing in Section 7.5.1 or 7.5.2 shall prohibit Celgene or its Affiliates from continuing any Clinical Trials that are in process as of the Effective Date, or from Commercializing any drug products (or any label expansions) that result from such trials.  For purposes of this Section 7.5.2 and where specifically identified in Section 7.4.2 and 7.8.2, “Combination Regimen” shall mean, with respect to a given therapeutic product (other than a Licensed Product) for a given Indication, intended use of such therapeutic product for such Indication together with one or more Other Products as two or more entities of active ingredients in a combination therapy, including concomitant or sequential therapy, either (i) in a Clinical Trial for such other therapeutic product for such Indication as set forth in the protocol for such Clinical Trial or (ii) for commercial sale for such Indication as set forth in the approved label for such therapeutic product.

7.5.3      Acquired Competing Products.  Without limiting the provisions of Section 7.5.2, if after the Execution Date, Celgene (or any of its Affiliates) acquires any Third Party (or business or assets of a Third Party) or is acquired by a Third Party (in either case, by merger, purchase of assets, stock acquisition or otherwise) and as a result of such transaction, Celgene (or any of its Affiliates) obtains rights (via ownership or otherwise) to a Competing Product such that Celgene (or its Affiliate) would be in breach of the provisions of Section 7.5.1 (and none of the exceptions in Section 7.5.2 apply) (an “Acquired Competing Product”), then Celgene (and its Affiliates) will not be deemed to be in breach of Section 7.5.1, and Celgene will, at its option, no later than [...***...] following Celgene’s (or its Affiliate’s, as applicable) acquisition of such Acquired Competing Product, undertake at least one of the following (and in the event rights to multiple Acquired Competing Products are so acquired, Celgene will have the right to choose the applicable alternative(s), on an Acquired Competing Product-by-Acquired Competing Product basis):

(a)        offer to enter into an amendment to this Agreement with BeiGene whereby Celgene would grant to BeiGene a reasonable economic benefit from the sale of the Acquired Competing Product in the Field in the Celgene Territory in order to account for the

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

erosion of the royalties for the Licensed Product hereunder in the Field in the Celgene Territory during the Term, as applicable, and in such case, the Parties will negotiate in good faith and, if they reach mutual agreement, enter into (but subject to Celgene’s and BeiGene’s respective final management approval which can be given in their absolute discretion) such amendment;

(b)        enter into a binding written agreement with a Third Party to sell, transfer, assign, exclusively license or divest Celgene’s (and its Affiliates) rights to clinically develop and sell such Acquired Competing Product in the Field in the Celgene Territory during the Term (provided that, for the avoidance of doubt, Celgene may continue to retain an economic interest therein (e.g., upfront payments, milestone payments, royalties, etc.));

(c)        cease or terminate the activities with respect to the Acquired Competing Product during the Term which are in breach of the provisions of Section 7.5.1; or

(d)        terminate this Agreement in accordance with Section 13.3; provided that the notice period in Section 13.3 will be reduced to [...***...].

For purposes of clarity, Celgene will not be in breach of its obligations under Section 7.5.1 as long as Celgene complies with the provisions of this Section 7.5.3 to the extent applicable.

7.6       Section 365(n) of the Bankruptcy Code.  All licenses granted under this Agreement are deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined in Section 101 of such Code.  Each Party, as licensee, may fully exercise all of its rights and elections under the Bankruptcy Code.  The Parties further agree that, if a Party elects to retain its rights as a licensee under any Bankruptcy Code, such Party will be entitled to complete access to any technology licensed to it hereunder and all embodiments of such technology.  Such embodiments of the technology will be delivered to the licensee Party not later than: (a) the commencement of bankruptcy proceedings against the licensor, upon written request, unless the licensor elects to perform its obligations under the Agreement, or (b) if not delivered under the foregoing clause (a), upon the rejection of this Agreement by or on behalf of the licensor, upon written request.  Any agreements supplemental hereto will be deemed to be “agreements supplementary to” this Agreement for purposes of Section 365(n) of the Bankruptcy Code.  As used herein, “Bankruptcy Code” means the U.S. Bankruptcy Code and any foreign equivalent thereto in any country having jurisdiction over a Party or its assets.

7.7       Heme Field.  Notwithstanding anything in this Agreement to the contrary, no rights are granted by Celgene to BeiGene under this Agreement in the Heme Field during [...***...].

7.8       [...***...] Limited Exclusivity.

7.8.1    From the Effective Date until the expiration of the [...***...], Celgene and its Affiliates will not (and Celgene will ensure that its Affiliates do not) directly (a) clinically develop any [...***...] in the Celgene Territory for use in the Field, or (b) sell any [...***...] in the Celgene Territory labeled for use in the Field.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

7.8.2    Exceptions.  Notwithstanding the provisions of Section 7.8.1, the provisions of Section 7.8.1 will not apply to, and Celgene and its Affiliates will not be prohibited under Section 7.8.1 from:

(a)        any clinical Development intended for label expansion or Regulatory Approval of an Other Product (that is not a [...***...]) for a Combination Regimen (as defined in Section 7.5.2) even if reference to a [...***...] is included in the label for such Other Product;

(b)        Developing or Commercializing any pharmaceutical product (other than a Licensed Product) that contains, as its active ingredient, a molecule that binds simultaneously to [...***...].

(c)        Developing or Commercializing any [...***...] (including any modifications or improvements thereof) to which Celgene (or its Affiliate) has rights pursuant to the [...***...] Agreement; and/or

(d)        Developing or Commercializing Other Products for Combination Regimens anywhere in the world, including seeking a label in a Regulatory Approval for such Other Product for use in a Combination Regimen (as defined in Section 7.5.2) with a [...***...] and Commercializing such Other Product under such label.

Notwithstanding the foregoing, nothing in Section 7.8.1 or 7.8.2 shall prohibit Celgene or its Affiliates from continuing any Clinical Trials that are in process as of the Effective Date, or from Commercializing any drug products (or any label expansions) that result from such trials.  For purposes of this Section 7.8.2, Other Product is defined with reference to [...***...] rather than [...***...].

ARTICLE 8

FINANCIAL TERMS

8.1       Upfront Payment.  No later than [...***...] after the Effective Date, BeiGene will send Celgene LLC an invoice in the amount of ninety-two million fifty thousand dollars ($92,050,000) as a one-time upfront payment hereunder, and Celgene LLC will pay such invoice within [...***...] after receipt thereof.  On December [...***...], 2017, BeiGene will send [...***...] an invoice in the amount of one hundred seventy million nine hundred fifty thousand dollars ($170,950,000) as a one-time upfront payment hereunder, and [...***...] will pay such invoice within [...***...] after receipt thereof.  Notwithstanding anything to the contrary herein, the payments under this Section 8.1 are guaranteed and unconditional and shall be due and payable in all events, regardless of any termination of this Agreement for any reason.

8.2       Equity Agreement.  On the Effective Date, the Parties will enter into that certain Equity Agreement in the form attached hereto as Exhibit A.  BeiGene agrees and acknowledges that the grant of rights to Celgene under the Equity Agreement, including the issuance to Celgene of the equity in BeiGene thereunder, is an essential factor for Celgene entering into this Agreement, without which Celgene would not have entered into this Agreement.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

8.3       Development Costs for Basket Studies.

8.3.1    Cost Sharing Election by Celgene.  [...***...] shall be solely responsible for all of the costs necessary to conduct the Initial Two Basket Studies in accordance with the applicable Basket Program Development Plans [...***...], unless [...***...] elects or is deemed to elect to fund such studies pursuant to Sections 8.3.1(a) through 8.3.1(c) below.  The Basket Program Development Plans for the Initial Two Basket Studies have been referenced solely for the purposes set forth in Section 2.3.3(a).  [...***...] will provide the final Basket Program Development Plans for the Initial Two Basket Studies to [...***...] prior to their respective Initiation to facilitate [...***...]’s election to fund either, both or neither of the Initial Two Basket Studies in accordance with this Section 8.3. With respect to each BeiGene Basket Study, one of the following elections under Section 8.3.1(a) through 8.3.1(d) will apply, at the election (or deemed election) of Celgene, which election (or deemed election) will be made by Celgene in writing on a BeiGene Basket Study-by-BeiGene Basket Study basis:

(a)        Celgene may elect to reimburse BeiGene for the Reimbursable Development Costs [...***...] incurred by BeiGene for such BeiGene Basket Study at a rate equal to [...***...] of such Reimbursable Development Costs [...***...] for such BeiGene Basket Study, which election may be made by written notice to BeiGene within [...***...] after the Initiation of the applicable BeiGene Basket Study (provided that if any Basket Study has been Initiated prior to the Effective Date, then within [...***...] days after the Effective Date) (the “[...***...]”).  Such Reimbursable Development Costs will be reimbursed by Celgene within [...***...] of receipt of undisputed invoices from BeiGene (such invoices to be provided no more frequently than [...***...]);

(b)        Celgene may elect to reimburse BeiGene for the Reimbursable Development Costs [...***...] incurred by BeiGene for such BeiGene Basket Study at a rate equal to [...***...] (provided that such rate shall be [...***...] if such BeiGene Basket Study was [...***...]) of such Reimbursable Development Costs [...***...] for such BeiGene Basket Study (i.e., the Reimbursable Development Costs ([...***...]) multiplied by [...***...] (or multiplied by [...***...] if such BeiGene Basket Study was [...***...]), which election may be made by written notice to BeiGene at any time prior to [...***...] after Celgene’s receipt of the final clinical study report for such BeiGene Basket Study (the “Lower Multiplier Election”);

(c)        If Celgene does not elect the [...***...] or the Lower Multiplier Election for such BeiGene Basket Study as set forth in the foregoing clauses (a) or (b), as applicable, and Celgene successfully obtains a Regulatory Approval from the FDA or EMA that is the first Regulatory Approval or a label expansion for the applicable Licensed Product for the Indication under such BeiGene Basket Study directly through use of the data from such BeiGene Basket Study (such Regulatory Approval, a “Basket Study Label Approval”), then as of the time that Celgene receives such Basket Study Label Approval, Celgene will automatically be deemed to have elected to reimburse BeiGene for the Reimbursable Development Costs [...***...] incurred by BeiGene for such BeiGene Basket Study at a rate equal to [...***...] of such Reimbursable Development Costs [...***...] for such BeiGene Basket Study (i.e., the Reimbursable Development Costs [...***...] multiplied by [...***...]) (the “Higher Multiplier Election”); or

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(d)        if (i) Celgene does not elect (and is not deemed to have elected) the [...***...] or the Lower Multiplier Election for such BeiGene Basket Study as set forth in the foregoing clauses (a) or (b), as applicable, and (ii) Celgene is not deemed to have made the Higher Multiplier Election as set forth in the foregoing clause (c) for such BeiGene Basket Study, or Celgene fails to submit an MAA within [...***...] after receipt of the final clinical study report for such BeiGene Basket Study, then Celgene will automatically be deemed to have elected [...***...] incurred by BeiGene for such BeiGene Basket Study (the “[...***...]”).  For clarity, if Celgene makes a [...***...] and BeiGene requests, in connection with a BeiGene Basket Study, that Celgene make a regulatory filing in the Celgene Territory that is based upon a data package to support Regulatory Approval provided by BeiGene, Celgene will make such filing on BeiGene’s behalf at Celgene’s expense.  If a successful Basket Study Label  Approval is obtained from such regulatory filing in the Celgene Territory, then, upon receipt of such Basket Study Label Approval, Celgene will automatically be deemed to have elected the Higher Multiplier Election pursuant to Section 8.3.1(c).

8.3.2    Development Cost Reporting by BeiGene.  Within [...***...] following the end of each Calendar Quarter during which a BeiGene Basket Study is being conducted by BeiGene, BeiGene will prepare and deliver to Celgene a quarterly report detailing the Reimbursable Development Costs incurred by BeiGene during such quarter for the conduct of such BeiGene Basket Study.  Within [...***...] following the delivery of the final clinical study report for such BeiGene Basket Study, BeiGene will prepare and deliver to Celgene a final report detailing the aggregate Reimbursable Development Costs incurred by BeiGene for the conduct of such BeiGene Basket Study (the “Final Development Cost Report”).  BeiGene will also submit to Celgene any additional information reasonably requested by Celgene related to the Reimbursable Development Costs within [...***...] of such request.

8.3.3    Reimbursement by Celgene. With respect to a given BeiGene Basket Study, Celgene will reimburse BeiGene for BeiGene’s Reimbursable Development Costs for such BeiGene Basket Study as follows, with such Reimbursable Development Costs to be reimbursed by Celgene within [...***...] of receipt of undisputed invoices from BeiGene (such invoices to be provided no more frequently than monthly):

(a)        In the event that Celgene has elected the [...***...] with respect to a given BeiGene Basket Study as set forth in Section 8.3.1, then Celgene shall reimburse BeiGene on a rolling basis within [...***...] of receipt of undisputed invoices from BeiGene (such invoices to be provided no more frequently than [...***...]); or

(b)        In the event that Celgene has elected the Lower Multiplier Election with respect to a given BeiGene Basket Study as set forth in Section 8.3.1, then within [...***...] after Celgene making the Lower Multiplier Election, BeiGene will send to Celgene an invoice for an amount equal to [...***...] (provided that such rate shall be [...***...] if such BeiGene Basket Study was [...***...]) of BeiGene’s Reimbursable Development Costs [...***...] for such BeiGene Basket Study (together with a detailed calculation of the amount to be reimbursed by Celgene); or

(c)        In the event that Celgene is deemed to have elected the Higher Multiplier Election with respect to a given BeiGene Basket Study as set forth in Section 8.3.1, then within [...***...] after Celgene’s receipt the last Regulatory Approval required from the FDA or

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

EMA for the Licensed Product for the Basket Study Label Approval from such BeiGene Basket Study, BeiGene will send to Celgene an invoice for an amount equal to [...***...] of BeiGene’s Reimbursable Development Costs [...***...] for such BeiGene Basket Study (together with a detailed calculation of the amount to be reimbursed by Celgene); or

(d)        In the event that Celgene is deemed to have elected the [...***...] with respect to a given BeiGene Basket Study as set forth in Section 8.3.1, then Celgene will [...***...].

8.3.4    Audit; Non-Reimbursable Costs.  Celgene will have the right to audit the records of BeiGene with respect to any purported Reimbursable Development Costs included in any report delivered by BeiGene pursuant to this Section 8.3, which audit will be in accordance with Section 8.8.  For the avoidance of doubt, BeiGene will be solely responsible for [...***...].

8.4       Development Milestones.

8.4.1    Subject to the terms of this Section 8.4, Celgene will notify BeiGene within [...***...] following the first achievement (after the Effective Date) by Celgene of each milestone event described below in this Section 8.4 with respect to the first (and only the first) Licensed Product (but excluding Licensed Diagnostic Products) to achieve such milestone event, and Celgene will thereafter pay the applicable amounts set forth below associated with the applicable milestone event in accordance with Section 8.4.3 (each, a “Development Milestone Payment”):

Development Milestone Event	Development Milestone Payment
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

8.4.2    Each of the foregoing milestones in Section 8.4.1 will be payable a maximum of one (1) time as set forth in the foregoing chart regardless of the number of Licensed Products achieving the applicable milestone event and regardless of the number of Indications for which the applicable milestone is achieved (i.e., a maximum of [...***...] Development Milestone Payments may be made pursuant to this Section 8.4), and no Development Milestone Payment will be due hereunder for subsequent or repeated achievement of such milestone event.  For clarity, the maximum amount payable by Celgene pursuant to this Section 8.4 is Six Hundred and Five Million Dollars ($605,000,000) assuming that each of the milestone events in this Section 8.4 were achieved.  Notwithstanding the foregoing, Licensed Diagnostic Products will not trigger any Development Milestone Payments pursuant to this Section 8.4.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

8.4.3    Following receipt of notification by Celgene that Celgene has achieved the applicable milestone event triggering a Development Milestone Payment hereunder, BeiGene will invoice Celgene for the applicable Development Milestone Payment, and Celgene will pay such Development Milestone Payment within [...***...] after receipt of the invoice therefor.

8.5       Sales Milestones.

8.5.1    Subject to the terms of this Section 8.5, Celgene will notify BeiGene within [...***...] after the end of the Calendar Quarter during which a given milestone event described below in this Section 8.5 was first achieved by Celgene (together with its Affiliates and Sublicensees) with respect to the Licensed Products (but excluding any Licensed Diagnostic Products), and Celgene will thereafter pay the applicable amounts set forth below associated with the applicable milestone event in accordance with Section 8.5.3 (each, a “Sales Milestone Payment”):

Sales Milestone Event	Sales Milestone Payment
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

8.5.2    Each of the foregoing milestones in Section 8.5.1 will be payable a maximum of one (1) time as set forth in the foregoing chart regardless of the number of times the applicable milestone event was achieved (i.e., a maximum of four (4) Sales Milestone Payments may be made pursuant to this Section 8.5, and no Sales Milestone Payment will be due hereunder for subsequent or repeated achievement of such milestone event).  For clarity, the maximum amount payable by Celgene pursuant to this Section 8.5 is Three Hundred Seventy-Five Million Dollars ($375,000,000) assuming that each of the milestone events in Section 8.5.1 were achieved.

8.5.3    Following receipt of notification by Celgene that Celgene has achieved the applicable milestone event triggering a Sales Milestone Payment hereunder, BeiGene will invoice Celgene for the applicable Sales Milestone Payment, and Celgene will pay such Sales Milestone Payment within [...***...] after receipt of the invoice therefor.

8.6       Royalties.

8.6.1    Licensed Product Royalties.  Subject to the terms of this Section 8.6, Celgene will pay BeiGene royalties on Annual Net Sales, on a Licensed Product-by-Licensed Product (but excluding any Diagnostic Products) basis during the applicable Royalty Term for a given Licensed Product (the “Per Licensed Product Annual Net Sales”).  Such royalty will be equal to the applicable portion of Per Licensed Product Annual Net Sales of the applicable Licensed Product multiplied by the applicable royalty rate, in each case, as set forth in the applicable table in Subsection (a), (b) or (c) below, which royalties will be paid in accordance with Section 8.6.7.  In connection with the calculation of royalties for a given Licensed Product pursuant to this Section 8.6, (i) the determination of whether such Licensed Product is [...***...] will be determined on a country-by-country basis, and the royalties (and royalty tiers) will be calculated

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

separately for units of such Licensed Product that are [...***...] and units of such Licensed Product that are [...***...], and (ii) the determination of whether such Licensed Product is for use in a Combination Regimen or Single Agent Regimen will be determined on a country-by-country and Indication-by-Indication basis, and the royalties (and royalty tiers) will be calculated separately for units of such Licensed Product that are labeled for use in a Combination Regimen for such Indication and units of such Licensed Product that are labeled for use in a Single Agent Regimen for such Indication, as follows:  For clarity, if a given Licensed Product is a [...***...] for one Indication in a country, the royalty rates in Sections 8.6.1(b) or (c), as the case may be, will be deemed to apply to all Indications for that Licensed Product in that country.

(a)        The following royalty rates and tiers will apply to a given Licensed Product (excluding Licensed Diagnostic Product) that is a [...***...] and is labeled for use in a Single Agent Regimen or Combination Regimen (aggregated across all countries in the Celgene Territory where such conditions are satisfied for such Licensed Product):

Per Licensed Product Annual Net Sales for a Given Non-Superior Product for Single Agent Regimen or Combination Regimen in a Given Calendar Year	Royalty Rate
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...]	[...***...]%

(b)        The following royalty rates and tiers will apply to a given Licensed Product (excluding Licensed Diagnostic Product) that is a [...***...] and is labeled for use in a Combination Regimen (aggregated across all countries in the Celgene Territory where such conditions are satisfied for such Licensed Product):

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Per Licensed Product Annual Net Sales for a Given Superior Product for Combination Regimen in a Given Calendar Year	Royalty Rate
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...]	[...***...]%

(c)        The following royalty rates and tiers will apply to a given Licensed Product (excluding Licensed Diagnostic Product) that is a Superior Product and is labeled for use in a Single Agent Regimen (aggregated across all countries in the Celgene Territory where such conditions are satisfied for such Licensed Product):

Per Licensed Product Annual Net Sales for a Given Superior Product for Single Agent Regimen in a Given Calendar Year	Royalty Rate
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Per Licensed Product Annual Net Sales for a Given Superior Product for Single Agent Regimen in a Given Calendar Year	Royalty Rate
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...], but less than [...***...]	[...***...]%
Portion of Per Licensed Product Annual Net Sales of such Licensed Product in a given Calendar Year greater than or equal to [...***...]	[...***...]%

The royalties (including royalty rates and tiers) for a given Licensed Product shall be determined separately under the foregoing Sections 8.6.1(a), 8.6.1(b) or 8.6.1(c), as applicable, as and to the extent the conditions set forth in such Sections are satisfied for a particular unit of such Licensed Product.  For clarity, (i) if no royalty is payable on a given unit of Licensed Product (e.g., following the Royalty Term for such Licensed Product in a given country), then the Net Sales of such unit of Licensed Product will not be included for purposes of determining the royalties or royalty tiers, (ii) Net Sales of a given Licensed Product will not be combined with Net Sales of any other Licensed Product for purposes of determining the foregoing royalties or royalty tiers, and (iii) only one royalty will be payable by Celgene to BeiGene on the sale of a given unit of Licensed Product, and a given unit of Licensed Product will only be used to determine the royalties and royalty tiers under one of the foregoing Sections 8.6.1(a), 8.6.1(b) or 8.6.1(c), as applicable.  Notwithstanding the foregoing, the royalties set forth in this Section 8.6.1 do not apply to Diagnostic Products and sales of Diagnostic Products will not be included for purposes of determining the royalties or royalty tiers.   For clarity, if a given Licensed Product qualifies for a royalty under more than one of the categories set forth in Sections 8.6.1(a), 8.6.1(b) and 8.6.1(c), above, Celgene shall pay BeiGene a royalty at the highest applicable royalty rate set forth in Sections 8.6.1(a), 8.6.1(b) and 8.6.1(c).

8.6.2    Royalty Term.  Celgene’s royalty obligations to BeiGene under Section 8.6.1 will be on a Licensed Product-by-Licensed Product and country-by-country basis only during the applicable Royalty Term for such Licensed Product in such country.  Following expiration of the applicable Royalty Term for a given Licensed Product in a given country, as applicable, no further royalties will be payable in respect of sales of such Licensed Product in such country and, thereafter, the licenses granted to Celgene hereunder with respect to such Licensed Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty-free.

8.6.3    Royalty Reduction.

(a)        Reductions for Biosimilar Products.   If, on a Licensed Product-by-Licensed Product and country-by-country and Calendar Quarter-by-Calendar Quarter basis,

(i)         Biosimilar Product(s) (in the aggregate) have a market share (by unit volume) of greater than [...***...] but less than or equal to [...***...]; or

(ii)        Biosimilar Product(s) (in the aggregate) have a market share (by unit volume) of more than [...***...];

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

then the royalties payable with respect to Per Licensed Product Annual Net Sales of such Licensed Product pursuant to Section 8.6.1 in such country during such Calendar Quarter will be reduced to [...***...] if subsection (i) applies and [...***...] if subsection (ii) applies, respectively, of the royalties otherwise payable pursuant to Section 8.6.1, unless the Licensed Product in question is a [...***...], in which case no reductions shall be made under this Section 8.6.3.  Market share will be based on the aggregate market in such country of such Licensed Product and the Biosimilar Product(s) (based on number of units of such Licensed Product and such Biosimilar Product(s) in the aggregate sold in such country, as reported by a well-known reporting service reasonably determined by Celgene (e.g., IMS International)).

(b)        No Valid Claim/Regulatory Exclusivity.  If, on a Licensed Product-by-Licensed Product, country-by-country and Calendar Quarter-by-Calendar Quarter basis, a Licensed Product is not Covered by a Valid Claim or Regulatory Exclusivity in such country then the royalties otherwise payable with respect to Per Licensed Product Annual Net Sales of such Licensed Product shall be reduced by [...***...].

(c)        Aggregate Royalty Reduction.  If any part of the royalty on Licensed Product is eligible for reduction under both Sections 8.6.3(a) and 8.6.3(b), the aggregate reduction of the royalty payable for such Net Sales of Licensed Product shall not reduce the royalty rate payable under Section 8.6.1 by more than [...***...].

8.6.4    Royalty Offset for Third Party Payments.

(a)        Existing BeiGene Third Party Agreements.  BeiGene will be solely responsible for all costs and payments of any kind (including all upfront fees, annual payments, milestone payments and royalty payments) arising under any agreements between BeiGene (or any of its Affiliates) and any Third Party existing as of the Effective Date, including any Existing Product Agreement, which costs or payments arise in connection with, or as a result of, the activities hereunder, including the Development, Manufacture or Commercialization of Licensed Compounds, Licensed Products or Licensed Diagnostic Products.

(b)        Other Third Party Agreements.

(i)         “Essential Third Party IP” shall mean any Patents of a Third Party that have been determined by a Party’s outside patent counsel to be necessary for the [...***...].  “Essential IP Agreement” shall mean [...***...].  If Celgene (or any of its Affiliates or sublicensees) enters into an Essential IP Agreement after the Effective Date, or BeiGene enters into an Essential IP Agreement after the Effective Date in either case that includes Essential Third Party IP, then [...***...].

(ii)        Notwithstanding the foregoing, in no event will the amount of any [...***...] in any given Calendar Quarter by operation of this Section 8.6.4(b); provided, that, if Celgene is not able to fully recover [...***...].

8.6.5    [Intentionally Omitted]

8.6.6    Compulsory Licenses.  If a compulsory license is granted to a Third Party with respect to a Licensed Product in any country in the Celgene Territory with a royalty rate lower

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

than the royalty rate provided by Section 8.6.1 (as adjusted per Section 8.6.3), then the royalty rate to be paid by Celgene on Per Licensed Product Annual Net Sales under such compulsory license in such country under Section 8.6.1 will be reduced to the rate payable by the compulsory licensee.

8.6.7    Payment of Royalties.  Celgene will: (a) within [...***...] following the end of each Calendar Quarter in which a royalty payment pursuant to Section 8.6.1 accrues, provide to BeiGene a report specifying (in confirmed figures, or reasonable estimates if firm figures are not available) for such Calendar Quarter (i) the number of Licensed Products sold that are subject to such royalty, (ii) the Per Licensed Product Annual Net Sales that are subject to such royalty, and (iii) the royalty calculation, foreign currency conversion rates applied, and royalties payable in U.S. Dollars; and (b) make the royalty payments owed to BeiGene hereunder in accordance with such royalty report in arrears, within [...***...] from the end of the Calendar Quarter in which such payment accrues, along with a final report if the report referred to in subclause (a) was based on any estimates.

8.7       Additional Payment Terms.

8.7.1    Currency.  All payments hereunder will be made in U.S. Dollars by wire transfer to a bank designated in writing by BeiGene (if the payment is to be made to BeiGene) or by Celgene (if the payment is to be made to Celgene).  Conversion of sales recorded in local currencies to Dollars will be performed in a manner consistent with Celgene’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.  Conversion of Development Costs recorded in local currencies to Dollars to be reimbursed in accordance with Section 8.3 will be performed in a manner consistent with BeiGene’s normal practices used to prepare its audited financial statements for internal and external reporting purposes.

8.7.2    Taxes; Withholding.

(a)        Generally.  Each Party will be responsible for, and will pay, any and all taxes levied on account of all payments it receives under this Agreement except as otherwise provided in this Section 8.7.2.

(b)        Tax Withholding.  Each Party will be entitled to deduct and withhold from any amounts payable under this Agreement or the Equity Agreement (except to the extent inconsistent with Section 3.18 of the Equity Agreement) such taxes as are required to be deducted or withheld therefrom under any provision of Law.  The Party that is required to make such withholding will (i) deduct those taxes from such payment, (ii) timely remit the taxes to the proper taxing authority, and (iii) send evidence of the obligation together with proof of tax payment to the other Party on a timely basis following that tax payment.  The amount of such deduction and withholding shall be treated, for purposes of this Agreement or the Equity Agreement, as the case may be, as having been paid by the Party making such withholding and deduction to the other Party, and such other Party shall not be entitled to receive any additional gross-up or payment as a result of such withholding and deduction.  Each Party agrees to reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 8.7.2(b) are reduced in amount to the fullest extent permitted by Law.  If

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

any tax authority asserts that any amount payable under this Agreement or the Equity Agreement (except to the extent inconsistent with Section 3.18 of the Equity Agreement) should have been subject to deduction and withholding, or subject to such deduction and withholding at a higher rate, than any deduction or withholding that has actually been made, the Party that is the recipient of such payment shall indemnify and hold harmless the other Party for its failure to have made such deduction and withholding, and such other Party may satisfy any obligation with respect to such failure out of any subsequent payment otherwise to be made to the recipient Party under this Agreement.

(c)        Tax Documentation. Upon the invoicing of the upfront license payment pursuant Section 8.1, BeiGene will provide to Celgene a properly completed and duly executed IRS Form W-8BEN-E.  BeiGene (and any other recipient of payments under this Agreement) will, to the extent it is legally permitted to, provide to Celgene, at the time or times reasonably requested by Celgene or as required by Law, such properly completed and duly executed documentation (for example, an appropriate IRS Form W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

(d)        VAT.   Each Party will be responsible for its own obligations with regard to the payment of, and any recoveries with respect to, applicable value added tax, as required under applicable Law.

8.7.3    Late Payments. Celgene shall pay interest to BeiGene on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of [...***...], or the highest rate permitted by applicable Law, calculated on the number of days such payments are paid after the date such payments are due; provided that, with respect to any disputed payments, no interest payment shall be due until such dispute is resolved and the interest which shall be payable thereon shall be based on the finally-resolved amount of such payment, calculated from the original date on which the disputed payment was due through the date on which payment is actually made.

8.8       Records Retention; Audit.

8.8.1      Records.  With respect to royalty and milestone payments to be made under Sections 8.5 or 8.6, as applicable, Celgene agrees to keep, for at least [...***...] from the end of the Calendar Year to which they pertain, complete and accurate records of sales by Celgene or its Affiliates, as the case may be, of each Licensed Product, in sufficient detail to allow the accuracy of the payments made hereunder to be confirmed. With respect to Development Costs to be reimbursed under Section 8.3, BeiGene agrees to keep, for at least [...***...] from the end of the Calendar Year to which they pertain, complete and accurate records of Development Costs in sufficient detail to allow the accuracy of the payments made hereunder to be confirmed.

8.8.2      Review.  Subject to the other terms of this Section 8.8.2, during the Term, at the request of a Party (the “Auditing Party”), which will not be [...***...] per Calendar Year, upon at least [...***...] prior written notice to the other Party (the “Audited Party”), and at the expense of Auditing Party, the Audited Party will permit an independent, nationally-recognized certified public accountant selected by the Auditing Party and reasonably acceptable to the Audited

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Party to inspect (during regular business hours) the relevant records required to be maintained by the Audited Party under Section 8.8.1; provided that such audit right will not apply to records beyond [...***...] from the end of the Calendar Year to which they pertain.  In every case the accountant must have previously entered into a confidentiality agreement with both Parties having confidentiality obligations and non-use obligations no less restrictive than those set forth in Article 10 and limiting the disclosure and use of such information by such accountant to authorized representatives of the Parties and the purposes germane to Section 8.8.1.  Results of any such review will be binding on both Parties absent manifest error.  The Auditing Party will treat the results of any such accountant’s review of the Audited Party’s records as Confidential Information of the Audited Party subject to the terms of Article 10.  If BeiGene is the Auditing Party and such review reveals a deficiency or overpayment in the calculation or payment of royalties or milestones by Celgene, then (a) BeiGene or Celgene, as applicable, will promptly pay (or refund, as applicable) the other Party the amount of such deficiency or overpayment, as applicable, and (b) if such deficiency is by more than the greater of (i) [...***...] of the aggregate amounts owed by Celgene or (ii) [...***...], Celgene will, within [...***...] after receipt of an invoice therefor, pay the reasonable, documented and verifiable external out-of-pocket costs and expenses incurred by BeiGene for the independent accountant in connection with the review.  If Celgene is the Auditing Party and such review reveals a deficiency or overpayment in the calculation or payment of Reimbursable Development Costs payable by Celgene, then (a) BeiGene or Celgene, as applicable, will promptly pay (or refund, as applicable) the other Party the amount of such deficiency or overpayment, as applicable, and (b) if such overpayment is by more than the greater of (i) [...***...] of the aggregate amounts owed by Celgene or (ii) [...***...], BeiGene will, within [...***...] after receipt of an invoice therefor, pay the reasonable, documented and verifiable external out-of-pocket costs and expenses incurred by Celgene for the independent accountant in connection with the review.

8.8.3      Records Final.  Upon the expiration of [...***...] following the end of a given Calendar Year, the calculation of royalties and milestones payable, or Reimbursable Development Costs reimbursable, as applicable, with respect to such Calendar Year will be binding and conclusive upon the Party receiving such payment, and the other Party (and its Affiliates) will be released from any liability or accountability with respect to such royalties, milestones and Reimbursable Development Costs, as applicable, for such Calendar Year.

ARTICLE 9

INTELLECTUAL PROPERTY

9.1       Ownership.

9.1.1      Inventorship.  Inventorship of Inventions will be determined by application of U.S. patent law pertaining to inventorship.

9.1.2      BeiGene.  As between the Parties, except with respect to Joint Patents and Joint Know-How as set forth in Section 9.1.4, BeiGene will retain all right, title and interest in and to all BeiGene Patents and BeiGene Know-How (including any Inventions discovered, invented, made, conceived or reduced to practice by or on behalf of a BeiGene or its Affiliates, whether solely or jointly with any Third Party as of the Effective Date or during the Terms of this

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Agreement (a “BeiGene Invention”)), except to the extent that any such rights are licensed or granted to Celgene under this Agreement.

9.1.3      Celgene.  As between the Parties, except with respect to Joint Patents and Joint Know-How as set forth in Section 9.1.4, Celgene will retain all right, title and interest in and to all Celgene Collaboration IP and Celgene Proprietary IP, except to the extent that any such rights are licensed or granted to BeiGene under this Agreement.

9.1.4      Joint Know-How and Joint Patents.  BeiGene and Celgene will jointly own all right, title and interest in any Inventions discovered, invented, made, conceived or reduced to practice jointly by or on behalf of BeiGene (or its Affiliates) and Celgene (or its Affiliates) (the “Joint Know-How”) and any Patents filed pursuant to this Agreement that claim such Joint Know-How (the “Joint Patents”).  For clarity, work performed by BeiGene or its Affiliates under the Basket Program will not be deemed to be work performed on behalf of Celgene or its Affiliates. Subject to the licenses granted to Celgene under this Agreement and the other terms of this Agreement (including the provisions of Sections 7.4 and 7.5), each Party has the right to exploit its interest in such Joint Know-How and Joint Patents without the consent of, and without accounting to, the other Party; provided, however, that for clarity, the foregoing joint ownership rights with respect to Joint Know-How and Joint Patents will not be construed as granting, conveying or creating any license or other rights to any other intellectual property of the other Party, unless otherwise expressly set forth in this Agreement.

9.2       Prosecution and Maintenance of BeiGene Patents; Joint Patents.

9.2.1      Celgene First Right.  Celgene will have the first right with respect to clause (a) and (b) below and the sole right with respect to clause (c) below (but, in each case, not the obligation), using patent counsel of its choice, to Prosecute and Maintain at Celgene’s expense (a) the BeiGene Patents in the Celgene Territory consisting solely of claims that solely Cover a Licensed Compound with respect to composition, method of use in the Field, method of making Licensed Compound, or the combination of Licensed Compound with one or more other proprietary APIs of Celgene or its Affiliates  that, as of the Effective Date or at any time during the Term, are being developed or co-developed by Celgene or its Affiliates (the “BeiGene Core Patents”), (b) the Joint Patents (which will be in the names of both BeiGene and Celgene) worldwide and (c) the Celgene Collaboration Patents worldwide (“Celgene Controlled Patents”) (or alternatively, in either case of (a) or (b), Celgene may direct BeiGene to Prosecute and Maintain one or more such Patents in one or more countries using patent counsel acceptable to Celgene, and will reimburse BeiGene for its reasonable, documented and verifiable external out-of-pocket costs in connection therewith).  The BeiGene Patents that qualify as Celgene Controlled Patents as of the Execution Date are set forth on Schedule 9.2.1.  Celgene will keep BeiGene informed as to material developments with respect to the Prosecution and Maintenance of such Celgene Controlled Patents including by providing copies of all substantive office actions, examination reports, communications or any other substantive documents to or from any patent office, including notice of all interferences, reissues, re-examinations, inter partes reviews, post grant proceedings, oppositions or requests for patent term extensions.  Celgene will also provide BeiGene with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such Celgene Controlled Patents prior to taking material actions (including the filing of initial applications), and will in good faith consider any comments made by, and actions recommended by, BeiGene, provided, however, that BeiGene does so consistent with any applicable filing deadlines.

9.2.2      BeiGene Back-Up Right.  If Celgene decides not to file, maintain, or prosecute a BeiGene Core Patent or Joint Patent in any country or intends to allow such BeiGene Core Patent or Joint Patent to lapse or become abandoned without having first filed a substitute, it will endeavor to notify and consult with BeiGene of such decision or intention in a reasonable time prior to the date upon which the subject matter of such BeiGene Core Patent or Joint Patent will become unpatentable or such BeiGene Core Patent or Joint Patent will lapse or become abandoned, and BeiGene will thereupon have the right (but not the obligation) to assume the Prosecution and Maintenance thereof at BeiGene’s expense (“BeiGene Assumed Patent”) and such BeiGene Core Patent or Joint Patent will no longer be part of Celgene Controlled Patents.  With respect to Joint Patents, (a) BeiGene will Prosecute and Maintain such Joint Patent in the names of both BeiGene and Celgene (unless Celgene notifies BeiGene in writing that a given Joint Patent should not be in the name of Celgene),  and (b) BeiGene will keep Celgene informed as to material developments with respect to the Prosecution and Maintenance of such BeiGene Assumed Patents including by providing copies of all substantive office actions, examination reports, communications or any other substantive documents to or from any patent office, including notice of all interferences, reissues, re-examinations, inter partes reviews, post grant proceedings, oppositions or requests for patent term extensions, and (d) BeiGene will also provide Celgene with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such BeiGene Assumed Patents prior to taking material actions (including the filing of initial applications), and will in good faith consider any comments made by, and actions recommended by, Celgene, provided, however, that Celgene does so consistent with any applicable filing deadlines.

9.2.3      BeiGene will have the first right (but not the obligation), using patent counsel of its choice, to Prosecute and Maintain at BeiGene’s expense any of the BeiGene Patents that is not a Celgene Controlled Patent (“BeiGene Controlled Patent”), (BeiGene may direct Celgene to Prosecute and Maintain one or more such Patents in one or more countries using patent counsel acceptable to BeiGene, and will reimburse Celgene for its reasonable, documented and verifiable external out-of-pocket costs in connection therewith).  BeiGene will keep Celgene informed as to material developments with respect to the Prosecution and Maintenance of such Patents including by providing copies of all substantive office actions, examination reports, communications or any other substantive documents to or from any patent office, including notice of all interferences, reissues, re-examinations, inter partes reviews, post grant proceedings, oppositions or requests for patent term extensions.  BeiGene will also provide Celgene with a reasonable opportunity to comment substantively on the Prosecution and Maintenance of such Patents prior to taking material actions (including the filing of initial applications), and will (a) at Celgene’s request, (i) file divisional applications with claims that qualify such applications as Celgene Controlled Patents as set forth under 9.2.1 and/or (ii) where no Celgene Controlled Patents have issued in a particular jurisdiction, modify claims in a pending application to qualify such applications as Celgene Controlled Patents as set forth under 9.2.1(a),and (b) in good faith consider any other comments made by, and actions recommended by, Celgene, provided, however, that Celgene does so consistent with any applicable filing deadlines.

9.2.4      Cooperation in Prosecution and Maintenance. The Parties will reasonably cooperate with one another with respect to the Prosecution and Maintenance of the BeiGene

Patents and Joint Patents for which either Party is responsible for Prosecution and Maintenance pursuant to this Section 9.2.  If Celgene is responsible for the Prosecution and Maintenance of a Patent in accordance with this Section 9.2, BeiGene agrees to make its employees, agents and consultants reasonably available to Celgene (and to Celgene’s authorized attorneys, agents or representatives) to enable Celgene to undertake such Prosecution and Maintenance, and will assist in any license registration processes with applicable Governmental Authorities that may be available for the protection of Celgene’s interests in this Agreement.  In addition, BeiGene will (and will cause its employees, agents and consultants to) provide reasonable assistance to Celgene (and to Celgene’s authorized attorneys, agents or representatives) to enable Celgene to undertake such Prosecution and Maintenance, including by executing powers of attorney and other agreements for Celgene to undertake such Prosecution and Maintenance.

9.2.5      Costs of Prosecution and Maintenance.  Except as otherwise expressly set forth in this Section 9.2, each Party will be responsible for all costs and expenses associated with its Prosecution and Maintenance activities under this Section 9.2 with respect to BeiGene Patents and Joint Patents for which it is responsible pursuant to Sections 9.2.1 or 9.2.2, as applicable.

9.3       Enforcement of BeiGene Patents and Joint Patents.

9.3.1      Notice.  If any Party learns of an infringement or threatened infringement by a Third Party of any Celgene Controlled Patent in the Celgene Territory, such Party will promptly notify the other Party and will provide such other Party with available evidence of such infringement, and following such notification, the Parties will confer.

9.3.2      Celgene First Right.  Subject to the remaining provisions of this Section 9.3, Celgene will have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding (which may include settlement or otherwise seeking to secure the abatement of such infringement), with respect to any infringement of a Celgene Controlled Patent in the Celgene Territory within the Field by counsel of its own choice, in Celgene’s own name (or, if required, under BeiGene’s name) and under Celgene’s direction and control, including the right to control the defense of any challenges to such Patents as a counterclaim in such infringement proceeding.

9.3.3      BeiGene Back-Up Right.  If Celgene determines not to institute an action or proceeding with respect to a given infringement of any BeiGene Core Patent or Joint Patent pursuant to Section 9.3.2, it will notify BeiGene of such decision and consult with BeiGene of such decision, and, subject to the remaining provisions of this Section 9.3, BeiGene will thereupon have the right (but not the obligation) to institute an action or proceeding with respect to such infringement of such BeiGene Core Patent or Joint Patent, as applicable, at BeiGene’s expense with counsel of its choice, in which case such Patent shall no longer be considered a Celgene Controlled Patent.  Notwithstanding the foregoing provisions of this Section 9.3, if Celgene in good faith has any reasonable concerns that BeiGene’s exercise of its backup enforcement right with respect to any Patents as set forth in this Section 3 could be detrimental to the patent protection of any Licensed Compounds, Licensed Products or Licensed Diagnostic Products, then BeiGene will not be permitted to enforce such Patent without the prior consent of Celgene, which Celgene will not withhold in good faith.

9.3.4      BeiGene First Right.  BeiGene will have the first right, but not the obligation, to institute, prosecute, and control any action or proceeding (which may include settlement or otherwise seeking to secure the abatement of such infringement), with respect to any infringement of any BeiGene Controlled Patent as well as any BeiGene Assumed Patent by counsel of its own choice, in BeiGene’s own name (or, if required, under Celgene’s name) and under BeiGene’s direction and control, including the right to control the defense of any challenges to such Patents as a counterclaim in such infringement proceeding.

9.3.5      Right to Participate; Joinder.

(a)        In the case of any enforcement action or proceeding with respect to Joint Patents as set forth in Sections 9.3.2 or 9.3.3, the other Party (or its Affiliate, as applicable) will join any such action or proceeding as a party, at the enforcing Party’s expense, if doing so is necessary for the purposes of establishing standing or is otherwise required by Law to pursue such action or proceeding.  The non-enforcing Party in relation to any enforcement action or proceeding with respect to Joint Patents as set forth in Sections 9.3.2 or 9.3.3, as applicable, will have the right, at its own expense and by counsel of its choice, to be represented in any such action or proceeding.

(b)        In the case of any enforcement action or proceeding with respect to BeiGene Patents controlled by Celgene as set forth in Section 9.3.2, BeiGene (or its Affiliate, as applicable) will join any such action or proceeding as a party, at Celgene’s expense, if doing so is necessary for the purposes of establishing standing or is otherwise required by Law to pursue such action or proceeding.  In the case of any enforcement action or proceeding with respect to BeiGene Patents controlled by BeiGene as set forth in Sections 9.3.3, BeiGene will bear its own costs and expenses arising out of such enforcement action or proceeding, and Celgene may, at its option, participate in such enforcement action or proceeding at its own expense.

9.3.6      Consultation; Cooperation.  The enforcing Party will keep the non-enforcing Party regularly informed of the status and progress of such enforcement efforts.  The enforcing Party will consult with the non-enforcing Party and will take comments of the non-enforcing Party into good faith consideration with respect to the infringement or claim construction of any claim in any BeiGene Patent or Joint Patent.  The non-enforcing Party will provide to the enforcing Party reasonable cooperation in such enforcement, at such enforcing Party’s request and expense.

9.3.7      Settlement.  A settlement or consent judgment or other voluntary final disposition of a suit with respect to the BeiGene Patents or Joint Patents under this Section 9.3 may be entered into without the consent of the Party not bringing suit; provided, however, that any such settlement, consent judgment or other disposition of any action or proceeding by a Party under this Section 9.3 will not, without the consent of the other Party, (a) impose any liability or obligation on such other Party, (b)  include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to such other Party under this Agreement, or (d) otherwise  materially affect the licenses or other rights granted to such other Party hereunder adversely in any respect.

9.3.8      Costs and Recoveries.  Except as otherwise set forth in this Section 9.3, each Party will bear all of its own internal and out-of-pocket costs incurred in connection with its activities under this Section 9.3.  Any damages or other monetary awards recovered in any action, suit or proceeding brought under this Section 9.3 to the extent related to any BeiGene Patents, Celgene Collaboration Patents or Joint Patents will be shared as follows:

(a)        The amount of such recovery actually received by the Party controlling such action will first be applied to costs and expenses incurred by each Party in connection with such action (including, for this purpose, a reasonable allocation of expenses of internal counsel) (provided that if the amount of such recovery is not sufficient to cover all such costs and expenses of each Party, then the amount of the recovery will be proportionately shared by the Parties based on the amount of such costs and expenses incurred by each Party); and

(b)        Any remaining proceeds shall be allocated between the Parties such as follows:

(i)         If Celgene controls enforcement in accordance with this Section 9.3, BeiGene shall be entitled to a payment at the applicable royalty rate with respect to any amounts awarded for lost sales, and any remaining amounts not allocated to lost sales shall be allocated [...***...] to Celgene to the extent such proceeds relate to infringement of the Celgene Controlled Patents.

(ii)        If BeiGene controls enforcement in accordance with this Section 9.3, BeiGene shall receive [...***...] (and Celgene shall receive [...***...] of such proceeds to the extent that such proceeds relate to infringement in the Field in the Celgene Territory or to infringement of Joint Patents, and BeiGene shall receive [...***...] of all other remaining proceeds.

9.3.9      Biosimilar Applications.

(a)        Notwithstanding the foregoing provisions of this Section 9.3, if either Party receives a copy of a Biosimilar Application referencing a Licensed Product or otherwise becomes aware that such a Biosimilar Application has been submitted to a Regulatory Authority for marketing authorization (such as in an instance described in 42 U.S.C. §262(l)(2), the remainder of this Section 9.3.9 will apply.  Such Party will within [...***...] notify the other Party.  The owner of the relevant Patents will then seek permission to view the Biosimilar Application, information regarding the process or processes used to manufacture the product that is the subject of the Biosimilar Application, and related confidential information from the filer of the Biosimilar Application if necessary under 42 U.S.C. §262(l)(1)(B)(iii).  If either Party receives any equivalent or similar communication or notice in the United States or any other jurisdiction, the Party receiving such communication or notice will within [...***...] notify and provide the other Party copies of such communication or notice to the extent permitted by Applicable Laws.  Regardless of the Party that is the “reference product sponsor,” as defined in 42 U.S.C. §262(l)(1)(A), for purposes of such Biosimilar Application the following will apply:

(i)         The Parties will mutually agree upon, and BeiGene will designate in accordance with such mutual agreement, the outside counsel and in-house counsel who will receive confidential access to the Biosimilar Application, information regarding the

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

process or processes used to manufacture the product that is the subject of the Biosimilar Application, and any related confidential information pursuant to 42 U.S.C. §262(l)(1)(B)(ii).

(ii)        Celgene and BeiGene will cooperate and mutually agree upon: any Patents to be listed, including those within the BeiGene Patents, as required pursuant to 42 U.S.C. §262(l)(3)(A) or 42 U.S.C. §262(l)(7), responses to any communications with respect to such lists from the filer of the Biosimilar Application, negotiations with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange other than that specified in 42 U.S.C. §262(l)(1) and as to the Patents that will be subject to the litigation procedure as described in 42 U.S.C. §262(l)(4), which Patent or Patents will be selected for litigation under 42 U.S.C. §262(l)(5)(B)(i)(II), and the commencement such litigation under 42 U.S.C. §262(l)(6).  Any such action will be subject to the terms and conditions of Section 9.3.2 through 9.3.8 in relation to actions for infringement brought by Celgene (provided that, for the avoidance of doubt, BeiGene shall have no rights to enforce any Celgene IP and, as between the Parties, Celgene shall have the sole right to do so).  If BeiGene is required pursuant to Law to execute any of these tasks it will do so in accordance with such mutual agreement.

(iii)       Celgene and BeiGene will cooperate and mutually agree upon Patents to be identified, including those within the BeiGene Patents, or responses to relevant communications under any equivalent or similar listing to those described in the preceding clause (ii) in any other jurisdiction within the Celgene Territory outside of the United States.  If BeiGene is required pursuant to Law to execute any of these tasks it will do so in accordance with such mutual agreement.

(iv)       Each Party will within [...***...] after receiving any notice of commercial marketing provided by the filer of a Biosimilar Application pursuant to 42 U.S.C. §262(l)(8)(A), notify the other Party.  To the extent permitted by Law, Celgene will have the first right, but not the obligation, to seek an injunction against such commercial marketing as permitted pursuant to 42 U.S.C. §262(l)(8)(B) and to file an action for patent infringement of all applicable Patents (including any BeiGene Patents or Joint Patents).  If required pursuant to Law, upon Celgene’s request, BeiGene will assist in seeking such injunction or filing such infringement action after consulting with Celgene.  Any such action will be subject to the terms and conditions of Section 9.3.2 through 9.3.8 in relation to actions for infringement brought by Celgene (provided that, for the avoidance of doubt, BeiGene shall have no rights to enforce any Celgene IP and, as between the Parties, Celgene shall have the sole right to do so).

(v)        The Parties recognize that procedures other than those set forth above in this Section 9.3.9 may apply with respect to Biosimilar Applications.  In the event that the Parties determine that certain provisions of Law in the United States or in any other country in the Celgene Territory apply to actions taken by the Parties with respect to Biosimilar Applications under this Section 9.3.9 in the United States or in such other country, as applicable, the Parties will comply with any such Law for the applicable country (and any relevant and reasonable procedures established by Parties) in exercising their rights and obligations with respect to Biosimilar Applications under this Section 9.3.9, with the goal of granting the Parties the rights as set forth in this Section 9.3.9.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(b)        As used herein, the term “Biosimilar Application” means an application or submission filed with a Regulatory Authority for Regulatory Approval of a pharmaceutical or biological product claimed to be biosimilar or interchangeable to any Licensed Product or otherwise relying on the approval of such Licensed Product, including, for example, an application filed under 42 U.S.C. §262(k).

9.4       Patent Term Extensions.  BeiGene will reasonably cooperate with Celgene, including providing reasonable assistance to Celgene (including executing any documents as may reasonably be required), in efforts to seek and obtain patent term restoration or supplemental protection certificates or the like or their equivalents in any country in the Celgene Territory, where applicable to BeiGene Patents or Joint Patents or any other applicable Patents, including as may be available to the Parties under the provisions of the U.S. Drug Price Competition and Patent Term Restoration Act of 1984 or comparable laws outside the United States of America, in each case, in connection with any Licensed Product.  Notwithstanding anything to the contrary contained herein, if elections with respect to obtaining such patent term restoration or supplemental protection certificates or the like or their equivalents are to be made in connection therewith, the Parties will mutually agree upon the election.

9.5       Regulatory Data Protection.  To the extent applicable with respect to Licensed Product or Licensed Diagnostic Product, Celgene (or its designee) will have the sole right to list, with the applicable Regulatory Authorities in the Celgene Territory, all applicable Patents (including any BeiGene Patents or Joint Patents) for any Licensed Product, and BeiGene and its Affiliates will have no right to do so.  For clarity, Celgene will retain final decision-making authority as to the listing of all applicable Patents for any Licensed Product, regardless of which Party owns such Patent, and BeiGene will reasonably assist Celgene in connection therewith.

9.6       Common Interest Agreement.  At the request of either Party, the Parties will negotiate in good faith to enter into a common interest agreement with respect to the subject matter of this Article 9.

9.7       Defense of Claims Brought by Third Parties.

9.7.1      Celgene.  If a Party becomes aware of any actual or potential claim that the Development, Manufacture or Commercialization of a Licensed Compound, Licensed Product or Licensed Diagnostic Product by or on behalf of Celgene (or any of its Affiliates or licensees) pursuant to this Agreement infringes the intellectual property rights of any Third Party, such Party will promptly notify the other Party.  In any such instance, the Parties will as soon as practicable thereafter meet to discuss in good faith regarding the best response to such notice; provided that Celgene will have the final decision-making authority in connection therewith.  Except as set forth in Section 12.2, Celgene will have the sole right, but not the obligation, to defend and dispose (including through settlement or license) such claim; provided that (a) Celgene will discuss in good faith and coordinate with BeiGene in connection therewith and Celgene will consider in good faith and reasonably address BeiGene’s input and comments with respect thereto and (b) Celgene will not, without the consent of BeiGene, enter into any such settlement, consent judgment or other disposition of any action or proceeding that would (i) impose any liability or obligation on BeiGene, (ii) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to BeiGene under this Agreement, or (iii) otherwise adversely affect the licenses or other rights granted to BeiGene hereunder in any respect.  [...***...].

9.7.2      BeiGene.  If a Party becomes aware of any actual or potential claim that the Development, Manufacture or Commercialization of a Licensed Compound, Licensed Product or Licensed Diagnostic Product by or on behalf of BeiGene (or any of its Affiliates or licensees, but excluding, for clarity, Celgene and its Affiliates) either (a) in the BeiGene Territory or (b) in the Heme Field, pursuant to this Agreement infringes the intellectual property rights of any Third Party, such Party will promptly notify the other Party.  In any such instance, the Parties will as soon as practicable thereafter meet to discuss in good faith regarding the best response to such notice; provided that, subject to the provisions of this Section 9.7.2, BeiGene will have the final decision-making authority in connection therewith.  Except as set forth in Section 12.1, and subject to the rights and licenses granted to Celgene hereunder (including Sections 3.3.5 and 3.4.5(b)), BeiGene will have the sole right (but not the obligation), at its cost, to defend and dispose (including through settlement or license) such claim; provided that (i) BeiGene will discuss in good faith and coordinate with Celgene in connection therewith and BeiGene will consider in good faith and reasonably address Celgene’s input and comments with respect thereto and (ii) BeiGene will not, without the consent of Celgene, enter into any such settlement, consent judgment or other disposition of any action or proceeding that would (A) impose any liability or obligation on Celgene, (B) include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the subject matter included under the rights and licenses granted to Celgene under this Agreement, or (C) otherwise adversely affect the licenses or other rights granted to Celgene hereunder in any respect.

ARTICLE 10

CONFIDENTIALITY

10.1     Nondisclosure.  Each Party agrees that a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own proprietary information of similar kind and value, but in no event less than a reasonable degree of efforts, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted pursuant to this Article 10, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement, including, the exercise of the rights and licenses granted to a Party hereunder (it being understood that this clause (c) will not create or imply any rights or licenses not expressly granted under this Agreement).  The obligations of confidentiality, non-disclosure and non-use under this Section 10.1 will be in full force and effect during the Term and for a period of [...***...] thereafter.  The Receiving Party will return all copies of or destroy (and certify such destruction in writing) the Confidential Information of the Disclosing Party disclosed or transferred to it by the other Party pursuant to this Agreement, within [...***...] of the termination or expiration of this Agreement; provided, however, that a Party may retain (i) Confidential Information of the other Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement, and (ii) one (1) copy of all other Confidential Information in archives solely for the purpose of establishing the contents thereof.  For the avoidance of doubt, Joint Know-How shall be treated as the Confidential Information of each Party.

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

10.2     Compound Specific Confidential Information.  Notwithstanding anything to the contrary contained herein, the Parties agree and acknowledge that any Licensed Compound IP will be deemed to be Confidential Information of both Parties; provided, however, that in no event shall either Party be prevented from exercising any right or license it possesses under this Agreement on account of such status as Confidential Information.   As used herein, (a) the term “Licensed Compound IP” means, (i) the Licensed Compounds (including the structures thereof), Licensed Products and Licensed Diagnostic Products, and (ii) any Joint Know-How or BeiGene Know-How that specifically relates to any Licensed Compound, Licensed Product or Licensed Diagnostic Product; and (b) the term “Licensed Non-Compound IP” means all BeiGene Know-How and Joint Know-How other than Licensed Compound IP.

10.3     Exceptions.

10.3.1    General.  The obligations in Section 10.1 will not apply with respect to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can show by competent written proof:

(a)        was known to the Receiving Party or any of its Affiliates, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the Disclosing Party;

(b)        is subsequently disclosed to the Receiving Party or any of its Affiliates by a Third Party lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use;

(c)        is published by a Third Party or otherwise becomes publicly available or enters the public domain, either before or after it is disclosed to the Receiving Party, without any breach by the Receiving Party of its obligations hereunder; or

(d)        is independently developed by or for the Receiving Party or its Affiliates without reference to or reliance upon the Disclosing Party’s Confidential Information.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

10.3.2    [...***...].

10.4     Authorized Disclosure.

10.4.1    Disclosure.  Notwithstanding Section 10.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party in the following instances:

(a)        subject to Section 10.6, to comply with Laws (including the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) or any national securities exchange) or with judicial process (including prosecution or defense of litigation), if, in

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

the reasonable opinion of the Receiving Party’s counsel, such disclosure is necessary for such compliance or for such judicial process (including prosecution or defense of litigation);

(b)        is disclosed to governmental or other regulatory agencies in order to obtain Patents or to gain or maintain approval to conduct Clinical Trials or to market Licensed Product or Licensed Diagnostic Product under this Agreement, in each case, in accordance with this Agreement, but such disclosure will only be to the extent reasonably necessary to obtain Patents or authorizations, and provided that reasonable steps are taken to ensure confidential treatment of such Confidential Information (if available);

(c)        to any of its officers, employees, consultants, contractors, agents or Affiliates (including any actual or potential collaborators or sublicensees as permitted under this Agreement) as it deems necessary or advisable in the course of conducting activities in accordance with this Agreement in order to carry out its obligations or exercise its rights under this Agreement (including the exercise of the rights and licenses granted to a Party hereunder); provided that each such disclosee is bound by written confidentiality obligations and non-use obligations no less restrictive than those set forth in this Article 10 to maintain the confidentiality thereof and not to use such Confidential Information except as expressly permitted by this Agreement; provided, however, that, in each of the above situations in this Section 10.4.1(c), the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 10.4.1(c) to treat such Confidential Information as required under this Article 10;

(d)        disclosure, solely on a “need to know basis” (i) to its advisors (including attorneys and accountants but excluding investment bankers and other financial advisors) in connection with activities hereunder or (ii) solely with respect the terms of this Agreement and subject to Section 10.4.1(e), to actual or potential acquirers, investment bankers or other financial advisors, investors, lenders or other financial partners; provided that, prior to any such disclosure, each disclosee must be bound by written obligations of confidentiality, non-disclosure and non-use no less restrictive than the obligations set forth in this Article 10 (provided, however, that in the case of legal advisors, no written agreement will be required), which for clarity, will not permit use of such Confidential Information for any purpose except those permitted by this Agreement or to evaluate a potential transaction with the Receiving Party (or its Affiliate) as applicable; provided, however, that, in each of the above situations in this Section 10.4.1(d), the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to this Section 10.4.1(d) to treat such Confidential Information as required under this Article 10; and

(e)        in the case of any disclosure of this Agreement to any actual or potential acquirer, investment banker or other financial advisors, investor, lender or other financial partner, such disclosure will solely be in the form of a redacted version of this Agreement, which version will be agreed upon by the Parties in good faith, it being understood and agreed that only after negotiations with any such Third Party have progressed so that such Party reasonably and in good faith believes it is in the final round of negotiations with such Third Party regarding execution of a definitive agreement with such Third Party with respect to the proposed transaction, only then may such Party provide an unredacted version of this Agreement to such Third Party.

10.4.2    Terms of Disclosure.  If and whenever any Confidential Information is disclosed in accordance with this Section 10.4, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement).  Where reasonably possible and subject to Section 10.6, the Receiving Party will notify the Disclosing Party of the Receiving Party’s intent to make any disclosures pursuant to Section 10.4.1(a) sufficiently prior to making such disclosure so as to allow the Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information, and the Receiving Party will provide reasonable assistance to the Disclosing Party with respect thereto; provided that, in such event, the Receiving Party will use reasonable measures to ensure confidential treatment of such information and will only disclose such Confidential Information of the Disclosing Party as is necessary for the purposes of Section 10.4.1(a).

10.5     Terms of this Agreement.  The Parties agree that this Agreement and all of the respective terms hereof will be deemed to be Confidential Information of both BeiGene and Celgene, and each Party agrees not to disclose any of them without the prior written consent of the other Party, except that each Party may disclose any of them in accordance with the provisions of Section 10.4 and/or Section 10.6, as applicable.

10.6     Securities Filings; Legal Requirements.  Each Party acknowledges and agrees that the other Party may submit this Agreement to the SEC or any national securities exchange in any jurisdiction (collectively, the “Securities Regulators”), or to other Persons as may be required by Law, and if a Party does submit this Agreement to any Securities Regulators, or other Persons as may be required by Law, such Party agrees to consult with the other Party with respect to the preparation and submission of a confidential treatment request for this Agreement.  Notwithstanding the foregoing, if a Party is required by Law or any Securities Regulator to make a disclosure of the terms of this Agreement in a filing or other submission as required by Law or Securities Regulator, and (a) such Party has provided copies of the disclosure to the other Party reasonably in advance of such filing or other disclosure under the circumstances, (b) such Party has promptly notified the other Party in writing of such requirement and any respective timing constraints, and (c) such Party has given the other Party a reasonable time under the circumstances from the date of notice by such Party of the required disclosure to comment upon and request confidential treatment for such disclosure, then such Party will have the right to make such disclosure at the time and in the manner reasonably determined by its counsel to be required by Law or Securities Regulator.  Notwithstanding the foregoing, it is hereby understood and agreed that if a Party seeks to make a disclosure as required by Law or Securities Regulator as set forth in this Section 10.6, and the other Party provides comments within the respective time periods or constraints specified herein or within the respective notice, the Party seeking to make such disclosure or its counsel, as the case may be, will in good faith consider incorporating such comments.

10.7     Publicity.

10.7.1    Press Release.  The Parties agree to issue a press release in the form attached hereto as Exhibit C promptly after execution of this Agreement.  In all other cases, subject to this Section 10.7, each Party agrees not to, and agrees to cause its Affiliates not to, issue any press release or other public statement disclosing the existence of Agreement, the activities hereunder, or the transactions contemplated hereby, unless such press release or other public statement is approved by the other Party in writing; provided that each Party will be authorized to make any disclosure, without the approval of the other Party, that is required by Law (including the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended) or the rules of any Securities Regulator, or by judicial process, subject to and in accordance with Sections 10.4 and 10.6, as applicable.

10.7.2    Additional Restrictions on Public Disclosure.  Without limiting any other restrictions on disclosure set forth in this Article 10, with respect to any press release or other public statement proposed to be made by a Party, if a press release or public statement discloses any information with respect to the research or development of Licensed Compound, Licensed Product or Licensed Diagnostic Product, including any information related to Clinical Trials with respect thereto, such press release or other public statement may not be issued without the other Party’s prior written consent, which shall not be unreasonably withheld or delayed, except, for such disclosures by a Party as required by Law (solely and to the extent such Party’s counsel determines such disclosure is required to be disclosed by Law); provided that in such case the disclosing Party will use reasonable efforts to afford the other Party a reasonable period of time to review any such disclosure and any comments made by the other Party will be incorporated in good faith.  In the event a Party proposes that the disclosing Party use specific wording or language with respect thereto, the disclosing Party will either incorporate such wording or language or provide a reasoned explanation of why it disagrees with the proposed wording or language.

10.7.3    Previously Issued Public Statements.  The contents of any press release or other public statement that has been reviewed and approved by a reviewing Party may be re-released by such reviewing Party or publishing Party without a requirement for re-approval.

10.8     Publication of Results.

10.8.1    Publication. Neither Party nor its Affiliates nor Sublicensees may make any publications or presentations with respect to the results of the Development of the Licensed Compounds, Licensed Products or Licensed Diagnostic Products without prior consultation with the other Party via a publications committee (the “Publications Committee”) to be nominated by the JSC promptly after formation of the JSC.  The Publications Committee will discuss and issue a joint publications charter to set out the ground rules and procedures for review of all such publications, with the objective of protecting each Party’s Confidential Information and providing a reasonable opportunity for patent prosecution as appropriate prior to publication, while facilitating publication activities by the Parties as are customary for companies that develop and commercialize proprietary therapeutic products.

10.8.2    Subcontractors.  Each Party will ensure that no publication or presentation is made by any of its sublicensees or subcontractors (or any of its Affiliates), with respect to the results of the Development or Commercialization of the Licensed Compound, Licensed Product or Licensed Diagnostic Product, except in accordance with Section 10.8.1.

10.8.3    Specified Language.  In the event Celgene proposes that BeiGene use specific wording or language regarding any Licensed Compound IP with respect to any publication or presentation, BeiGene will either incorporate such wording or language or provide a reasoned explanation of why it disagrees with the proposed wording or language.

10.8.4    Re-Publication; Re-Presentation.  The contents of any publication or presentation that has been reviewed and approved by a reviewing Party may be re-released by such reviewing Party or publishing Party without a requirement for re-approval.

10.9     Use of Names.  Except as otherwise expressly set forth herein, no Party (or its respective Affiliates) will use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or other public disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Law, including the rules of any securities exchange or market on which a Party’s (or its Affiliate’s) securities are listed or traded.

10.10   Clinical Trials Registry.  Notwithstanding anything to the contrary in this Article 10, each Party (and its Affiliates, sublicensees and designees) will have the right to publish registry information and summaries of data and results from any human Clinical Trials conducted in connection with activities under this Agreement, on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov or other similar publicly available websites such as www.clinicalstudyresults.org, without requiring the consent of the other Party.  The Parties will reasonably cooperate if required or reasonably requested by one of the Parties in order to facilitate any such publication.

10.11   Relationship to Existing Confidentiality Agreement.  This Agreement supersedes [...***...] (the “Existing Confidentiality Agreements”); provided that all “Confidential Information” disclosed by the “Disclosing Party” thereunder will be deemed Confidential Information of the Disclosing Party hereunder and will be subject to the terms and conditions of this Agreement and the “Receiving Party” will be bound by and obligated to comply with such terms and conditions as if they were the Receiving Party hereunder.  The foregoing will not be interpreted as a waiver of any remedies available to the “Disclosing Party” as a result of any breach, prior to the Execution Date, by the “Receiving Party”, of its obligations pursuant to the Existing Confidentiality Agreement.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES; COVENANTS

11.1     Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party, as of the Execution Date and as of the Antitrust Clearance Date, that:

11.1.1    such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation and has full corporate power and authority to enter into this Agreement, and to carry out the provisions hereof;

11.1.2    such Party has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, as applicable;

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

11.1.3    this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with its terms, except to the extent that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors or (b) laws governing specific performance, injunctive relief and other equitable remedies;

11.1.4    the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any Law of any Governmental Authority having jurisdiction over such Party; and

11.1.5    other than the consents, approvals and authorizations contemplated in Article 15, which are subject to the terms thereof, it has obtained all necessary consents, approvals and authorizations of all Governmental Authorities and any other Person required to be obtained by it as of the Effective Date, as applicable, in connection with the execution, delivery and performance of this Agreement, except as may be required to conduct Clinical Trials or to seek or obtain Regulatory Approvals or applicable Regulatory Materials.

11.2     Representations and Warranties of BeiGene.  BeiGene hereby represents and warrants to Celgene, that:

11.2.1    As of the Execution Date, Schedule 1.12 contains a complete and accurate list of all Patents Controlled by BeiGene (or any of its Affiliates) as of the Execution Date that are included in the BeiGene Patents, and, except as set forth on Schedule 1.12, BeiGene is the sole owner of such Patents;

11.2.2    As of the Execution Date, to BeiGene’s Knowledge, all Patents within the BeiGene Patents (a) are subsisting and are not invalid or unenforceable, in whole or in part, (b) are being diligently prosecuted in the respective patent offices in accordance with Law, and (c) have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.  No claim has been issued and served, or written threat of a claim or litigation made by any Person, against BeiGene or any of its Affiliates that alleges that any BeiGene IP is invalid or unenforceable;

11.2.3    As of the Execution Date and the Antitrust Clearance Date, neither BeiGene nor any of its Affiliates are subject to any payment obligations to Third Parties as a result of the execution or performance of this Agreement;

11.2.4    As of the Execution Date and the Antitrust Clearance Date, BeiGene has all rights, authorizations and consents necessary to grant all rights and licenses it purports to grant to Celgene with respect to the BeiGene IP and other Licensed Assets  under this Agreement;

11.2.5    As of the Execution Date and the Antitrust Clearance Date, neither BeiGene nor any of its Affiliates has granted any right or license to any Third Party relating to any of the BeiGene IP or any other Licensed Asset that conflicts with or limits the scope of any of the rights or licenses granted to Celgene hereunder;

11.2.6    As of the Execution Date and the Antitrust Clearance Date, neither BeiGene nor any of its Affiliates has granted any mortgage, pledge, claim, security interest, encumbrance, lien or other charge of any kind on the BeiGene IP or other Licensed Asset, and the BeiGene IP and the other Licensed Assets are free and clear of any mortgage, pledge, claim, security interest, encumbrance, lien or charge of any kind;

11.2.7    As of the Execution Date, neither BeiGene nor its Affiliates has received any written notice of any claim that any Patent or Know-How (including any trade secret right) owned or controlled by a Third Party would be infringed or misappropriated by the Development, Manufacture, or Commercialization of any Licensed Compound, Licensed Product or Licensed Diagnostic Product;

11.2.8    As of the Execution Date, to BeiGene’s Knowledge, the Development, Manufacture and Commercialization of the Licensed Compounds, Licensed Products and/or Licensed Diagnostic Products does not violate, infringe, or misappropriate or otherwise conflict or interfere with any valid intellectual property or proprietary right of any Person, [...***...];

11.2.9    As of the Execution Date, there are no claims, judgments, settlements, litigations, suits, actions or arbitrations, or judicial, legal, administrative or other proceedings, or governmental investigations, in each case, pending or, to BeiGene’s Knowledge, threatened against BeiGene or any of its Affiliates which would be reasonably expected to adversely affect or restrict the ability of BeiGene to consummate or perform the transactions contemplated under this Agreement, or which would affect the BeiGene IP or other Licensed Assets, or BeiGene’s Control thereof, or any of the Licensed Compounds, Licensed Products or Licensed Diagnostic Products;

11.2.10  As of the Execution Date, neither BeiGene nor any of its Affiliates has issued a claim against a Third Party alleging that a Third Party is infringing (or has infringed) or misappropriating (or has misappropriated) any BeiGene IP, and, to BeiGene’s Knowledge, the BeiGene IP is not being infringed or misappropriated by any Third Party;

11.2.11  As of the Execution Date and the Antitrust Clearance Date, BeiGene (and its Affiliates) has not employed or otherwise used in any capacity, the services of any Person suspended, proposed for debarment or debarred under United States law, including under 21 U.S.C. 335a or any foreign equivalent thereof, with respect to the Licensed Compounds, Licensed Products or Licensed Diagnostic Products, or otherwise in performing any portion of their Development or Manufacture.  All Manufacture and Development (including non-clinical studies and Clinical Studies) related to any Licensed Compound, Licensed Product or Licensed Diagnostic Product conducted on behalf of BeiGene or its Affiliates prior to the Antitrust Clearance Date has been conducted in accordance with all Laws, including GLP, GCP and cGMP;

11.2.12  As of the Execution Date and the Antitrust Clearance Date, neither BeiGene nor any of its Affiliates has entered into any agreement under which BeiGene or any of its Affiliates (a) has obtained a license or sublicense of rights from a Third Party to (i) any Licensed Compound, Licensed Product or Licensed Diagnostic Product or (ii) any BeiGene IP, or (b) has granted a license, sublicense, option or right to a Third Party that remains in effect as of the

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Execution Date to Develop, Manufacture or Commercialize any Licensed Compound, Licensed Product or Licensed Diagnostic Product;

11.2.13  As of the Execution Date and the Antitrust Clearance Date, other than the agreements set forth on Schedule 11.2.13 (the “Existing Product Agreements”), neither BeiGene nor any of its Affiliates is a party to, or otherwise bound by, any agreements relating to, in whole or in part, (a) the Manufacture or Commercialization of any Licensed Compound, Licensed Product or Licensed Diagnostic Product in the Field in the Celgene Territory, [...***...] or (b) the use of the BeiGene IP in connection with the foregoing activities under clause (a) or (c) any other agreement involving the license, transfer or assignment of BeiGene IP (excluding agreements with CROs and other contractors relating to the performance of activities in support of BeiGene's and its Affiliates' Development of Licensed Compound, Licensed Product or Licensed Diagnostic Products where the license grant was a non-exclusive right limited to performing services under such agreement). BeiGene has provided Celgene with true, correct and complete copies of each Existing Product Agreement;

11.2.14  As of the Execution Date and the Antitrust Clearance Date, except for the Existing Product Agreements [...***...], neither BeiGene or any of its Affiliates is a party to, or otherwise bound by, any agreements relating to, in whole or in part, the Development, Manufacture or Commercialization of any Licensed Compound, Licensed Product or Licensed Diagnostic Product either (a) in the BeiGene Territory or (b) in the Heme Field in the Celgene Territory or in the BeiGene Territory;

11.2.15  As of the Execution Date, with respect to each Existing Product Agreement, (a) it is in full force and effect; (b) neither BeiGene nor any of its Affiliates is in breach thereof; and (c) neither BeiGene nor any of its Affiliates has received any notice from the counterparty to any such Existing Product Agreement of BeiGene’s (or its Affiliate’s) breach or notice of threatened breach by BeiGene (or any of its Affiliates);

11.2.16  As of the Execution Date, BeiGene has provided to Celgene true, correct and complete copies of (a) all Existing Regulatory Materials, (b) all other material information and data, and (c) all other material correspondences to/from any Regulatory Authority, in each case related to any Licensed Compound, Licensed Product or Licensed Diagnostic Product;

11.2.17  As of the Execution Date, other than the Existing Regulatory Materials, neither BeiGene nor any of its Affiliates has obtained, or filed, any INDs, MAAs or Regulatory Approvals or any other form of regulatory application for approval of Clinical Trials, marketing or other purpose, for any Licensed Compound, Licensed Product or Licensed Diagnostic Product for use in the Field in the Celgene Territory, and, to BeiGene’s Knowledge, no other Person has obtained, or filed for, any such INDs, MAAs or Regulatory Approvals.  The Existing Regulatory Materials are in full force and good standing, and neither BeiGene nor any of its Affiliates has received any notice in writing, or otherwise has knowledge of any facts, which have, or reasonably could have, led BeiGene (or its Affiliate) to believe that the Existing Regulatory Materials are not currently in, or may not remain in, good standing with the applicable Regulatory Authority;

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

11.2.18  As of the Execution Date, BeiGene has provided to Celgene all material adverse information with respect to the safety and efficacy of any Licensed Compound, Licensed Product or Licensed Diagnostic Product known to BeiGene or its Affiliate;

11.2.19  [Intentionally omitted]

11.2.20  As of the Execution Date and the Antitrust Clearance Date, neither BeiGene nor any of its Affiliates owns or controls (through license or otherwise) any PD-1 Antagonist, other than the Licensed Compounds (all of which are set forth on Schedule 1.57(a)), and neither BeiGene nor its Affiliates are conducting, or in the past twelve (12) months have conducted, any Development, Manufacturing or Commercialization of any PD-1 Antagonist, other than the Licensed Compound set forth on Schedule 1.57(a)); and

11.2.21  all information and data provided by or on behalf of BeiGene to Celgene on or before the Execution Date in contemplation of this Agreement or the transactions contemplated hereby was and is true and accurate and complete in all material respects, and BeiGene has not failed to disclose, or cause to be disclosed, any material information or data that could reasonably be expected to cause the information and data that has been disclosed to be misleading in any material respect.

11.3     Covenants.

11.3.1    Mutual Covenants.  Each Party hereby covenants to the other Party that:

(a)        all employees of such Party or its Affiliates or Third Party subcontractors working under this Agreement will be under appropriate confidentiality provisions at least as protective as those contained in this Agreement and, to the extent permitted under Law, the obligation to assign all right, title and interest in and to their inventions and discoveries, whether or not patentable, to such Party as the sole owner thereof;

(b)        to its knowledge, such Party will not (i) employ or use, nor hire or use any contractor or consultant that employs or uses, any individual or entity, including a clinical investigator, institution or institutional review board, debarred or disqualified by the FDA (or subject to a similar sanction by any Regulatory Authority outside the United States) or (ii) employ any individual who or entity that is the subject of an FDA debarment investigation or proceeding (or similar proceeding by any Regulatory Authority outside the United States), in each of subclauses (i) and (ii) in the conduct of its activities under this Agreement;

(c)        neither Party nor any of its Affiliates shall, during the Term, grant any right or license to any Third Party relating to any of the intellectual property rights it owns or Controls which would conflict with any of the rights or licenses granted to the other Party hereunder; and such Party and its Affiliates shall perform its activities pursuant to this Agreement in compliance (and shall ensure compliance by any of its subcontractors) in all material respects with all Laws, including GCP, GLP and cGMP as applicable and with respect to the research, Development, Manufacturing and Commercialization activities contemplated hereunder.

11.3.2    BeiGene Covenants.  BeiGene hereby covenants to Celgene that:

(a)        Except as otherwise expressly permitted under this Agreement, commencing on the Execution Date until the end of the Term, BeiGene and its Affiliates will not  (i) assign, transfer, convey, encumber (including any liens or charges) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including any liens or charges) or dispose of, any BeiGene IP or any rights to any Licensed Compound, Licensed Product or Licensed Diagnostic Product (collectively, the “Licensed Assets”), except to the extent such assignment, transfer, conveyance, encumbrance or disposition does not conflict with or adversely affect any of the rights or licenses granted to Celgene hereunder, (ii) license or grant to any Third Party, or agree to license or grant to any Third Party, any rights to any Licensed Assets if such license or grant conflicts with or adversely affects any of the rights or licenses granted to Celgene hereunder, or (iii) disclose any Confidential Information relating to the Licensed Assets to any Third Party if such disclosure could impair or conflict in any respect with any of the rights or licenses granted to Celgene hereunder, except to the extent such disclosure is reasonably necessary for BeiGene’s prosecution and maintenance of the BeiGene Patents or to Regulatory Authorities in the Heme Field or in the BeiGene Territory, or otherwise as expressly permitted under this Agreement.

(b)        BeiGene will satisfy all of its obligations (and will cause its Affiliates to satisfy their obligations) under each Existing Product Agreement and will maintain each Existing Product Agreement in full force and effect.  BeiGene will not (and will cause its Affiliates not to) amend, modify or terminate such agreements, and will not breach such agreements, if such amendment, modification, termination or breach could adversely affect Celgene’s rights or licenses under this Agreement.  BeiGene will not (and will cause its Affiliates not to) assign or otherwise transfer any Existing Product Agreement.  BeiGene will provide Celgene with prompt written notice of any claim of a breach under any of the Existing Product Agreements or notice of termination of any of the Existing Product Agreements;

(c)        BeiGene will ensure that there are no mortgages, pledges, claims, security interests, encumbrances, liens or charges of any kind granted on the BeiGene IP (or other Licensed Assets) and that the BeiGene IP (and other Licensed Assets) remains free and clear of any mortgages, pledges, claims, security interests, encumbrances, liens and charges of any kind;

(d)        neither BeiGene nor any of its Affiliates will grant any right or license to any Third Party relating to any of the intellectual property rights it owns or controls (including the BeiGene IP and other Licensed Assets), or otherwise with respect to any Licensed Compound, Licensed Product or Licensed Diagnostic Product which conflicts with or adversely affects any of the rights or licenses granted to Celgene hereunder.  Except (i) as set forth in Section 3.2, (ii) in connection with a Combination Regimen in accordance with the rights expressly retained by BeiGene, or as expressly permitted, under this Agreement, (iii) as otherwise expressly permitted under this Agreement, or (iv) as otherwise expressly agreed to by Celgene in writing, neither BeiGene nor any of its Affiliates will Develop, Manufacture or Commercialize (and will not grant any Third Party the right to Develop, Manufacture or Commercialize) any Licensed Compound, Licensed Product or Licensed Diagnostic Product for use in the Field in the Celgene Territory; and

(e)        During the period from the Execution Date until the Effective Date, BeiGene and each of its Affiliates shall conduct its research and development with respect to Licensed Compound and the Licensed Product in the ordinary course.

(f)        Within [...***...] after the Effective Date, each Party shall notify the other Party in writing if it or any of its Affiliates becomes aware that the representations and warranties made by it pursuant to this ARTICLE 11 as of the Execution Date or the Antitrust Clearance Date, as applicable, are not true and correct in any material respects on and as of the Effective Date as though made on and as of the Effective Date; provided, for clarity, solely with respect to representations and warranties that are not expressly stated to be made as of the Effective Date, that such notification shall not imply that any such representation or warranty is made as of the Effective Date.

11.4     Disclaimer.  EACH PARTY AGREES AND ACKNOWLEDGES THAT EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED (AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES NOT EXPRESSLY PROVIDED IN THIS AGREEMENT), INCLUDING WITH RESPECT TO ANY PATENTS OR KNOW-HOW, INCLUDING WARRANTIES OF VALIDITY OR ENFORCEABILITY OF ANY PATENTS, TITLE, QUALITY, COMPLETENESS, ACCURACY, MERCHANTABILITY, FITNESS FOR A PARTICULAR USE OR PURPOSE, PERFORMANCE, AND NONINFRINGEMENT OF ANY THIRD PARTY PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS.  WITHOUT LIMITING THE FOREGOING, EACH PARTY AGREES AND ACKNOWLEDGES THAT NEITHER PARTY MAKES ANY REPRESENTATION, WARRANTY OR GUARANTEE THAT THE DEVELOPMENT, MANUFACTURE OR COMMERCIALIZATION OF LICENSED COMPOUND, LICENSED PRODUCT OR LICENSED DIAGNOSTIC PRODUCT WILL BE SUCCESSFUL, OR THAT ANY OTHER PARTICULAR RESULTS WILL BE ACHIEVED WITH RESPECT TO ANY LICENSED COMPOUND, LICENSED PRODUCT OR LICENSED DIAGNOSTIC PRODUCT HEREUNDER.

ARTICLE 12

INDEMNIFICATION; INSURANCE

12.1     Indemnification by Celgene.  Celgene will indemnify, defend and hold harmless BeiGene, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the “BeiGene Indemnitees”), from and against any and all Third Party Damages to the extent arising out of or resulting from any Third Party Claim based upon:

(a)        the negligence or willful misconduct of Celgene or its Affiliates or Sublicensees or its or their respective directors, officers, employees or agents, in connection with Celgene’s performance of its obligations under this Agreement;

(b)        any breach by Celgene of any of its representations, warranties, covenants, agreements or obligations under this Agreement; or

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(c)        the [...***...] by Celgene or its Affiliates or Sublicensees of any [...***...] in the Field in the Celgene Territory (other than in connection with any intellectual property infringement);

in each case (a)-(c), provided, however, that such indemnity will not apply to the extent BeiGene has an indemnification obligation pursuant to Section 12.2 for such Third Party Damages.

12.2     Indemnification by BeiGene.  BeiGene will indemnify, defend and hold harmless Celgene, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Celgene Indemnitees”), from and against any and all Third Party Damages to the extent arising out of or resulting from any Third Party Claim based upon:

(a)        the negligence or willful misconduct of BeiGene or its Affiliates or licensees or its or their respective directors, officers, employees or agents, in connection with BeiGene’s performance of its obligations under this Agreement;

(b)        any breach by BeiGene of any of its representations, warranties, covenants, agreements or obligations under this Agreement;

(c)        the [...***...] of any [...***...] by BeiGene or its Affiliates or licensees prior to the Effective Date or after the end of the Term; or

(d)        the [...***...] by BeiGene or its Affiliates or licensees of any [...***...] (i) in the Heme Field, anywhere in the world, or (ii) in the BeiGene Territory.

in each case (a)-(d), provided, however, that such indemnity will not apply to the extent Celgene has an indemnification obligation pursuant to Section 12.1 for such Third Party Damages.

12.3     Procedure.  If a Party is seeking indemnification under Section 12.1 or 12.2, as applicable (the “Indemnitee”), it will inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 12.1 or 12.2, as applicable, as soon as reasonably practicable after receiving notice of the claim (provided, however, any delay or failure to provide such notice will not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 12.1 or 12.2, as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims). The Indemnitor will have the right to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to Section 12.1 or 12.2. The Indemnitee will cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense.  The Indemnitee will have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor.  The Indemnitor will not settle any claim without the prior written consent of the Indemnitee, not to be unreasonably withheld; provided, however, that the Indemnitor will not be required to obtain such consent if the settlement (a) involves only the payment of money and will not result in the Indemnitee (or other BeiGene Indemnitees or Celgene Indemnitees, as applicable) becoming subject to injunctive or other similar type of relief, (b) does not require an admission by the Indemnitee (or other BeiGene Indemnitees or Celgene Indemnitees, as applicable), (c) includes an unconditional release of the Indemnitee (or other BeiGene Indemnitees or Celgene Indemnitees, as applicable) from all liability on claims that are

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

the subject matter of such proceeding and (d) if Celgene is the Indemnitee, does not adversely affect the rights or licenses granted to Celgene under this Agreement.  The Indemnitee will not settle or compromise any such claim without the prior written consent of the Indemnitor, which it may provide in its sole discretion. If the Parties cannot agree as to the application of Section 12.1 or 12.2, as applicable, to any claim, pending resolution of the dispute pursuant to Section 14.7, the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 12.1 or 12.2, as applicable, upon resolution of the underlying claim.  In each case, the Indemnitee will reasonably cooperate with the Indemnitor, and will make available to the Indemnitor all pertinent information under the control of the Indemnitee, which information will be subject to Article 10.

12.4     Insurance.  During the Term and for a period of [...***...] thereafter, each Party will maintain, at its cost, a program of insurance or self-insurance against liability and other risks associated with its activities and obligations under this Agreement (including, with respect to its Clinical Trials), and its indemnification obligations hereunder, in such amounts, subject to such deductibles and on such terms as are customary for such Party for the activities to be conducted by it under this Agreement.  It is understood that such insurance will not be construed to create a limit on either Party’s liability with respect to its indemnification obligations under this Article 12 or otherwise.

12.5     LIMITATION OF LIABILITY.  EACH PARTY AGREES AND ACKNOWLEDGES THAT NEITHER BEIGENE NOR CELGENE, NOR ANY OF THEIR RESPECTIVE AFFILIATES WILL BE LIABLE TO THE OTHER PARTY TO THIS AGREEMENT OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE.  NOTWITHSTANDING THE FOREGOING, [...***...].

ARTICLE 13

LICENSE TERM AND TERMINATION

13.1     Term; Expiration.

13.1.1    Term.  Subject to ARTICLE 15, this Agreement will become effective on the Effective Date and, unless earlier terminated in accordance with this Article 13, will remain in effect until it expires as follows (the “Term”)

(a)        on a Licensed Product-by-Licensed Product and country-by-country basis, this Agreement will expire on the date of the expiration of the Royalty Term with respect to such Licensed Product in such country (for clarity, in each case subject to the provisions of this Agreement that survive expiration or termination as set forth in Section 13.8.2); and

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(b)        in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Licensed Products in all countries in the Celgene Territory.

13.1.2    Effect of Expiration.  After the expiration of the Term pursuant to Section 13.1.1 above, the following terms will apply:

(a)        Licenses after Licensed Product Expiration.  After expiration of the Royalty Term with respect to a given Licensed Product in a given country pursuant to Section 13.1.1(a), (i) the licenses set forth in Section 7.1 with respect to such Licensed Product (and the Licensed Compound contained therein) and related Licensed Diagnostic Products in such country will automatically become fully paid-up, perpetual, irrevocable and royalty-free and (ii) the rights of reference set forth in Section 4.5.4 will automatically become perpetual and irrevocable with respect to such Licensed Product (and the Licensed Compound contained therein) and related Licensed Diagnostic Products in such country.

(b)        Licenses after Expiration of Agreement.  After expiration of the Term with respect to this Agreement in its entirety pursuant to this Section 13.1.2(b), (i) the licenses set forth in Section 7.1 will automatically become fully paid-up, perpetual, irrevocable and royalty-free and (ii) the rights of reference set forth in this Agreement will automatically become perpetual and irrevocable.

13.2     Termination for Material Breach.

13.2.1    Material Breach. This Agreement may be terminated by a Party for the material breach by the other Party of this Agreement; provided that the breaching Party has not cured such breach within [...***...] after the date of written notice to the breaching Party of such breach (the “Cure Period”), which notice will describe such breach in reasonable detail and will state the non-breaching Party’s intention to terminate this Agreement pursuant to this Section 13.2.  For clarity, but subject to Section 13.2.2, the Cure Period for any allegation as to a material breach under this Agreement will run from the date that written notice was first provided to the breaching Party by the non-breaching Party.  Any such termination of this Agreement under this Section 13.2.2 will become effective at the end of the Cure Period, unless the breaching Party has cured any such material breach prior to the expiration of such Cure Period, or, if such material breach is not susceptible to cure within the Cure Period, then such Cure Period will be extended for an additional [...***...] so long as the breaching Party continues to use commercially reasonable efforts to cure such material breach during such extension period.

13.2.2    Disagreement as to Material Breach.  If the Parties reasonably and in good faith disagree as to whether there has been a material breach pursuant to Section 13.2, then: (a) the Party that disputes that there has been a material breach may contest the allegation by referring such matter, within [...***...] following such notice of alleged material breach, for resolution to the Executive Officers, who will meet promptly to discuss the matter and determine, within [...***...] following referral of such matter, whether or not a material breach has occurred pursuant to Section 13.2; provided that if the Executive Officers are unable to resolve such dispute within such [...***...] period after it is referred to them, the matter will be resolved as provided in Section 14.7; (b) the relevant Cure Period with respect thereto will be tolled from the date the breaching

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Party notifies the non-breaching Party of such dispute and through the resolution of such dispute in accordance with the applicable provisions of this Agreement; (c) subject to Section 13.7, during the pendency of such dispute, all of the terms and conditions of this Agreement will remain in effect and the Parties will continue to perform all of their respective obligations hereunder; and (d) if it is ultimately determined that the breaching Party committed such material breach, then the breaching Party will have the right to cure such material breach after such determination within the Cure Period which will commence as of the date of such determination.

13.3     Voluntary Termination.  Celgene may terminate this Agreement, in its sole discretion, in its entirety upon thirty (30) days’ prior written notice to BeiGene hereunder at any time, provided that (a) any termination by Celgene under this Section 13.3 while Celgene is in breach of Section 7.5 (Celgene Exclusivity) or (b) subsequent to Celgene’s acquisition of an Acquired Competing Product, but in either case of (a) or (b) prior to Celgene’s completion of one of the alternative set forth in Section 7.5.3(a) through (c) inclusive, shall be treated as a termination pursuant to Section 13.2 as a direct result of Celgene’s material breach of Section 7.5, or Celgene’s termination of this Agreement pursuant to Section 7.5.3(d), and Section 13.5.1(c)(i) through (iv) inclusive shall apply.

13.4     Termination for Bankruptcy.  If either Party makes a general assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over all or substantially all of its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not dismissed, discharged, bonded or stayed within [...***...] after the filing thereof, the other Party may terminate this Agreement in its entirety, effective immediately upon written notice to such Party, provided that, in connection therewith, the provisions of Section 7.6 will apply.

13.5     Effects of Expiration or Termination; Additional Remedies.

13.5.1    Termination by BeiGene Pursuant to Section 13.2 or 13.4, or by Celgene Pursuant to Section 13.3 (for clarity, including a termination under Section 13.3 pursuant to Section 7.5.3(d).  In the event this Agreement is terminated by BeiGene Pursuant to Section 13.2 or 13.4, or by Celgene pursuant to Section 13.3, upon the effective date of such termination:

(a)        except as set forth in this Section 13.5.1 or Section 13.8, all rights and licenses granted herein to Celgene will terminate and all rights and licenses granted to BeiGene shall become perpetual (subject to BeiGene making any required payments to Third Parties in connection with agreements entered into by Celgene prior to the effective date of termination pursuant to which BeiGene is granted a sublicense under this Agreement; which for clarity, does not include any payments in connection with sales by Celgene, its Affiliates or Sublicensees);

(b)        each Party will return or destroy all Confidential Information of the other Party as required by Article 10, provided that BeiGene shall be entitled to retain and use any Confidential Information within the scope of any right and license granted herein to BeiGene;

(c)        solely in the event that BeiGene terminates this Agreement in its entirety pursuant to Section 13.2 as a direct result of Celgene’s material breach of Section 7.5, or Celgene terminates this Agreement pursuant to Section 7.5.3(d) then, at the election of BeiGene

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(which election must be made in writing to Celgene within [...***...] following termination), the following shall apply, at no charge to BeiGene:

(i)         Celgene shall grant to BeiGene, a non-exclusive license in the Celgene Territory under the Celgene Termination Know-How and Celgene Termination Patents to Develop and Commercialize Licensed Compound, Licensed Product and Licensed Diagnostic Product in the Field in the Celgene Territory, including for use in a Single Agent Regimen or a Combination Regimen(each such Licensed Compound, Licensed Product or Licensed Diagnostic Product, a “Terminated Product”), but solely to the extent that such Celgene Termination Know-How and Celgene Termination Patents are necessary for BeiGene to continue the Development and Commercialization of Terminated Product in the Field in the Celgene Territory; provided that such license shall be contingent upon BeiGene entering into a written agreement with Celgene to reimburse Celgene for any amounts owed by Celgene (or its Affiliates) to a Third Party solely in connection with the grant or exercise of such license and to comply with the terms and conditions of any applicable agreement(s) between Celgene (or its Affiliate) and such Third Party;

(ii)        Promptly following the effective date of such termination, Celgene shall transfer and assign to BeiGene all of its (and its Affiliates) material Regulatory Approvals relating solely and exclusively to each Terminated Product that is in Development or being Commercialized as of the date or termination of this Agreement, in each case, to the extent such Regulatory Approvals are transferable and Celgene is legally permitted to do so; and

(iii)       At Celgene’s option, Celgene shall either transition to BeiGene or wind-down as soon as reasonably practicable (in accordance with customary industry practices and taking into account ethical considerations) any Clinical Trials of the Terminated Product that are being conducted by Celgene (or its Affiliate) and are ongoing as of the effective date of termination of this Agreement; and

(iv)       Solely if this Agreement was so terminated by BeiGene in its entirety as a direct result of Celgene’s material breach of Section 7.5,  or by Celgene pursuant to Section 7.5.3(d), Celgene will pay to BeiGene an amount of [...***...].  Notwithstanding the foregoing, if (A) Celgene is acquired prior to the [...***...] anniversary of the Execution Date and otherwise in breach of Section 7.5, Celgene shall only be required to pay BeiGene [...***...] and (B) Celgene is acquired on or after the [...***...] anniversary of the Execution Date, no payment shall be due under this clause (iv). BEIGENE HEREBY ACKNOWLEDGES AND AGREES THAT IF BEIGENE ELECTS THE REMEDIES UNDER THIS SECTION, THEN ALL OTHER REMEDIES (INCLUDING ANY RIGHT TO SEEK DAMAGES OR OTHER LIABILITIES, WHETHER IN LAW, EQUITY, TORT, INDEMNITY OR OTHERWISE) THAT MAY OTHERWISE BE AVAILABLE TO BEIGENE (OR ANY OF ITS AFFILIATES) AS A RESULT OF, OR IN CONNECTION WITH, A MATERIAL BREACH OF THIS AGREEMENT BY CELGENE (OR ANY OF ITS AFFILIATES) SHALL BE, AND HEREBY ARE, WAIVED IN FULL BY BEIGENE (AND ITS AFFILIATES) AND THE REMEDIES SET FORTH IN THIS SECTION SHALL BE THE SOLE AND EXCLUSIVE REMEDIES AVAILABLE TO BEIGENE (AND ITS AFFILIATES) IN THE EVENT OF A MATERIAL BREACH OF THIS AGREEMENT BY CELGENE (OR ANY OF ITS AFFILIATES).

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

As used herein, (1) the term “Celgene Termination Know-How” means Know-How owned by Celgene (or its Affiliate) as of the effective date of termination of this Agreement that has been actually incorporated by Celgene into a Licensed Compound, Licensed Product or Licensed Diagnostic Product, or used to Manufacture a Licensed Compound, Licensed Product or Licensed Diagnostic Product as of the effective date of termination of this Agreement, but solely to the extent that Celgene has the right to grant to BeiGene a license to such Know-How without violating the terms of any then-existing agreement with any Third Party as of the effective date of termination of this Agreement, and (2) the term “Celgene Termination Patents” means Patents owned by Celgene (or its Affiliate) as of the effective date of termination of this Agreement that claim the Celgene Termination Know-How, but solely to the extent that Celgene has the right to grant to BeiGene a license to such Know-How without violating the terms of any then-existing agreement with any Third Party as of the effective date of termination of this Agreement; provided that, in all cases, “Celgene Termination Know-How” and “Celgene Termination Patents” shall exclude any Know-How or Patents to the extent related to any proprietary compound or product of Celgene or any of its Affiliates.

(d)        subject to Section 13.5.1(c), at the written request of BeiGene (which must be delivered within [...***...] after the termination of this Agreement), the Parties will discuss financial and other terms under which Celgene may be willing to grant rights to BeiGene with respect to other Celgene Know-How or Celgene Patents that may be useful (but which are not necessary) for BeiGene to continue the Development and Commercialization of the Terminated Product in the Field in the Celgene Territory;

(e)        notwithstanding the foregoing provisions of this Section 13.5.1, the licenses granted to Celgene hereunder will survive for [...***...] following the effective date of termination in order for Celgene (and its Affiliates, sublicensees and distributors), at Celgene’s discretion, during the [...***...] period immediately following the effective date of termination, to (i) finish or otherwise wind-down any ongoing Clinical Trials with respect to any Licensed Compounds, Licensed Products or Licensed Diagnostic Products hereunder and (ii) finish and sell any work-in-progress and any Licensed Compounds, Licensed Products and Licensed Diagnostic Products remaining in inventory; provided that, for clarity, Celgene will have no obligation to undertake such activities, in each case of (i) and (ii), as and to the extent determined by Celgene;

13.5.2    Termination by Celgene Pursuant to Section 13.2 or 13.4.  In the event this Agreement is terminated by Celgene pursuant to Section 13.2 or 13.4, upon the effective date of such termination:

(a)        except as set forth in this Section 13.5.2 or Section 13.8, all rights and licenses granted herein will terminate;

(b)        each Party will return or destroy all Confidential Information of the other Party as required by Article 10; and

(c)        notwithstanding the foregoing provisions of this Section 13.5.2, the licenses granted to Celgene hereunder will survive for [...***...] following the effective date of termination in order for Celgene (and its Affiliates, sublicensees and distributors), at Celgene’s discretion, during the [...***...] period immediately following the effective date of termination, to

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

(i) finish or otherwise wind-down any ongoing Clinical Trials with respect to any Licensed Compounds, Licensed Products or Licensed Diagnostic Products hereunder and (ii) finish and sell any work-in-progress and any Licensed Compounds, Licensed Products and Licensed Diagnostic Products remaining in inventory (subject to Celgene continuing to pay all Royalties and milestone payments due in connection with such sales); provided that, for clarity, Celgene will have no obligation to undertake such activities, in each case of (i) and (ii), as and to the extent determined by Celgene.

13.6     Survival of Sublicensees.  Notwithstanding the foregoing, termination of this Agreement will be construed as a termination of any sublicenses of BeiGene IP to any Sublicensee hereunder; provided, however, that at the written request of Celgene, BeiGene will grant to such Sublicensee a direct license under the BeiGene IP provided that such Sublicensee is then in good standing under its sublicense agreement and such Sublicensee enters into a written agreement with BeiGene assuming the financial and other obligations of Celgene hereunder that are reasonably applicable to the Sublicensee’s activities.

13.7     Automatic Reimbursement Payments.  Notwithstanding anything to the contrary contained herein, in the event notice of termination of this Agreement is given prior to Celgene being deemed to have elected to reimburse BeiGene for Reimbursable Development Costs under Section 8.3, Celgene will not be deemed to make such election and will not be obligated to make any Reimbursable Development Costs to BeiGene triggered by any events after the notice of termination.

13.8     Surviving Provisions.

13.8.1    Accrued Rights; Remedies.  Termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration, and any and all damages or remedies (whether in law or in equity) arising from any breach hereunder, each of which will survive termination or expiration of this Agreement.  Such termination or expiration will not relieve any Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.  Except as otherwise expressly set forth in this Agreement, the termination provisions of this Article 13 are in addition to any other relief and remedies available to either Party under this Agreement and at Law.

13.8.2    Survival.  Without limiting the provisions of Section 13.8.1, any payment obligations that accrued prior to the date of expiration or termination of this Agreement, and the rights and obligations of the Parties set forth in the following Sections and Articles of this Agreement will survive the expiration or termination of this Agreement, in addition to those other terms and conditions that are expressly stated to survive termination or expiration of this Agreement: Articles 1 (Definitions), 10 (Confidentiality), 12 (Indemnification; Insurance), 13 (License Term and Termination), and 14 (Miscellaneous), and Sections 4.7.2(b) (Global Safety Database), 8.3.4 (Audit; Non-Reimbursable Costs) (for a period of [...***...] after the end of the Calendar Year to which the applicable records pertain), 8.7.2(b) (Tax Withholding); 8.7.3 (Late Payments), 8.8.1 (Records), 8.8.2 (Review) (for a period of [...***...] after the end of the Calendar Year to which the applicable records pertain), 8.8.3 (Records Final), 9.1 (Ownership), 9.2 (Prosecution and Maintenance of BeiGene Patents; Joint Patents) (with respect to Joint Patents

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

only), 9.3 (Enforcement of BeiGene Patents and Joint Patents)(with respect to Joint Patents only), and Section 15.5 (No Further Obligations).

13.9     Relationship to Equity Agreement.  Termination of this Agreement will not affect in any way the terms or provisions of the Equity Agreement.

ARTICLE 14

MISCELLANEOUS

14.1     Severability.  If any one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction or arbitrator to be void, invalid or unenforceable in any situation in any jurisdiction, such holding will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction and the term or provision will be considered severed from this Agreement, unless the invalid, void or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, void or unenforceable term or provision.  If the final judgment of such court or arbitrator declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable, and (b) make a good faith effort to replace any invalid, void or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

14.2     Notices.  Any notice required or permitted to be given by this Agreement will be in writing and in English and will be (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by first class, registered, or certified mail, or (c) delivered by facsimile followed by delivery via either of the methods set forth in Sections 14.2(a) and (b), in each case, addressed as set forth below unless changed by notice so given:

If to Celgene Corp.:

Celgene Corporation
86 Morris Avenue
Summit, NJ 07901
Attention:        Senior Vice President Business Development
Facsimile:        [...***...]

If to Celgene LLC:

Celgene Switzerland LLC
86 Morris Avenue

Summit, NJ 07901

United States of America

Attention: [...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

With copies to (in the case of either Celgene Corp. or Celgene LLC):

Celgene Corporation
86 Morris Avenue
Summit, New Jersey 07901
Attention:        General Counsel
Facsimile:        [...***...]

If to BeiGene:

BeiGene, Ltd.
c/o Mourant Ozannes Corporate Services (Cayman) Limited

94 Solaris Avenue

Camana Bay

Grand Cayman KY1-1108, Cayman Islands

Attention:  Chairman and Chief Executive Officer
Fax:  [...***...]

Any such notice will be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving party) on a Business Day or received on a non-Business Day will be deemed to have been received on the next Business Day.  A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 14.2.

14.3     Force Majeure.  A Party will not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party will use its Commercially Reasonable Efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and will continue performance in accordance with the terms of this Agreement whenever such causes are removed.  When such circumstances arise, the Parties will negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

14.4     Assignment.

14.4.1    Generally.  Except as expressly permitted herein, this Agreement may not be assigned or transferred by any Party in whole or in part, nor may any Party assign or transfer any rights or obligations created by this Agreement, in each case, whether by operation of Law, assignment, succession or otherwise, except as expressly permitted hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld.

14.4.2    Celgene.  Notwithstanding the limitations in Section 14.4.1, but subject to the remaining provisions of this Section 14.4.2, Celgene Corp. and Celgene LLC may assign or transfer this Agreement, or any rights or obligations hereunder in whole or in part, to (a) one or

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

more Affiliates (provided, however, that a Party assigning to an Affiliate will remain fully and unconditionally liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate); or (b) its successor in interest in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement. In the event of an assignment or transfer pursuant to the foregoing clause (b), BeiGene will have the right, in its sole discretion, by written notice delivered to Celgene (or its successor) at any time following such assignment or transfer to (i) no longer provide to Celgene and its successor any information or reports relating to activities contemplated by this Agreement, other than the reports as required by ARTICLE 8;  and (ii) require Celgene and its successor to adopt reasonable procedures to be approved by BeiGene in writing to prevent disclosure of Confidential Information of BeiGene, which shall thereafter be implemented and followed by Celgene (and its successor)).

14.4.3    BeiGene.  Notwithstanding the limitations in Section 14.4.1, but subject to the remaining provisions of this Section 14.4.3 and further subject to the provisions of Sections 3.3.5 and 3.4.5, BeiGene may assign or transfer this Agreement, or any rights or obligations hereunder in whole or in part, to (a) one or more Affiliates (provided, however, that a Party assigning to an Affiliate will remain fully and unconditionally liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate); or (b) its successor in connection with the merger, consolidation, or sale of all or substantially all of its assets.  In the event of an assignment or transfer pursuant to the foregoing clause (b), Celgene will have the right, in its sole discretion, by written notice delivered to BeiGene (or its successor) at any time following such assignment or transfer to (i) no longer provide to BeiGene and its successor any information or reports relating to activities contemplated by this Agreement, other than the reports as required by ARTICLE 8; (ii) require BeiGene and its successor to adopt reasonable procedures to be approved by Celgene in writing to prevent disclosure of Confidential Information of Celgene, which shall thereafter be implemented and followed by BeiGene (and its successor); and (iii) require that BeiGene and its successor transition one or more of the Basket Programs to Celgene as and to the extent requested by Celgene, in which case BeiGene and its successor will effectuate such transition and provide to Celgene all reasonably requested assistance in connection with such transition).

14.4.4    All Other Assignments Null and Void.  The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party.  Any purported assignment in violation of this Section 14.4 will be null and void ab initio.

14.4.5    Intellectual Property and Change of Control. Notwithstanding anything to the contrary in this Agreement, with respect to any intellectual property rights controlled by the acquiring party or its Affiliates (other than one of the Parties to this Agreement or its Affiliates prior to Change of Control) involved in any Change of Control of either Party, such intellectual property rights shall not be included in the technology and intellectual property rights licensed to the other Party hereunder to the extent (a) held by such acquirer or its Affiliate (other than the relevant Party to this Agreement or its Affiliates prior to Change of Control) prior to such transaction, or to the extent such technology is developed outside the scope of activities conducted with respect to this Agreement after such transaction, or (b) developed after the closing of the Change of Control transaction, and not derived from or with reference to the BeiGene IP, Celgene

Collaboration IP, Celgene Proprietary IP, or Joint IP or that otherwise does not constitute an improvement to the foregoing.

14.5     Waivers and Modifications.  The failure of any Party to insist on the performance of any obligation hereunder will not be deemed to be a waiver of such obligation.  Waiver of any breach of any provision hereof will not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion.  This Agreement may be amended, or any term hereof modified or waived, only by a written instrument duly executed by authorized representative(s) of both Parties hereto

14.6     Choice of Law.  This Agreement will be governed by, enforced, and will be construed in accordance with the Laws of New York, New York without regard to any conflicts of law provisions and excluding the United Nations Convention on Contracts for the International Sales of Goods; provided, however, that with respect to matters involving the enforcement, validity or scope of intellectual property rights, the Laws of the applicable country will apply.

14.7     Dispute Resolution.

14.7.1    Exclusive Dispute Resolution Mechanism.  The Parties agree that the procedures set forth in this Section 14.7 will be the exclusive mechanism for resolving any dispute, controversy or claim between the Parties arising out of, relating to or otherwise by virtue of, this Agreement, any Party’s rights or obligations under this Agreement, breach of this Agreement or the transactions contemplated by this Agreement (collectively, “Disputes”); provided that decisions that are subject to the decision-making authority of a given Party or the mutual agreement of the Parties, as expressly set forth in this Agreement, will not be subject to the provisions of this Section 14.7 so long as such decisions are made in accordance with this Agreement.

14.7.2    Informal Dispute Resolution.  In the event of any Dispute outside the decision-making authority of the JSC, the Parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves.  If, after [...***...], such Dispute has not been resolved on an informal basis, Celgene or Company may, at its sole discretion and by written notice to the other Party, refer the Dispute to the Executive Officers for attempted resolution by good faith negotiation within [...***...] after such notice is received.  If any Dispute is not resolved, or both Parties believe that it will not be resolved, under the foregoing provisions, each Party may, at its sole discretion, seek resolution of such Dispute in accordance with Section 14.7.3.

14.7.3    Jurisdiction; Jury Trial; Equitable Relief.

(a)        Except as otherwise provided in Section 14.7.3(b), the sole jurisdiction and venue for all actions, suits and proceedings arising out of a Dispute (whether in contract, tort or otherwise) will be the state and federal courts located in the Borough of Manhattan in New York, New York, U.S.A.  Each Party hereby irrevocably and unconditionally (a) consents to submit to the exclusive jurisdiction of the state and federal courts located in the Borough of Manhattan in New York, New York, U.S.A. for any action, suit or proceeding arising out of a Dispute, and (b) waives any objection to the laying of venue of any action, suit or proceeding arising out of a Dispute in the state and federal courts of the Borough of Manhattan in New York,

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

New York, U.S.A. and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.  Each of the Parties agrees that process may be served upon it in the manner specified in Section 14.2 and irrevocably waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction, or to such manner of service of process.

(b)        EXCEPT AS LIMITED BY LAWS, EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

(c)        Notwithstanding the foregoing, or anything to the contrary herein, the Parties will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement, in any court having jurisdiction.  Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or equity.  The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages.

14.8     Relationship of the Parties.  BeiGene and Celgene are independent contractors under this Agreement.  Nothing contained herein is intended or is to be construed so as to constitute (a) BeiGene as a partner, agent, or joint venturer of Celgene or (b) Celgene as a partner, agent or joint venturer of BeiGene.  Neither BeiGene nor Celgene, respectively, will have any express or implied right or authority to assume or create any obligations on behalf of or in the name of Celgene or BeiGene, respectively, or to bind Celgene or BeiGene, respectively, to any contract, agreement, or undertaking with any Third Party.

14.9     No Third Party Rights.  The provisions of this Agreement are for the exclusive benefit of the Parties, and no Third Party will have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

14.10   Entire Agreement.  This Agreement and the attached Schedules and Exhibits, contains the entire agreement by the Parties with respect to the subject matter hereof and supersedes any prior express or implied agreements, understandings and representations, either oral or written, which may have related to the subject matter hereof in any way, including any and all term sheets relating to the transactions contemplated by this Agreement and exchanged between the Parties prior to the Execution Date, including the Existing Confidentiality Agreement.  The Parties hereby agree and acknowledge that this Agreement amends and restates the Original Agreement in its entirety and the Original Agreement is replaced with, and superseded by, this Agreement, and any activities conducted under the Original Agreement shall be deemed to have been conducted under this Agreement.

14.11   Counterparts.  This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document.  All such counterparts will be deemed an original, will be construed together, and will constitute one and the same instrument.  Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No Party hereto will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

14.12   Equitable Relief; Cumulative Remedies.  Notwithstanding anything to the contrary herein, the Parties will be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement.  Such remedies will not be deemed to be the exclusive remedies for a breach of this Agreement but will be in addition to all other remedies available at law or equity.  The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages.  No remedy referred to in this Agreement is intended to be exclusive, but each will be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Law.

14.13   Interpretation.

14.13.1   Generally.  This Agreement has been diligently reviewed by and negotiated by and among the Parties, and in such negotiations each of the Parties has been represented by competent counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel.  Accordingly, in interpreting this Agreement or any provision hereof, no presumption will apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement will not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

14.13.2   Definitions; Interpretation.  The definitions of the terms herein will apply equally to the singular and plural forms of the terms defined and where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.  Whenever the context may require, any pronoun will include the corresponding masculine, feminine, and neuter forms.  The word “shall” will be construed to have the same meaning and effect as the word “will.” The word “any” means “any and all” unless otherwise clearly indicated by context.  The words “including,” “includes,” “include,” “for example,” and “e.g.” and words of similar import will be deemed to be followed by the words “without limitation.” The word “or” is disjunctive but not necessarily exclusive.  The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context requires otherwise or otherwise specifically provided, (a) all references herein to Articles, Sections, Schedules or Exhibits will be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement and (b) reference in any Section to any subclauses are references to such subclauses of such Section.

14.13.3   Subsequent Events.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein will be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein), (b) any reference to any Laws herein will be construed as referring to such Laws as from time to time enacted, repealed, or amended, and (c) any reference herein to any Person will be construed to include the Person’s successors and assigns.

14.13.4   Headings.  Headings, captions and the table of contents are for convenience only and are not to be used in the interpretation of this Agreement.

14.13.5   Prior Drafts.  No prior draft of this Agreement nor any course of performance or course of dealing will be used in the interpretation or construction of this Agreement.

14.13.6   Independent Significance.  Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision will be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

14.14   Further Assurances.  Each Party will execute, acknowledge and deliver such further instruments, and do all such other ministerial, administrative or similar acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

14.15   Performance by Affiliates.   Celgene may use one or more of its Affiliates to perform its obligations and duties hereunder and such Affiliates are expressly granted certain rights herein; provided that each such Affiliate will be bound by the corresponding obligations of Celgene and, subject to an assignment to such Affiliate pursuant to Section 14.4, Celgene will remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.  BeiGene may use one or more of its Affiliates to perform its obligations and duties hereunder and such Affiliates are expressly granted certain rights herein; provided that each such Affiliate will be bound by the corresponding obligations of BeiGene and, subject to an assignment to such Affiliate pursuant to Section 14.4, BeiGene will remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.  Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against any of the first Party’s Affiliates for any obligation or performance hereunder, prior to proceeding directly against such Party.

14.16   Celgene Parties.  The Parties hereby acknowledge and agree that (a) Celgene Corp. is the party to this Agreement with respect to all rights and obligations of Celgene under this Agreement in the United States; and (b) Celgene LLC is the party to this Agreement with respect to all rights and obligations of Celgene under this Agreement outside of the United States.

ARTICLE 15

GOVERNMENT APPROVALS

15.1     Efforts. Each of BeiGene and Celgene will use its commercially reasonable good faith efforts to eliminate any concern on the part of any Governmental Authority regarding the legality of this Agreement including, if required by Governmental Authorities, promptly taking all steps to remove any and all impediments to consummation of the transactions contemplated by this Agreement, including obtaining government antitrust clearance, cooperating in good faith with any Governmental Authority investigation, promptly producing any documents and information and providing witness testimony if requested by a Governmental Authority.

15.2     HSR/Antitrust Filings.  Each of BeiGene and Celgene will, within seven (7) Business Days after the execution of this Agreement (or such later time as may be agreed to in writing by the Parties) file with the U.S. Federal Trade Commission (“FTC”) and the Antitrust Division of the U.S. Department of Justice (“DOJ”) any HSR/Antitrust Filing required of it under the HSR Act and, as soon as practicable, file with the appropriate Governmental Authority any other HSR/Antitrust Filing required of it under any other Antitrust Law as determined in the reasonable opinion of either Party with respect to the transactions contemplated by this Agreement. The Parties shall cooperate with one another to the extent necessary in the preparation of any such HSR/Antitrust Filing. Each Party shall be responsible for its own costs, expenses and filing fees associated with any HSR/Antitrust Filing. In the event that the Parties make an HSR/Antitrust Filing under this Article 15, this Agreement shall terminate at the election of either Party, immediately upon notice to the other Party, in the event that the FTC, DOJ or other Governmental Authority obtains a preliminary injunction or final order under Antitrust Law enjoining the transactions contemplated by this Agreement.  Notwithstanding anything to the contrary contained herein, except for the terms and conditions of this Article 15, the BeiGene covenants in Section 11.3.2, and any other provisions that expressly reference the period between the Execution Date and the Effective Date none of the terms and conditions contained in this Agreement shall be effective until the “Effective Date,” which is agreed and understood to mean the later of (a) the execution date of this Agreement, (b) the China SPA Closing Date, (c) if a determination is made pursuant to this Article 15 that an HSR/Antitrust Filing is not required to be made under any Antitrust Law for this Agreement, the date of such determination, or (d) if a determination is made pursuant to this Article 15 that an HSR/Antitrust Filing is required to be made under any Antitrust Law for this Agreement, the Antitrust Clearance Date.  As used herein: (i) “Antitrust Clearance Date” means the earliest date on which the Parties have actual knowledge that all applicable waiting periods under the HSR Act and any comparable waiting periods as required under any other Antitrust Law, in each case with respect to the transactions contemplated by this Agreement have expired or have been terminated; and (ii) “HSR/Antitrust Filing” means (A) a filing by BeiGene and Celgene with the FTC and the DOJ of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act), together with all required documentary attachments thereto or (B) any comparable filing by BeiGene or Celgene required under any other Antitrust Law, in each case ((A) and (B)) with respect to the transactions contemplated by this Agreement.

15.3     Information Exchange.  Each of BeiGene and Celgene will, in connection with any HSR/Antitrust Filing, (a) reasonably cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (b) keep the other Party and/or its counsel informed of any communication received by such Party from, or given by such Party to, the FTC, the DOJ or any other U.S. or other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding the transactions contemplated by this Agreement; (c) consult with each other in advance of any meeting or conference with the FTC, the DOJ or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other Governmental Authority or other Person, give the Parties and/or their counsel the opportunity to attend and participate in such meetings and conferences; and (d) to the extent practicable, permit the other Party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to the FTC, the DOJ or any other Governmental Authority; provided that materials may be redacted to remove references concerning the Other Products of Celgene.  BeiGene and Celgene, as each deems advisable and necessary, may reasonably designate any competitively sensitive material to be provided to the other under this Section 15.3 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (BeiGene or Celgene, as the case may be) or its legal counsel.

15.4     Assistance Unrelated to Antitrust Law.  Subject to this Article 15, BeiGene and Celgene shall cooperate and use respectively all reasonable efforts to make all other registrations, filings and applications, to give all notices and to obtain as soon as practicable all governmental or other consents, transfers, approvals, orders, qualifications, authorizations, permits and waivers, if any, and to do all other thing necessary or desirable for the consummation of the transactions as contemplated hereby.

15.5     No Further Obligations.  If this Agreement is terminated pursuant to this Article 15, then, notwithstanding any provision in this Agreement to the contrary, neither Party shall have any further obligation to the other Party with respect to the subject matter of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, and intending to be legally bound hereby as of the Execution Date in accordance with the terms hereof, the Parties have caused this AMENDED AND RESTATED EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT to be executed by their respective duly authorized officers as of the Amended Execution Date.

Solely with respect to the rights and obligations of Celgene under this Agreement in the United States (subject to Section 14.16)

CELGENE CORPORATION		BEIGENE, LTD.

By:	/s/ Mark J. Alles	By:	/s/ Ji Li

Name:	Mark J. Alles	Name:	Ji Li

Title:	CEO	Title:	EVP, Global Head of BD

Solely with respect to the rights and obligations of Celgene under this Agreement outside of the United States (subject to Section 14.16)

CELGENE SWITZERLAND LLC

By:	/s/ Peter Kellogg

Name:	Peter Kellogg

Title:	CFO

[Signature Page to Amended and Restated Exclusive License and Collaboration Agreement]

EXHIBIT A

EQUITY AGREEMENT

EXHIBIT B

BASKET PROGRAM HIGH-LEVEL PLAN

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Annex 1 to High-Level Basket Development Plan

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

[...***... (nine pages omitted)]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Annex 2 to High-Level Basket Development Plan

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

[...***... (nine pages omitted)]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

EXHIBIT C

FORM OF PRESS RELEASE

Celgene Corporation Enters Into Global Strategic Immuno-Oncology Collaboration with BeiGene to Advance PD-1 Inhibitor Program for Solid Tumor Cancers

•       Celgene accelerates its immuno-oncology strategy in solid tumors with acquisition of worldwide rights, rest of world outside Asia, to BeiGene’s PD-1 inhibitor BGB-A317; Pivotal BGB-A317 solid tumor studies planned for 2018

•       Collaboration maximizes potential for best-in-class PD-1-based immuno-oncology combinations in solid tumors by leveraging BGB-A317’s differentiated profile and Celgene’s novel pipeline assets and global oncology expertise

•       BeiGene to acquire Celgene’s commercial operations in China and exclusive license to Celgene’s China cancer commercial portfolio (ABRAXANE®, REVLIMID®, VIDAZA®)

•       BeiGene to receive $263 million in upfront license fees and $150 million equity investment

SUMMIT,  N.J.  &  BEIJING--(BUSINESS  WIRE)--Jul.  5,  2017--  Celgene  Corporation (NASDAQ:CELG) and BeiGene, Ltd. (NASDAQ:BGNE) entered into a strategic collaboration to develop and commercialize BeiGene’s investigational anti-programmed cell death protein 1 (PD-1) inhibitor, BGB-A317, for patients with solid tumor cancers in the United States, Europe, Japan and rest of world outside Asia. BeiGene will retain exclusive rights for the development and commercialization of BGB-A317 for hematological malignancies globally and for solid tumors  in  Asia  (with  the  exception  of  Japan).  BeiGene will acquire Celgene’s commercial operations in China and gain an exclusive license to commercialize Celgene’s approved therapies in China – ABRAXANE®, REVLIMID® and VIDAZA®.

BGB-A317 is an advanced clinical-stage investigational PD-1 inhibitor, which has been dosed in over 500 patients. Initial clinical data suggest that BGB-A317 is well tolerated and exhibits anti- tumor activity across a range of solid tumor types. BGB-A317 has high affinity and specificity for PD-1 and may be differentiated from the currently approved PD-1 antibodies through an engineered Fc region, potentially minimizing interactions with other immune cells that may exert a negative impact on effector T-cell function. BGB-A317 is being developed as a monotherapy and in combination with other therapies for the treatment of solid tumor cancers. It is currently in two pivotal trials in China, and global pivotal studies of BGB-A317 are planned for initiation in 2018. Celgene and BeiGene will collaborate in the global development of BGB-A317. In addition, BeiGene retains the right to develop BGB-A317 in hematology and in combination with its other portfolio compounds.

“The acquisition of BGB-A317 significantly accelerates and expands our opportunity to develop and deliver novel T-cell checkpoint inhibitor-based therapies in solid tumor cancers to patients worldwide and adds to our ongoing PD-L1 FUSION™ program in hematological malignancies,” said Mark J. Alles, Chief Executive Officer of Celgene. “China is an important market for Celgene, and our collaboration with BeiGene positions us exceptionally well to optimize research, manufacturing, and the long-term commercial potential of our portfolio in China.”

“This strategic partnership with Celgene is a transformational event for BeiGene, transitioning us into a commercial-stage company and preparing us well for the future potential launch of our internally developed compounds, some of which are already in pivotal trials in China,” said John

V. Oyler, Co-founder, CEO, and Chairman of BeiGene. “Aligned in our mission and therapeutic focus, we believe that we have forged a promising alliance with Celgene that will help both companies fulfill their ultimate commitments of bringing new, life-altering treatments to patients in China and worldwide.”

BeiGene will acquire Celgene’s operations in China. BeiGene will also license and assume commercial responsibility for Celgene’s approved therapies in China, consisting of ABRAXANE® (paclitaxel protein-bound particles for injectable suspension) (albumin-bound), REVLIMID® (lenalidomide) and VIDAZA® (azacitidine). In addition, BeiGene is granted licensing rights in China to CC-122, under the same terms and conditions as the approved commercial products. CC-122 is a next generation CelMOD currently in development by Celgene for lymphoma and hepatocellular carcinoma. BeiGene plans to expand manufacturing and commercial operations in China in preparation for the potential approvals of BGB-A317 and future innovative therapies developed by BeiGene in greater China.

Celgene will maintain a strategic and R&D presence in China dedicated to long-term commercial activities, regulatory affairs and clinical development of new therapies in the country. Celgene will also continue supporting BeiGene with management of the REVLIMID® Risk Minimization Program.

Upon closing, BeiGene will receive upfront licensing fees totaling $263 million, and in addition Celgene will acquire an equity stake in BeiGene by purchasing 32.7 million, or 5.9 percent, of BeiGene’s ordinary shares at $4.58 per share, or $59.55 per BeiGene’s American Depositary Shares (ADS), representing a 35% premium to an 11-day volume-weighted average price of BeiGene’s ADS. BeiGene is eligible to receive up to $980 million in development, regulatory and sales milestone payments and royalties on future sales of BGB-A317.

The transactions have been approved by the boards of directors of Celgene and BeiGene. Both companies expect to complete the transaction during the third quarter of 2017, subject to the expiration or termination of applicable waiting periods under all applicable antitrust laws and satisfaction of other usual and customary closing conditions.

BGB-A317 is not approved in any country for any indication.

About BGB-A317

BGB-A317 is an investigational humanized monoclonal antibody that belongs to a class of immuno-oncology agents known as immune checkpoint inhibitors. It is designed to bind to PD- 1, a cell surface receptor that plays an important role in downregulating the immune system by preventing the activation of T-cells. BGB-A317 has high affinity and specificity for PD-1. It is believed to be differentiated from the currently approved PD-1 antibodies, as the engineering of its Fc region is believed to minimize potentially negative interactions with other immune cells. BGB-A317 is being developed as a monotherapy and in combination with other therapies for the treatment of various cancers.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation. For more information, please visit www.celgene.com. Follow Celgene on social media: @Celgene, Pinterest, LinkedIn, Facebook and YouTube.

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 400 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for the treatment of cancer. BeiGene is working to create combination solutions aimed at having both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," "outlook" and similar expressions. Forward-looking statements are based on management's current plans, estimates, assumptions and projections, and speak only as of the date they are made. Celgene and BeiGene undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward- looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in Celgene's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission, with respect to Celgene’s forward-looking statements, and BeiGene’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission, with respect to BeiGene’s forward-looking statements.

View source version on businesswire.com:
http://www.businesswire.com/news/home/20170705006141/en/

Source: Celgene Corporation and BeiGene, Ltd.

FOR CELGENE

Investors:

+1-908-673-9628

ir@celgene.com or

Media:

+1-908-673-2275

media@celgene.com or

FOR BEIGENE

Lucy Li, Ph.D., +1 781-801-1800

ir@beigene.com
media@beigene.com

SCHEDULE 1.12

BEIGENE PATENTS

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

SCHEDULE 1.13

BEIGENE TERRITORY

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

SCHEDULE 1.57(a)

LICENSED COMPOUND – BGB A317

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

Schedule 9.2.1

Celgene Controlled Patents

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.

SCHEDULE 11.2.13

EXISTING PRODUCT AGREEMENTS

[...***...]

* Confidential Information, indicated by [...***...], has been omitted from this filing and filed separately with the U.S. Securities and Exchange Commission.